UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
(Rule 14a-101)
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12
WEX Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2025

Notice of annual meeting and proxy statement

wex™

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.
Page references are supplied to help you find further information in this Proxy Statement.
This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of WEX Inc. ("WEX", "our(s)", "we", or "the Company") for use at the Annual Meeting of Stockholders, to be held virtually at https://web.lumiconnect.com/289188153, password wex2025, on May 15, 2025, at 8:00 a.m. EDT (the "Annual Meeting"), and any postponement or adjournment thereof. We will begin mailing this Proxy Statement, our Annual Report to stockholders, which includes the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 20, 2025 (the "Annual Report on Form 10-K"), and our proxy card to our stockholders on or about April 17, 2025. Additionally, our stockholders can access our proxy materials on the Internet (https://ir.wexinc.com/financials/annual-reports-proxy-esg/default.aspx). The Company’s principal executive offices are located at 1 Hancock Street, Portland, Maine 04101.

Proposal 1
Election of Directors The Board recommends a vote FOR each director nominee. See page 12.

Our Board of Directors
We are asking stockholders to elect each of our director nominees to serve as directors for a one-year term on the Board of Directors (the “Board”), expiring at the 2026 Annual Meeting of Stockholders, and until their respective successors are elected and qualified.

2025 Proxy Statement	3

PROXY STATEMENT SUMMARY
The following table provides summary information about each director nominee, including their current committee assignments:

Name and Primary Occupation	Age	Director Since	Current Committee Membership(1)
			AC	LDCC	CGC	FC	TC
Nancy Altobello	67	2021		M	C
Former Global Vice Chair, Ernst & Young
Daniel Callahan	68	2019		M			C
Former Global Head of Operations and Technology, Citigroup
Aimee Cardwell	57	2023	M				M
Former Executive Vice President, and Chief Information Security Officer, UnitedHealth Group
Shikhar Ghosh	67	2005			M		M
Professor of Management Practice, Harvard Business School
James Groch	63	2020	M			C
Former Chief Financial Officer, Global Group President, and Chief Investment Officer, CBRE Group, Inc.
James Neary	60	2016		M		M
Managing Director, Co-head of US Private Equity, and a member of the Executive Management Group of Warburg Pincus
Derrick Roman	61	2021	C			M
Former Partner, PricewaterhouseCoopers
Melissa Smith	56	2014
Chair, Chief Executive Officer, and President, WEX Inc.
Stephen Smith	54	2019		C		M
President and Chief Executive Officer, L.L.Bean
Susan Sobbott	60	2018	M		M
Former President of Global Commercial Services, American Express Company
Jack VanWoerkom	71	2005		M	M
Vice Chairman and Lead Director, Former Executive Vice President, General Counsel, and Corporate Secretary, The Home Depot, Inc.

AC – Audit Committee	FC – Finance Committee	M – Member	- Independent
LDCC – Leadership Development and Compensation Committee	TC – Technology and Cybersecurity Committee
CGC – Corporate Governance Committee	C – Chair
(1)If director nominees are elected by stockholders, the composition of the Board's committees following the Annual Meeting will be unchanged.

4	WEX Inc.

PROXY STATEMENT SUMMARY
Board Snapshot

Independence	Tenure	Age	Diversity
Independent	0-6 years	50-60 years	Female

Not Independent	6-10 years	61-70 years	Ethnically Diverse

	>10 years	>70 years

Skills and Experiences

Nancy Altobello
Daniel Callahan
Aimee Cardwell
Shikhar Ghosh
James Groch
James Neary
Derrick Roman
Melissa Smith
Stephen Smith
Susan Sobbott
Jack VanWoerkom

Finance, Accounting, or Reporting	Risk Management	Industry
Legal and Regulatory	Global or International Business	Sustainability (and HCM)
Business Development and M&A	Technology	Cybersecurity

2025 Proxy Statement	5

PROXY STATEMENT SUMMARY

Proposal 2
Advisory (Non-Binding) Vote on the Compensation of Our Named Executive Officers The Board recommends a vote FOR this proposal. See page 41.

Our Approach to Compensation
We are asking stockholders to approve, on an advisory basis, the compensation paid to our Named Executive Officers for 2024, as disclosed in this Proxy Statement.
Our compensation programs are designed and administered to balance the achievement of near-term operational results and long-term growth goals with the ultimate objective of increasing long-term stockholder value. The principal elements of an executive’s total compensation consist of base salary, an annual bonus (which we call our short term incentive program, or, STIP), which may be payable in cash or stock, as determined by the Leadership Development and Compensation Committee from time to time, and long-term incentives.
The majority of CEO compensation is variable (“at risk”). For 2024, 92% of target total direct compensation was variable for our CEO in her core compensation program. Additionally, beginning with 2024, 100% of her long-term incentive mix was performance contingent compared to 85% in 2023, as the Leadership Development and Compensation Committee approved the replacement of stock options and Restricted Stock Units ("RSUs") with Market Share Units ("MSUs"). This directly ties pay to Company performance outcomes, including financial results, strategic initiatives, and stock price performance, which the Leadership Development and Compensation Committee believes directly aligns with the interests of our stockholders.
2024 CEO Target Total Compensation Mix

Salary
8%
Annual
Incentive
11%
(92%)
Variable
Compensation
PRSUs
48%
MSUs
33%

2024 CEO Long-Term Incentive Mix
The majority of the compensation for the remaining Named Executive Officers is also variable and tied directly to Company performance outcomes, as described below.

6	WEX Inc.

PROXY STATEMENT SUMMARY

Proposal 3
Approval of the WEX Inc. Amended and Restated 2019 Equity and Incentive Plan to Increase the Number of Shares Issuable Thereunder The Board recommends a vote FOR this proposal. See page 72.

We are asking stockholders to approve an amendment to the WEX Inc. Amended and Restated 2019 Equity and Incentive Plan (as proposed to be amended, the "A&R 2019 Plan") to increase the number of shares issuable thereunder. On April 6, 2025, upon the recommendation of the Leadership Development and Compensation Committee, and subject to stockholder approval, our Board adopted the A&R 2019 Plan in order to increase the number of shares issuable thereunder. The last increase to our compensation-related share reserve was approved at our 2021 Annual Meeting of Stockholders. At that time, the new share reserve was described as “intended to meet our anticipated equity compensation needs for the next four to five years.” Consistent with our expectation, it has been four years since our share reserve has been increased.
We believe that our stock-based compensation programs have been integral to our success in the past and will be important to our ability to succeed in the future. We view our stock-based compensation programs as central to our ability to attract, retain and motivate key employees. If the A&R 2019 Plan is not approved, our ability to make long-term equity incentive awards will be impaired. Therefore, we consider approval of the A&R 2019 Plan vital to our future success.

Proposal 4
Approval of an Amendment to the Company's Amended and Restated Certificate of Incorporation to Provide for Officer Exculpation as Permitted by Delaware Law
The Board recommends a vote FOR this proposal. See page 84.

We are asking our stockholders to adopt and approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to provide for exculpation of the Company’s officers as permitted by Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”).
Article VI of our Amended and Restated Certificate of Incorporation currently eliminates the monetary liability of directors in certain circumstances pursuant to and consistent with the DGCL. The State of Delaware amended Section 102(b)(7) of the DGCL in 2022 to allow Delaware corporations to extend similar protections to officers. Specifically, the amendments to the DGCL allow Delaware corporations to exculpate their officers for personal liability for breaches of the duty of care in certain circumstances. For both directors and officers, the liability limitation does not apply to breaches of the duty of loyalty, acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, or any transaction in which the director or officer derived an improper personal benefit. In addition, for officers, amended Section 102(b)(7) only permits exculpation for direct claims brought by stockholders, as opposed to claims brought by or on behalf of the Company (e.g., derivative claims). Among other things, we believe that limiting concern regarding officers’ potential liability empowers them to execute on their duties to the Company without concern for distracting potential, or actual, litigation. We also believe it is important to provide this protection to officers to attract and retain executive talent.

2025 Proxy Statement	7

PROXY STATEMENT SUMMARY

Proposal 5
Ratification of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm For Fiscal Year 2025 The Board recommends a vote FOR this proposal. See page 86.

The Audit Committee of the Board has selected Deloitte & Touche LLP (D&T) as the Company’s independent registered public accountant for the 2025 fiscal year. D&T has served as the Company’s independent registered public accountant since 2003. We are asking our stockholders to ratify this selection.

8	WEX Inc.

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

Date and Time Thursday, May 15, 2025 8:00 a.m. Eastern Time	Virtual Audio Web Conference https://web.lumiconnect.com/289188153	Who Can Vote Stockholders who owned shares of our common stock at the close of business on April 3, 2025 are entitled to vote

Agenda	Board Recommendation	For Further Details
To elect eleven directors for a term of one year	FOR each director nominee	Page 12
To approve on an advisory (non-binding) basis the compensation of our Named Executive Officers	FOR	Page 41
To approve the WEX Inc. Amended and Restated 2019 Equity and Incentive Plan to increase the number of shares issuable thereunder	FOR	Page 72
To approve an Amendment to the Company's Amended and Restated Certificate of Incorporation to provide for officer exculpation as permitted by Delaware Law	FOR	Page 84
To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025	FOR	Page 86
Stockholders will also consider and transact any other business properly coming before the Annual Meeting.
Our Annual Meeting of Stockholders will be conducted exclusively via the Internet as a virtual web conference to enable greater stockholder attendance and participation from any location around the world. There will not be a physical meeting location, and stockholders will not be able to attend the Annual Meeting in person. This means that stockholders can attend the Annual Meeting online, vote their shares electronically during the online meeting and submit questions during the online meeting by visiting https://web.lumiconnect.com/289188153. The password for the meeting is wex2025. If you have any questions, please contact D.F. King & Co., Inc., our proxy solicitor assisting us in connection with the Annual Meeting. Stockholders may call them toll free at (800) 870-0653. Banks and brokers may call them at (212) 269-5550.
We will begin mailing to our stockholders our Annual Report for the fiscal year ended December 31, 2024, and our proxy materials on or about April 17, 2025.
Stockholders who owned shares of our common stock at the close of business on April 3, 2025 are entitled to attend the Annual Meeting online and vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting. Stockholders that owned stock in “street name” as of such date must demonstrate proof of beneficial ownership to virtually attend the Annual Meeting and must obtain a legal proxy from their bank, broker or other nominee to vote electronically during the Annual Meeting. A list of our registered stockholders as of the close of business on the record date will be available for ten days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m. Eastern Time, at the Office of the General Counsel, WEX Inc., 1 Hancock Street, Portland, Maine 04101. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting. Further information about how to register to attend the Annual Meeting, attend the Annual Meeting online, vote your shares electronically during the meeting, and submit questions online during the meeting is included in the accompanying proxy statement.
By Order of the Board of Directors,
Sara T.W. Trickett
Chief Legal Officer and Corporate Secretary

2025 Proxy Statement	9

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 15, 2025:
The proxy statement and 2024 Annual Report, which includes the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, are available for viewing, printing, and downloading, free of charge, at https://ir.wexinc.com/financials/annual-reports-proxy-esg/.
How to Vote: If you are a stockholder of record, to vote prior to the Annual Meeting you may use the following voting methods:

Internet Go to www.voteproxy.com. You will need the control number included on your proxy card. Your vote must be received by 11:59 p.m. ET on May 14, 2025 to be counted.	Mail Complete, sign, and date your enclosed proxy card and return it by mail in the enclosed prepaid and addressed envelope prior to the Annual Meeting.
Telephone
Dial 1-800-776-9437 in the United States or 1-201-299-4446 from foreign countries and follow the recorded instructions. You will need the control number on your proxy card. Your vote must be received by 11:59 p.m. ET on May 14, 2025 to be counted.

If you are a stockholder of record, you may also vote your shares electronically during the virtual Annual Meeting by visiting https://web.lumiconnect.com/289188153. The password for the Annual Meeting is wex2025.
If you hold your stock in “street name,” that is, stock held for your account by a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee in order to vote prior to or during the Annual Meeting. If you hold your stock in “street name,” you must obtain a legal proxy from your bank, broker, or other nominee in order to vote during the Annual Meeting.

10	WEX Inc.

TABLE OF CONTENTS

Proxy Statement Summary	3
This proxy statement contains forward-looking statements including, but not limited to, statements about management's plans, goals, expectations and objectives. Any statements in this proxy statement that are not statements of historical facts are forward-looking statements. When used in this proxy statement, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” "intend," “may,” “plan,” “project,” “will,” “positions,” “confidence,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. Forward-looking statements relate to our future plans, objectives, expectations, and intentions and are not historical facts and accordingly involve known and unknown risks and uncertainties and other factors that may cause actual results or performance to be materially different from future results or performance expressed or implied by these forward-looking statements, including, but not limited to, the risks and uncertainties identified in Item 1A of our Annual Report for the year ended December 31, 2024, filed on Form 10-K with the Securities and Exchange Commission ("SEC") on February 20, 2025 and subsequent filings with the SEC. The proxy statement speaks only as to the date of mailing, and undue reliance should not be placed on these statements. We disclaim any obligation to update any forward-looking statements as a result of new information, future events, or otherwise.

Notice of 2025 Annual Meeting of Stockholders	9

Governance	12

Proposal 1: Election of Directors	12
Election of Directors	13
Board Structure	26
The Board's Role and Responsibilities	30
Board Practices, Policies, and Processes	32
Director Compensation	36

Executive Officers	39

Executive Compensation	41

Proposal 2: Advisory (Non-Binding) Vote on the Compensation of Our Named Executive Officers	41
Compensation Discussion & Analysis	42
Compensation Committee Report	59
Executive Compensation Tables	60
Pay Ratio Disclosure	69
Pay Versus Performance	70

Other Matters for Shareholders' Consideration	72
Proposal 3: Approval of the WEX Inc. Amended and Restated 2019 Equity and Incentive Plan to Increase the Number of Shares Issuable Thereunder	72
Proposal 4: Approval of an Amendment to our Amended and Restated Certificate of Incorporation to Provide for Officer Exculpation as Permitted by Delaware Law	84

Audit Matters	86

Proposal 5: Ratification of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm for Fiscal Year 2025	86
Auditor Selection and Fees	87
Audit Committee Report	88

Information About Stock Ownership	89

Principal Stockholders	89
Securities Authorized for Issuance under Equity Compensation Plans	92

General Information About the Annual Meeting and Voting Your Shares	93

Information about Voting Procedures	95
Other Business	99

Appendix A	100

Appendix B	103

2025 Proxy Statement	11

GOVERNANCE

Proposal 1
Election of Directors

Our business is managed under the direction of our Board. The Board has responsibility for establishing broad corporate policies and overseeing our overall Company performance. We completed the declassification of our Board at the 2024 Annual Meeting of Stockholders.
The following individuals are our director nominees for election to serve a one-year term, until our 2026 Annual Meeting of Stockholders and until their respective successors are elected and qualified:

Melissa Smith	Nancy Altobello	Daniel Callahan	Aimee Cardwell

Shikhar Ghosh	James Groch	James Neary	Derrick Roman

Stephen Smith	Susan Sobbott	Jack VanWoerkom
As part of the Board's continual effort to maintain a breadth of skills, qualifications, backgrounds, and experience on the Board, after considering the recommendation of the Corporate Governance Committee, the Board determined to nominate each of the foregoing directors for re-election. All of our director nominees have consented to be named in the proxy statement and to serve if elected.
Vote Required
The election of directors requires the number of votes cast “for” such nominee’s election to exceed the votes cast “against” such nominee’s election.

The Board recommends a vote FOR these nominees.

12	WEX Inc.

GOVERNANCE
Election of Directors
Selection of Director Nominees
The Corporate Governance Committee of the Board is responsible for identifying individuals qualified to be Board members, consistent with criteria approved by the Board, and recommending to the Board the persons to be nominated for election as directors at an annual meeting of stockholders in accordance with the Corporate Governance Guidelines, the policies and principles in the Corporate Governance Committee Charter and the applicable criteria adopted by the Board. The Board regularly evaluates both itself and its committees for the proper mix and breadth of skills, qualifications, backgrounds, and experiences to maintain a high-functioning and adept Board. Due to our Board's active succession planning, since 2018, six directors have departed the Board and seven directors, with a strong mix of skills, qualifications, backgrounds, and experiences, have joined the Board, demonstrating the Board’s focus on refreshment and the evolution of our business and the general business environment. In light of the Company’s current business and strategic priorities, the Corporate Governance Committee values and seeks individuals with the following types of experience:

FINANCE, ACCOUNTING, OR REPORTING EXPERIENCE — Individuals with an understanding of finance and financial reporting processes enhance our oversight and strategic decision-making through proficiency in financial statements, strategic financing transactions, capital allocation and financial metrics important to our performance. We place a high importance on accurate and transparent financial reporting and robust financial controls and compliance. We also seek to have a number of directors who qualify as audit committee financial experts.

LEGAL OR REGULATORY EXPERIENCE — Individuals with legal or regulatory experience provide significant insights into addressing legal and public policy issues, particularly in areas related to our Company’s business and operations, which bolsters our ability to navigate the complexities of today's regulatory environment and maintain compliance with a variety of regulatory requirements across a number of countries.

BUSINESS DEVELOPMENT AND M&A EXPERIENCE — Individuals with a background in business development and in M&A provide insight into developing and implementing strategies for growing our business and enhance our ability to analyze the “fit” and benefits of a proposed transaction with our strategy, oversee the valuation and execution of transactions, and assess management’s plans for integration with existing operations.

RISK MANAGEMENT — Individuals with experience overseeing the management of operational and financial risks, including those presented by new, strategic opportunities, provide valuable stewardship, enhance our ability to navigate uncertainties and make informed, strategic decisions, and strengthen our governance.

GLOBAL OR INTERNATIONAL BUSINESS EXPERIENCE — Because our Company is a global organization, individuals with broad international exposure provide useful business and cultural perspectives. Directors who have had relevant experience with multinational companies or in international markets add significant perspective to the oversight of our business.

TECHNOLOGY EXPERIENCE — As a technology company and leading innovator, individuals with backgrounds in technology are vital to our success, which depends on developing, investing in and protecting new technologies and ideas, including AI. Directors who can provide insight into emerging trends and advancements help guide the Company in advancing our strategy, governance, and competitive edge.

INDUSTRY EXPERIENCE — Individuals with experience in the financial technology industry generally and mobility, corporate payments and benefits industries specifically provide valuable insights for our business.

SUSTAINABILITY (AND HCM) EXPERIENCE — Individuals with broad sustainability and Human Capital Management ("HCM") experience enhance our oversight and perspective in these areas as we continue to advance them in order to help us achieve our business goals.

CYBERSECURITY EXPERIENCE — Individuals with cybersecurity experience from both a technical and governance perspective help ensure that our Board and Company provide appropriate oversight over the Company's cybersecurity program.

2025 Proxy Statement	13

GOVERNANCE
Director Nominees and Background Information

Nancy Altobello
Former Global Vice Chair, Ernst & Young
Age: 67
Director Since: 2021
Independent: Yes
Board Committees:
•Corporate Governance Committee (Chair)
•Leadership Development and Compensation Committee
Additional Public Company Boards:
•MarketAxess Holdings Inc.
•Amphenol Corporation

Ms. Altobello was most recently the Global Vice Chair, Talent of Ernst & Young (“EY”), where she was responsible for the firm’s global talent and people strategy from July 2014 through her retirement in June 2018. Prior to that, she held a number of senior positions at EY, including the Americas Vice Chair, Talent, the Managing Partner, Northeast Region Audit and Advisory Practices, and the Managing Partner, North American Audit Practice. During this time, Ms. Altobello also served as an audit partner for a number of leading global organizations. Ms. Altobello is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. Ms. Altobello currently serves as a board member of MarketAxess Holdings Inc., an international financial technology company, chairs their Compensation and Talent Committee and sits on their Nominating and Governance Committee. Ms. Altobello also serves as a board member of Amphenol Corporation, a major producer of electronic and fiber optic connectors, cable, and interconnect systems such as coaxial cables, and is the chair of their Audit Committee and sits on their Compensation Committee. She previously served on the boards of CA Technologies before it was acquired by Broadcom in 2018, MTS Systems before it was acquired by Amphenol in April 2021, and Cornerstone on Demand before it was acquired by Clearlake Capital Group in 2021.
Key Experience
Global or International Business Served as Ernst & Young's Global Vice Chair, Talent from 2014-2018 in addition to numerous other senior positions at EY.
Business Development & M&A Has served on multiple public company boards overseeing large M&A transactions.
Finance Accounting or Reporting More than 20 years of experience and serving as an audit partner for a number of leading global organizations and as a Certified Public Accountant.
Risk Management Possesses deep risk management expertise through her multiple decades as an audit partner at EY and experience serving on public company audit committees.
Sustainability (and HCM) In addition to serving on multiple boards across multiple sectors of business, served as the Global Vice Chair, Talent for Ernst & Young from 2014-2018.
Legal or Regulatory Experience Has deep expertise of regulatory requirements given her experience as an Audit Managing Partner, Vice Chair of Talent, and board membership at EY.

14	WEX Inc.

GOVERNANCE

Daniel Callahan
Former Global Head of Operations and Technology, Citigroup
Age: 68
Director Since: 2019
Independent: Yes
Board Committees:
•Technology and Cybersecurity Committee (Chair)
•Leadership Development and Compensation Committee
Additional Public Company Boards:
•Scotiabank

Mr. Callahan was an officer of Citigroup, an American multinational investment bank and financial services corporation, prior to his retirement in December 2018. At Citigroup, Mr. Callahan served from October 2007 to December 2018 as the Global Head of Operations and Technology. Prior to joining Citigroup, Mr. Callahan held various leadership positions with Credit Suisse, Morgan Stanley, and IBM. In addition, Mr. Callahan has served as the Non-Executive Chair of Time, a news publication, since January 2021, and served as the Executive Chairman of Time from March 2019 to December 2020, and Executive Partner at Bridge Growth Partners, a technology investment firm, since July 2019. Mr. Callahan also currently serves as a director of Scotiabank, a leading bank in the Americas listed on the New York Stock Exchange, and sits on their Corporate Governance and Risk Committees, and the Columbia University's Teachers College charity board as well as on the boards of several private companies.
Key Experience
Industry Experience Brings broad industry expertise through his more than 40 years of experience in multiple multinational corporations serving the financial services sector.
Global or International Business Provides global executive leadership experience through his time spent serving as the Global Head of Operations and Technology for Citigroup and his various leadership positions at Credit Suisse, Morgan Stanley, and IBM.
Technology In addition to his extensive experience as Citigroup's Global Head of Operations and Technology, Mr. Callahan brings further technology experience through his work with Bridge Growth Partners and his service on various boards, including prior service on Tata Consultancy, an Indian multinational information services and consultancy company.
Business Development & M&A As Global Head of Operations and Technology for Citigroup, was deeply involved with all Citigroup's M&A and business development activities.
Risk Management Provides risk management experience as a result of his former career at Citigroup and his service on Scotiabank's Risk Committee and prior service on Tata Consultancy Services' Risk Management Committee.
Sustainability (and HCM) Experience with sustainability, including a focus on the environment, while serving as the Non-Executive Chair of Time and additional investment experience in sustainability-focused companies.
Cybersecurity While serving as Citigroup's Global Head of Operations and Technology, he was responsible for the company's cybersecurity initiatives.

2025 Proxy Statement	15

GOVERNANCE

Aimee Cardwell
Former Executive Vice President and Chief Information Security Officer at UnitedHealth Group Incorporated
Age: 57
Director Since: 2023
Independent: Yes
Board Committees:
•Audit Committee
•Technology and Cybersecurity Committee

Ms. Cardwell joined the Board in December 2023. Since May 2023, Ms. Cardwell has been consulting as a virtual CISO and CIO for a variety of companies in the healthcare and financial services space. From June 2021 to May 2023, Ms. Cardwell served as the Executive Vice President and Chief Information Security Officer at UnitedHealth Group Incorporated, a multinational managed healthcare and insurance company, where she oversaw the global cybersecurity team. From January 2020 to June 2021, Ms. Cardwell was the Chief Information Officer of Optum Financial, Inc., a wholly-owned subsidiary of UnitedHealth Group Incorporated, helping to transform the organization through multiple acquisitions. From May 2015 to December 2019, she held multiple leadership positions at American Express Company, a multinational financial services company, including Chief Information Officer, Digital Payments, and as a Vice President of Engineering, where she led engineering teams in the areas of consumer product delivery, blockchain, digital wallets, online payments, tokenization, wearables, and conversation bots. Prior to joining American Express, Ms. Cardwell held management positions at various companies, including eBay Inc. and Expedia Group Inc. Ms. Cardwell also served on the Technology Advisory Board of Rent the Runway, Inc. from May 2016 to December 2019.
Key Experience
Industry Experience Brings broad industry expertise through her experience serving in leadership positions at UnitedHealth Group Incorporated, Optum Financial, Inc., American Express Company, and Expedia Group Inc.
Global or International Business Provides deep global business experience through her leadership roles at UnitedHealth Group Incorporated, Optum Financial, American Express Company, eBay Inc., and Expedia Group Inc.
Business Development & M&A Served on a team at UnitedHealth Group Incorporated that supported integration activities to support value creation and the realization of synergies. Also, has extensive experience providing M&A due diligence.
Technology In addition to her extensive experience serving as UnitedHealth Group Incorporated's Chief Information Security Officer, has also held Chief Information Officer positions at both Optum Financial, Inc. and American Express Company.
Risk Management Provides risk management experience through her service on the Executive Risk Counsel at UnitedHealth Group Incorporated, where Ms. Cardwell supported the gathering, quantifying, and reporting of risks across the enterprise.
Cybersecurity Brings deep cybersecurity expertise throughout her experience leading technology organizations, including serving as UnitedHealth Group Incorporated's Chief Information Security Officer.

16	WEX Inc.

GOVERNANCE

Shikhar Ghosh
Professor of Management Practice, Harvard Business School
Age: 67
Director Since: 2005
Independent: Yes
Board Committees:
•Corporate Governance Committee
•Technology and Cybersecurity Committee

Mr. Ghosh is a Professor of Management Practice at the Harvard Business School, where he currently teaches a course on advanced technologies, including Artificial Intelligence, Blockchain, and Synthetic Biology. He has been on the faculty since August 2008 and is Co Chairman of the Rock Center for Entrepreneurship at Harvard University as well as a co-chairman of the Harvard Business School Foundry and leads the AI Observatory. The Harvard Business School Foundry is a multi-year initiative on developing entrepreneurial ventures globally. The AI Observatory is an initiative to map the impact of artificial intelligence on business and society. Mr. Ghosh also currently serves on the boards of Evidence Action, Rescale Inc., and Flipside Crypto, Inc. Evidence Action is a non-profit organization that provides health services to over 200 million children across multiple countries. Rescale is a provider of high performance cloud computing and artificial intelligence systems. Flipside Crypto is a blockchain analytics company. From 2010 to 2020, Mr. Ghosh was on the Board of Decision Resource Group, a data and analytics company serving the healthcare industry. From June 2006 until December 2007, Mr. Ghosh was the Chief Executive Officer of Risk Syndication for the Kessler Group, where he enabled bank clients and their endorsing partners to market credit cards. From June 1999 to June 2004, Mr. Ghosh was Chairman and Chief Executive Officer of Verilytics Technologies, LLC, an analytical software company focused on the financial services industry. In 1993, Mr. Ghosh founded Open Market, Inc., an Internet commerce and information publishing software firm. From 1988 to 1993, Mr. Ghosh was the Chief Executive Officer of Appex Corp., a technology company that was sold to Electronic Data Systems Corporation in 1990. From 1980 until 1988, Mr. Ghosh served in various positions with The Boston Consulting Group, and was elected as a worldwide partner and a director of the firm in 1988.
Key Experience
Business Development and M&A Serves as Class of 1961 professor of Management Practice at the Harvard Business School, in addition to the co-chairman of the Rock Center for Entrepreneurship at Harvard University.
Global or International Business Extensive experience in multiple international businesses, including companies developing advanced AI applications and systems for health care, payments and SAAS businesses. He also has experience scaling international business including internet payment systems and large scale healthcare operations through, Evidence Action, a nonprofit organization serving over 200 million children across multiple countries.
Industry Experience Brings experience in the digital payment industry since 1996 and in the health care information business for over a decade.
Technology In addition to over 30 years experience in operating and Board roles in technology companies, Mr. Ghosh currently teaches and serves as an advisor to companies on the use of Artificial Intelligence, specifically in relation to their strategy and operations. He teaches several courses to MBA students, Executives, and Boards of Directors on the use of advanced technology for strategy, operations, and cybersecurity at Harvard Business School, where he has been on the faculty since 2008.
Cybersecurity Teaches classes at Harvard Business School regarding cybersecurity and has authored case studies related to cybersecurity threats. Furthermore, is on the board of directors for Rescale, a company that provides cloud infrastructure for high performance computing, including security intensive applications.

2025 Proxy Statement	17

GOVERNANCE

James Groch
Former Chief Financial Officer, Global Group President, and Chief Investment Officer, CBRE Group, Inc.
Age: 63
Director Since: 2020
Independent: Yes
Board Committees:
•Finance Committee (Chair)
•Audit Committee

Mr. Groch served as a C-Suite Executive at CBRE Group, Inc., a Fortune 150 multinational commercial real estate services and investment management firm with over 100,000 employees and $100 billion of assets under investment management, from 2009 to June 2020. In his roles as the Company’s Global Group President and Chief Investment Officer (from May 2019 to June 2020), Chief Financial Officer and Chief Investment Officer (from March 2014 to May 2019), and EVP Strategy and Corporate Finance & Chief Investment Officer (from January 2009 to March 2014), he was responsible for overseeing or directly executing the Company’s extensive balance sheet, M&A (over 90 acquisitions) and strategy activities, as well as investments via its Trammell Crow Company subsidiary. In addition to his Finance and Corporate Development activities, Mr. Groch has been active in technology, leading the development of two significant software platforms still core to CBRE today, and acquiring SaaS companies. Since leaving CBRE in 2020, Mr. Groch has advised CEOs of public and private companies (via requests or CEO introductions from their board members) and co-founded Ethos Development, LLC. Prior to CBRE, from 1991 to 2009, Mr. Groch held numerous senior executive roles at Trammell Crow Company, a NYSE company from 1997, which was sold to CBRE in 2006. These roles included President of Funds and Investment Management, Head of Corporate Development, President of Development and Investments - Eastern U.S., and Managing Director of Trammell Crow Northeast. In 1988, Mr. Groch became a partner at Trammell Crow Company, three years after he joined the company.
Key Experience
Risk Management Deep financial risk management experience through his time spent serving as CBRE Group, Inc.'s Chief Financial Officer, Chief Investment Officer, and other leadership roles.
Finance, Accounting, or Reporting Expertise in finance, accounting, and reporting through his roles as Chief Financial Officer and Chief Investment Officer at CBRE Group, Inc.
Business Development & M&A Responsible for overseeing or directly executing CBRE Group, Inc.'s extensive balance sheet, M&A (over 90 acquisitions) and strategy activities, as well as investments via its Trammell Crow Company subsidiary.
Technology Led the development of two significant software platforms, still core to CBRE Group, Inc. today, and the acquisition of two SaaS companies.
Global or International Business Served in various leadership positions at CBRE Group, Inc., which is a Fortune 150 multinational firm.

18	WEX Inc.

GOVERNANCE

James Neary
Managing Director, Co-head of US Private Equity, and a member of the Executive Management Group of Warburg Pincus
Age: 60
Director Since: 2016
Independent: Yes
Board Committees:
•Finance Committee
•Leadership Development and Compensation Committee
Additional Public Company Boards
•Sotera Health

Mr. Neary is a managing director of Warburg Pincus, a private equity firm, which he joined in 2000. Mr. Neary is currently a Managing Director, Co-head of U.S. Private Equity (since December 2020) and a member of the Executive Management Group. From 2013 to December 2020, Mr. Neary was head of the Industrials & Business Services team. From 2010 to June 2013, Mr. Neary led the firm’s late-stage efforts in the technology and business services sectors in the U.S. Prior to that, from 2004 to 2010, he was co-head of the technology, media, and telecommunications investment efforts in the U.S. From 2000 to 2004, Mr. Neary led the firm’s Capital Markets activities. Prior to joining Warburg Pincus, he was a managing director at Chase Securities and prior to that, he was at Credit Suisse First Boston. Mr. Neary is a director of Sotera Health, a provider of sterilization solutions and lab testing and advisory services, and is the chair of their Leadership Development and Compensation Committee. Mr. Neary is also a director of several private companies and a trustee of the Mount Sinai Health System. Mr. Neary has previously served on the boards of Endurance International Group, a web-presence solutions company; Fidelity National Information Services Inc., a bank technology processing company; Coyote Logistics, a truck brokerage business now owned by UPS; and Interactive Data Corporation, a firm providing financial market data and analytics and now owned by Intercontinental Exchange.
Key Experience
Business Development & M&A Brings more than 20 years of business development and M&A experience through his work at Warburg Pincus, a private equity firm.
Technology Led Warburg Pincus' late stage efforts in the technology sector in the US.
Industry Experience Developed broad industry expertise while working at Warburg Pincus. This includes serving as a Board member currently at Sotera Health and previously at Endurance International Group, Fidelity National Information Services Inc., and Coyote Logistics.
Finance, Accounting, or Reporting Through his career at Warburg Pincus and broad board experience, he brings a strong finance and reporting acumen to our Board.
Sustainability (and HCM) Has broad sustainability experience through his review of Warburg Pincus' sustainability investing and service on Warburg Pincus' DE&I council and several philanthropic boards.
Global or International Business Brings deep global experience through his leadership position at Warburg Pincus.

2025 Proxy Statement	19

GOVERNANCE

Derrick Roman
Former Partner, PricewaterhouseCoopers LLP
Age: 61
Director Since: 2021
Independent: Yes
Board Committees:
•Audit Committee (Chair)
•Finance Committee
Additional Public Company Boards
•CommScope Holding Company, Inc.

Mr. Roman served as an audit, consulting, and senior client relationship partner for the international accounting and consulting firm PricewaterhouseCoopers LLP (“PwC”) from 1997 until his retirement in September 2020. As an external audit partner/practitioner, Mr. Roman led independent financial statement audits of publicly traded and privately held enterprises. He has extensive experience in financial accounting, SEC reporting, internal controls, mergers and acquisitions, debt and equity offerings, initial public and secondary offerings, asset-backed financings, and the implementation of accounting and auditing standards. As an advisory partner, Mr. Roman focused on evaluating and improving internal controls, enterprise risk management, internal auditing, and compliance programs for a diverse group of publicly traded companies. Mr. Roman led his PwC teams and clients through digital transformation, automation, and shared delivery center initiatives. He also held several significant governance, line of business, diversity and inclusion, and corporate responsibility leadership roles at PwC, including serving on its CEO Nominating Committee and its Foundation board. Mr. Roman is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants, the Institute of Internal Auditors, and the National Association of Black Accountants, Inc., where he is a member of its Corporate Advisory Board. Mr. Roman currently serves on the board of directors of CommScope Holding Company, Inc., a global provider of infrastructure solutions for communication and entertainment networks, and sits on their Audit Committee, and serves as a Public Governor at FINRA, a private American corporation that acts as a self-regulatory organization (SRO) that regulates member brokerage firms and exchange markets.
Key Experience
Business Development and M&A More than 20 years of experience as an audit, consulting, and senior client relationship partner for PwC.
Finance, Accounting, or Reporting Certified Public Accountant and a current member of the American Institute of CPAs, the Institute of Internal Auditors, the Central Audit Committee Network, and the National Association of Black Accountants, in addition to more than 20 years of experience at PwC.
Risk Management More than 20 years of experience with a focus on evaluating and improving internal controls, enterprise risk management, internal auditing, and compliance programs for a diverse group of publicly traded companies at PwC.
Technology Led PwC teams and clients through digital transformation, automation, and shared delivery center initiatives.
Sustainability (and HCM) Numerous significant governance, line of business, diversity and inclusion, and corporate responsibility leadership roles at PwC, including serving on its CEO Nominating Committee and its Foundation board. Furthermore, earned the Diligent Climate Leadership Certificate and was included on Savoy Magazine's 2021 and 2024 Most Influential Corporate Directors list.
Cybersecurity Led and participated in numerous cybersecurity projects and initiatives during his time at PwC. Participates in continuing education related to the Board's role in cybersecurity oversight, including the NACD CERT Certificate in Cyber-Risk Management.

20	WEX Inc.

GOVERNANCE

Melissa Smith Chair, Chief Executive Officer, and President, WEX Inc. Age: 56 Director Since: 2014 Independent: No Additional Public Company Boards: •Equifax Inc.

Ms. Smith has served as the Chair of the Board since September 2019. Ms. Smith assumed the role of Chief Executive Officer of WEX and joined the Board in January 2014. She has served as the Company’s President since May 2013. Previously, Ms. Smith served at the Company as President, The Americas, from April 2011 to April 2013 and as the Company’s Chief Financial Officer and Executive Vice President, Finance and Operations from November 2007 to April 2011. From September 2001 through November 2007, Ms. Smith served as the Company's Senior Vice President, Finance and Chief Financial Officer. From May 1997 to August 2001, Ms. Smith held various positions of increasing responsibility with the Company. Ms. Smith began her career at Ernst & Young. Ms. Smith has also served on the board of directors of Equifax Inc., a global data, analytics, and technology company, since November 2020 and currently sits on their Compensation and Governance Committees.
Key Experience
Business Development & M&A Has several decades of leadership experience at WEX, helping guide the business's strategy and acquisitions.
Finance, Accounting, or Reporting Served as WEX’s Chief Financial Officer for approximately 10 years.
Industry Experience In addition to more than 20 years of experience in various positions, Ms. Smith also serves on the board of directors of Equifax Inc.
Technology Has several decades of experience as part of the leadership team of WEX, which is a global fintech business, and also currently serves on the board of directors of Equifax Inc., a global data, analytics, and technology company.
Global or International Business CEO of WEX and board member of Equifax Inc.
Legal or Regulatory Experience Has deep expertise of relevant regulatory requirements pertaining to WEX given her decades of leadership experience at the company.

2025 Proxy Statement	21

GOVERNANCE

Stephen Smith
President, Chief Executive Officer, and Board Member, L.L.Bean
Age: 54
Director Since: 2019
Independent: Yes
Board Committees:
•Leadership Development and Compensation Committee (Chair)
•Finance Committee

Mr. Smith is the President and Chief Executive Officer of L.L.Bean, a privately held omnichannel consumer lifestyle brand and retail company, a role he has held since January 2016. Mr. Smith serves on the board of directors of L.L.Bean and is on the board of directors for RILA (Retail Industry Leaders Association), an industry organization that represents all major national retailers in Washington, DC. Mr. Smith served on the board of directors of Appalachian Mountain Club, a not-for-profit environmental conservation and recreation organization, from 2016 to 2022. Mr. Smith also serves on the Board of Trustees for Dickinson College, a private liberal arts college, in Carlisle, PA. From July 2011 to November 2015, Mr. Smith held various international positions at subsidiaries of Walmart, a multinational retail corporation, including senior executive roles in marketing, merchandising, and e-commerce, in China and the UK. Prior to joining Walmart, from 2003 to 2011 Mr. Smith held various leadership positions in the United States and Belgium at subsidiaries of Delhaize Group (now Ahold Delhaize), a Belgium-based international food retailer.
Key Experience
Business Development & M&A Serves as the CEO and President of L.L.Bean, an international brand and retailer, where he is responsible for business operations and development through the latest challenges faced by all contemporary business leaders.
Global or International Business In addition to his experience at L.L.Bean, Mr. Smith has held various senior leadership positions at subsidiaries of Walmart, a multinational retail corporation, and subsidiaries of Delhaize Group (now Ahold Delhaize), a Belgium-based international food retailer. He has lived and worked in Belgium, China, and the UK, providing him with eight years of managing and leading foreign offices operating in multiple languages and local cultures.
Sustainability (and HCM) Serves as CEO of L.L.Bean, which is an original and authentic stakeholder philosophy company, where the community, environment, and employees are three of the six stakeholders that the company serves. As such, his daily work is infused with sustainability, diversity, equity, and inclusion. Furthermore, Mr. Smith is co-leading an expansive racial equity and inclusion initiative for the business community of Greater Portland, Maine; and for that work, he received the Champion Award from the Chamber of Commerce in 2022. For governance topics, he has been a participant and a case study subject in several board governance programs at Northwestern's Kellogg School of Management. Also, he has served on the board of directors of Appalachian Mountain Club, a not-for-profit environmental conservation and recreation corporation. At ASDA (Walmart UK), he was the executive sponsor of their diversity efforts from 2012 to 2015.

22	WEX Inc.

GOVERNANCE

Susan Sobbott Former President of Global Commercial Services, American Express Company Age: 60 Director Since: 2018 Independent: Yes Board Committees: •Audit Committee •Corporate Governance Committee

Ms. Sobbott was an officer at the American Express Company ("AMEX"), a globally integrated payments company, prior to her departure in 2018. At AMEX, Ms. Sobbott served from December 2015 to February 2018 as the President of Global Commercial Services, the multibillion-dollar B2B issuing business of the company serving all business customers globally. Prior to that, she was President of Global Corporate Payments for 2014 through 2015, focused on serving global clients' corporate payment needs, where she led a major effort to uplevel the B2B product and service delivery infrastructure. From 2004 to 2014, she was President and General Manager of American Express OPEN, a multibillion-dollar business unit within AMEX serving small businesses. Previously, Ms. Sobbott led product development, loyalty rewards, and partnerships for the Consumer Card business. Ms. Sobbott was a member of the Business Operating Committee which worked to develop strategic direction for the firm and was a founding member of the Enterprise Risk Management Committee. Ms. Sobbott serves on the board of Next Insurance, an AI-based technology provider of tailored business insurance to small businesses, Bambee, a private AI-based HR software and services provider to small and medium size businesses, ideas42, a nonprofit behavioral economic consultancy for social issues, and is a member of the Board of Trustees of the Darden School of Business at the University of Virginia. She is a strategic advisor to a range of fintech and financial services firms. Ms. Sobbott served on the board of The Children’s Place, the largest public children’s apparel retailer in North America, from 2014 to 2019. She also served on the board of Red Ventures, a privately held digital marketing provider for the world’s biggest consumer brands, from 2012 to 2020 and served on the board of Lola.com, a VC backed provider of SME travel and expense management software, from 2020 to 2022. Ms. Sobbott is also an advisor to the Women's Venture Capital Fund, Avid Ventures and Vesey Ventures, female-founded fintech venture funds.
Key Experience
Industry Ms. Sobbott has several decades of experience in the payments industry, both in senior leadership roles and board roles.
Business Development & M&A In addition to more than 20 years of experience leading multibillion-dollar divisions, where potential acquisitions to accelerate growth were evaluated, Ms. Sobbott was also a member of the firm’s Operating Committee and Enterprise Risk Management Committee where corporate strategy included evaluating and integrating acquisitions. As a board member at Red Ventures, she oversaw many significant acquisitions and integrations.
Global or International Business Ms. Sobbott managed a global business operating in 200 countries, serving global enterprise clients as well as domestic leaders across continents. Ms. Sobbott also served on the board of directors for The Children’s Place, the largest publicly traded specialty retailer of children’s apparel in North America, with operations in Canada and international licensing agreements in other countries and a global supply chain, while simultaneously serving on the board of Red Ventures, a privately held digital marketing provider for global brands, and which expanded to both Brazil and Europe with local operations.
Risk Management In addition to her extensive experience on numerous boards for privately held companies, Ms. Sobbott served as a member of the Enterprise Risk Management Committee for American Express, and had specific responsibility for fraud, credit losses, and regulatory compliance across the multi-billion dollar businesses she led.
Sustainability (and HCM) She has been a career-long advocate and sponsor of DEI initiatives, with a specific focus on female executives and entrepreneurs. Ms. Sobbott was the global chair of the Women's Issues network at American Express, Parents at Amex, and was involved in several non-profit organizations working to accelerate the development of women leaders in business. She currently advises several female venture capital firms in the fintech space as well as those focused on diverse leadership teams. She has taught coursework focused on stakeholder engagement and has taken board education courses on sustainability and the Board's role providing oversight.

2025 Proxy Statement	23

GOVERNANCE

Jack VanWoerkom
Vice Chairman and Lead Director, WEX Inc.
Former Executive Vice President, General Counsel, and Corporate Secretary, The Home Depot, Inc.
Age: 71
Director Since: 2005
Independent: Yes
Board Committees:
•Corporate Governance Committee
•Leadership Development and Compensation Committee

Mr. VanWoerkom has served as Vice Chairman and Lead Director of the Board since September 2019. Mr. VanWoerkom served as the General Counsel and Chief Compliance Officer of Porchlight Equity (formerly Highland Consumer Fund), a private equity firm specializing in lower middle market companies, from January 2017 until his retirement in December 2018. Before serving as General Counsel and Chief Compliance Officer, Mr. VanWoerkom served as an Operating Partner at Porchlight Equity from June 2015 until January 2017. From June 2011 until June 2015, Mr. VanWoerkom was retired. From June 2007 until June 2011, Mr. VanWoerkom was employed by The Home Depot, Inc., a home improvement retailer, as Executive Vice President, General Counsel and Corporate Secretary. Mr. VanWoerkom served as Executive Vice President, General Counsel and Secretary of Staples, Inc., an office supply retailer, from March 2004 to June 2007. From March 1999 to March 2004, Mr. VanWoerkom was Senior Vice President, General Counsel and Secretary of Staples, Inc.
Key Experience
Risk Management Served as General Counsel for numerous organizations and as Chief Compliance Officer for Porchlight Equity from 2017-2018, bringing more than 20 years of experience in risk management.
Business Development and M&A Served as an Operating Partner for Porchlight Equity, formerly Highland Consumer Fund, a private equity firm specializing in lower middle market business services and consumer companies to help them achieve their vision for continued success. Also served as General Counsel at large international publicly traded companies.
Legal or Regulatory Has several decades of legal experience, including serving as General Counsel of Staples, Inc., and General Counsel of The Home Depot, Inc.
Global or International Business Extensive experience supporting global publicly traded corporations, including while serving as General Counsel at The Home Depot, Inc. and Staples, Inc.

24	WEX Inc.

GOVERNANCE
Board Refreshment/Succession Planning
Number of Directors and Annual Elections
The size of our Board is fixed by the Board in accordance with our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws (the “By-Laws”). Currently, the Board has fixed the size of the Board at 11 and all directors are elected annually. At the Annual Meeting, all members of the Board are standing for re-election for a new one-year term expiring at the 2026 Annual Meeting of Stockholders and until their respective successors are elected and qualified.
Director Nominations and Recommendations
The Corporate Governance Committee's responsibilities include recommending candidates for nomination to the Board. In identifying potential nominees, the Corporate Governance Committee may: retain a search firm; consider their professional networks; evaluate highly regarded leaders in industry and academia; or, consider suggestions from stockholders or other business organizations, among other ways suitable for identifying potential nominees. See "Governance - Proposal 1 - Election of Directors."
Furthermore, the Corporate Governance Committee will consider candidates nominated or recommended by stockholders as potential director nominees in the same manner as candidates identified by the Corporate Governance Committee. Our stockholders also have the right under our By-Laws to directly nominate director candidates and should follow the procedures outlined in the “Information About Voting Procedures” section of this proxy statement in the answer to the question entitled “How do I submit a stockholder proposal or director nominee for next year’s Annual Meeting or suggest a candidate for nomination as a director to the Corporate Governance Committee?” which summarizes the deadlines and delivery requirements provided under our Bylaws and applicable laws.
Director Qualifications and Board Refreshment
The qualifications for directors are described in our Corporate Governance Guidelines and the guidelines for evaluating director nominees are in the Corporate Governance Committee’s charter, each of which is available on our website. The Corporate Governance Committee believes that a nominee for the position of director must meet the following specific, minimum qualifications:
•Nominees should have a reputation for integrity, honesty, and adherence to high ethical standards;
•Nominees should have an appropriate educational and professional background, demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company, and should be willing and able to contribute positively to the decision-making process of the Company;
•Nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees;
•Nominees should have the interest and ability to understand the interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental entities, creditors, and the general public, and to act in the interests of all stakeholders; and
•Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a director.
Since 2018, we have added seven current directors to the Board, who possess a strong and diverse mix of skills, qualifications, backgrounds, and experiences. Although the Corporate Governance Committee does not have a policy with respect to diversity, it believes that our Board, taken as a whole, should embody a diverse set of skills, qualifications, experiences, and backgrounds, including, among other things, gender, racial and ethnic diversity. Our active Board refreshment process has resulted in a strong mix of skills, diversity, and independence on our Board, which contributes to effective oversight of management and the Company. The Board believes that our nominees embody the principles set forth above.

2025 Proxy Statement	25

GOVERNANCE
Application of Criteria to Existing Directors
The renomination of existing directors is not viewed as automatic, but is based on continuing review and qualification under the criteria listed above. The Corporate Governance Committee uses its best judgment and discretion in applying the criteria to the existing directors keeping in mind the interest of the Company.
In addition, the Corporate Governance Committee considers the existing directors’ performance on the Board and any committee, including consideration of the extent to which the directors undertook continuing director education.
The backgrounds and qualifications of the directors considered as a group provide a significant breadth of experience, knowledge and abilities in order to assist the Board in fulfilling its responsibilities. The rationale for the Company’s determination that each director is well suited or qualified to serve on the Board is specified with his or her respective biographical entry under the “Director Nominations and Recommendations” section of this proxy statement.
Board Tenure and Retirement Policy
The Board does not believe it should establish term limits. Term limits could result in the loss of directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and an institutional memory that benefits the entire membership of the Board as well as management. As an alternative to term limits, generally the Board will not renominate any director for election as a director at the next annual meeting of stockholders after he or she reaches the age of 75 years old. The Board may make an exception to this policy if it believes that renomination is in the best interest of all of the Company's stockholders. In addition, the Corporate Governance Committee reviews each director’s continuation on the Board prior to nomination for re-election. This allows each director the opportunity to confirm his or her desire to continue as a member of the Board and allows the Company to replace directors who are no longer interested or effective.
Board Structure
Board Leadership
Our Board is led by our Chief Executive Officer and Chair, Ms. Smith. As Chair, she leads all meetings of the Board at which she is present, sets meeting schedules and agendas, and manages information flow to the Board to ensure appropriate understanding and discussion regarding matters of interest or concern to the Board. The Chair also has such additional powers and performs such additional duties consistent with organizing and leading the actions of the Board as may be prescribed by the Board.
In addition to our Chair, the Board has appointed Mr. VanWoerkom as our Vice Chairman and Lead Director. Mr. VanWoerkom chairs meetings of the independent directors in executive session and chairs any meetings at which the Chair is not present. In addition, he facilitates communications between other members of the Board and the Chair as needed. The Lead Director is authorized to call meetings of the independent directors and is available to consult with any of the Company’s senior executives regarding any concerns an executive may have. Mr. VanWoerkom aids in the preparation of meeting agendas and is authorized to meet with stockholders as a representative of the independent directors.
Our Board combined the roles of the Chair and Chief Executive Officer because it believes that leadership structure presently offers the following benefits:
•Our Board believes that having Ms. Smith serve as Chair and Chief Executive Officer allows Ms. Smith to use her substantial knowledge gained from both roles to lead the Company most effectively, and to provide strong and consistent leadership, without risking overlap or conflict of roles.
•As Chief Executive Officer, Ms. Smith is immersed with our business and strategy on a daily basis and is thus positioned to focus the Board’s agenda on the key issues facing the Company.
•Our Board further believes that with the appointment of Mr. VanWoerkom as our Vice Chairman and Lead Director, the Board has in place a leadership structure that provides an independent view of governance and business-related matters for both stockholders and other parties.

26	WEX Inc.

GOVERNANCE
While our Board presently believes that the above-described leadership structure is the right approach to our board governance, the Board continuously monitors its composition and the skills of its members in order to maintain a flexible approach to determining leadership roles. The Board recognizes there may be circumstances in the future that would lead it to separate the roles of Chair and Chief Executive Officer. In fact, in the past and as recently as 2019, the Company had separate Chair and Chief Executive Officer roles.
Director Independence
We have considered the independence of each member and nominee of the Board. To assist us in our determination, we reviewed the New York Stock Exchange, or NYSE, independence requirements and our general guidelines for independence, which are part of our Corporate Governance Guidelines.
To be considered independent: (1) a director must be independent as determined under Section 303A.02(b) of the NYSE Listed Company Manual and (2) in the Board’s judgment, the director must not have a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).
The Board has established guidelines to assist it in determining whether a director has a material relationship with the Company. Under these guidelines, a director will not be considered to have a material relationship with the Company if (1) such person is independent as determined under Section 303A.02(b) of the NYSE Listed Company Manual and (2) such person: (i) serves as an executive officer of another company which is indebted to the Company, or to which the Company is indebted, provided that the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of the company he or she serves as an executive officer; (ii) serves as an officer, director or trustee of a tax exempt organization, that receives contributions from the Company, provided that the Company’s discretionary contributions to such organization are less than the greater of $1 million or 2 percent of that organization’s consolidated gross revenues; or (iii) serves as a director of another company with which the Company engages in a business transaction or transactions, provided that the director owns less than 5 percent of the equity interests of such other company and recuses himself or herself from deliberations of the Board with respect to such transactions. In addition, ownership of a significant amount of the Company’s stock, by itself, does not constitute a material relationship. For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists shall be made by the other members of the Board who are independent as defined above.
Based on our guidelines and NYSE corporate governance standards, our Board has determined that the following directors are independent: Nancy Altobello, Daniel Callahan, Aimee Cardwell, Shikhar Ghosh, James Groch, James Neary, Derrick Roman, Susan Sobbott, Stephen Smith, and Jack VanWoerkom. In assessing the independence of Ms. Cardwell, the Board considered that Ms. Cardwell’s spouse is an employee of the Company’s independent auditor, Deloitte & Touche LLP, and is not a current partner at such firm nor does he provide any services to the Company. Ms. Smith is not an independent director under these rules because she is the President and Chief Executive Officer of the Company.
In addition, each of the members of the Corporate Governance Committee, Audit Committee, and Leadership Development and Compensation Committee are independent, as determined by the Board in accordance with its guidelines and the listing standards of the NYSE, as applicable to each committee. We have also determined that the current members of the Audit Committee satisfy the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and that the current members of the Leadership Development and Compensation Committee satisfy the independence requirements contemplated by Rule 10C-1 under the Exchange Act. See "Compensation Discussion & Analysis - Process for Determining Executive Compensation - Leadership Development and Compensation Committee."

2025 Proxy Statement	27

GOVERNANCE
Executive Sessions
Our independent directors, as defined by the rules of the NYSE, meet at least semi-annually in regularly scheduled executive sessions, without members of management present and without Ms. Smith present to discuss, among other matters, the performance of the Chief Executive Officer. The independent directors may also meet in executive session at other times at the request of any independent director. Absent unusual circumstances, these executive sessions are held in conjunction with regular Board meetings. The Lead Director typically presides at these meetings, unless he is otherwise unable to attend, in which case the presiding director is chosen by the remaining independent directors, and such person’s name is disclosed in accordance with NYSE rules. In addition, the committees of the Board typically meet in executive sessions in conjunction with their standard or ad hoc meetings.
Standing Committees of the Board
COMMITTEE COMPOSITION
Our Board has established the following committees. The composition of each committee is set forth below as of the date of the mailing of these proxy materials. The charters for each of the committees can be obtained at:
https://ir.wexinc.com/governance/governance-documents/default.aspx.
AUDIT COMMITTEE

Current Members: Derrick Roman (Chair) Aimee Cardwell James Groch Susan Sobbott No. of Meetings in 2024: 8
Pursuant to its charter, the Audit Committee must be comprised of at least three independent directors appointed by a majority of the Board. The Audit Committee oversees our accounting and financial reporting processes, the audits of our financial statements and internal control over financial reporting and monitors the Company’s enterprise risk management. The Board has determined that all members of the Audit Committee are independent under the applicable rules of the NYSE and the Securities and Exchange Commission, or the SEC. In addition, each member of the Audit Committee is required to have the ability to read and understand fundamental financial statements. Unless determined otherwise by the Board, the Audit Committee shall have at least one member who qualifies as an “audit committee financial expert” as defined by the rules of the SEC. Our Board has determined that Mr. Roman and Mr. Groch qualify as “audit committee financial experts.”

LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE

Current Members: Stephen Smith (Chair) Nancy Altobello Daniel Callahan James Neary Jack VanWoerkom No. of Meetings in 2024: 6
Pursuant to its charter, the Leadership Development and Compensation Committee must be comprised of at least two independent directors appointed by a majority of the Board. The Leadership Development and Compensation Committee focuses its efforts on the Company's most important asset, its human capital. As such, it oversees the administration of our equity incentive plans and certain of our benefit plans, reviews and administers all compensation arrangements for executive officers and our Board and establishes and reviews general policies relating to the compensation and benefits of our officers and employees. The Leadership Development and Compensation Committee also provides direction and perspective to management on strategies with significant human capital implications, including review of key human capital initiatives, policies and practices, such as those related to organizational engagement and effectiveness and employee development programs. All members of the Leadership Development and Compensation Committee are independent under the applicable rules of the NYSE and the SEC. See "Compensation Discussion & Analysis - Process for Determining Executive Compensation - Leadership Development and Compensation Committee."

28	WEX Inc.

GOVERNANCE
CORPORATE GOVERNANCE COMMITTEE

Current Members: Nancy Altobello (Chair) Shikhar Ghosh Susan Sobbott Jack VanWoerkom No. of Meetings in 2024: 5
Pursuant to its charter, the Corporate Governance Committee is comprised of such number of independent directors as our Board shall determine. At present, there are four members, each of whom is independent under the applicable rules of the NYSE. The Corporate Governance Committee’s responsibilities include identifying and recommending to the Board appropriate director nominee candidates, overseeing succession planning for the CEO and other executive officers, approving the Company's policies and procedures for reviewing and approving related person transactions and providing advance approval for such proposed transactions, and providing oversight with respect to corporate governance matters and the Company's Sustainability Program.

FINANCE COMMITTEE

Current Members: James Groch (Chair) James Neary Derrick Roman Stephen Smith No. of Meetings in 2024: 4
Pursuant to its charter, the Finance Committee is comprised of such number of independent directors as our Board shall determine. At present, there are four members, each of whom is independent. The Finance Committee’s responsibilities include advising the Board and the Company’s management regarding potential corporate transactions, including strategic investments, mergers, acquisitions and divestitures, and the integration of completed transactions. The Finance Committee also advises the Board and the Company's management with respect to debt or equity financings, credit arrangements, investments, capital structure, and capital policies.

TECHNOLOGY AND CYBERSECURITY COMMITTEE

Current Members: Daniel Callahan (Chair) Aimee Cardwell Shikhar Ghosh No. of Meetings in 2024: 4
Pursuant to its charter, the Technology and Cybersecurity Committee is comprised of such number of independent directors as our Board shall determine. At present, there are three members, each of whom is independent. The Technology and Cybersecurity Committee’s responsibilities include the oversight of the Company's management of risks regarding technology, data security, cybersecurity, disaster recovery, and business continuity. In addition, the Technology and Cybersecurity Committee focuses on strategy relating to hardware, software, architecture, organizational structure, management, resource allocation, innovation, and research and development.

Compensation Committee Interlocks and Insider Participation
The directors who served as members of our Leadership Development and Compensation Committee at any point during 2024 were Daniel Callahan, Nancy Altobello, James Neary, Stephen Smith, and Jack VanWoerkom. No member of our Leadership Development and Compensation Committee serving during the last completed fiscal year is or was one of our or our subsidiaries’ former officers or employees. During 2024, there were no Compensation Committee interlocks as required to be disclosed under SEC rules.

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GOVERNANCE
The Board’s Role and Responsibilities
Board Oversight and Strategic Planning
The principal responsibility of our Board is to oversee the management of the Company in the furtherance of our best interests and the best interests of our stockholders. In furtherance of this responsibility, our Board approves our strategy and oversees our progress toward achieving our strategic goals. Each year, the Board holds a multi-day strategic planning session and discusses various scenarios and analysis prepared and reported to the Board by management with respect to the Company's overall strategy. Furthermore, throughout the year, the Board holds regular strategy focused sessions involving the Company's lines of business, market trends, and future industry developments and provides guidance and insight to support management’s ability to advance our progress. The Board also keeps itself informed of Company business through regular reports and analyses and discussions with our CEO and our senior leadership; by reviewing materials provided to the Board; by consulting with outside advisors as appropriate and by participating in board and committee meetings.
Risk Oversight
Our Board recognizes the importance of effective risk oversight in running a successful business and fulfilling its fiduciary responsibilities to the Company and our stockholders. Our Board aims to promote an appropriate culture of risk management within the Company and to set the right “tone at the top,” overseeing our aggregate risk profile, and monitoring how the Company addresses specific risks, such as strategic and competitive risks, human capital risks, financial risks, brand and reputation risks, cybersecurity and technology risks, legal and compliance risks, regulatory and operational risks, and risks related to our subsidiary WEX Bank. While all of our executive officers and other senior leaders are responsible for the day-to-day management of risk, the Company's Risk and Compliance Organization and Chief Risk and Compliance Officer (“CRCO”), who reports to the CEO but has direct access to the Board as needed, centralize all risk management and compliance functions.
As part of its mandate, the Risk and Compliance Organization identifies and prioritizes specific risks. Regularly, the CRCO will present those risks to the CEO and the full Board along with the steps that management has taken or will be taking to mitigate such risks. Oversight of particular risks are delegated to committees of the Board, as appropriate and as described below, based upon the nature of any particular risk. Throughout the year, the Board and each committee spend a portion of their time reviewing and discussing specific risk topics. In addition, each of the committees may meet in executive session with the CRCO and other members of senior management to discuss our risks and exposures. The Risk and Compliance Organization provides written reports as needed to the Board for their discussion regarding recent business, legal, regulatory, competitive, and other risks impacting the Company. Certain of the risk topics delegated for to the various committees for consideration and oversight are set forth below.

AUDIT COMMITTEE	•Oversees the process by which various enterprise risks are managed and reported to the Board, as well as activities related to financial controls and legal and corporate compliance.

CORPORATE GOVERNANCE COMMITTEE
•Responsibilities include advising the Board regarding appropriate corporate governance practices, including the Chair providing appropriate oversight over outside Board directorships and conflicts of interest.
•Oversees risks related to Board composition, the Company's Sustainability Program, related party transactions, and political contributions.

LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE	•Oversees risks related to our compensation programs for employees, officers, and directors. •Provides direction related to strategies having significant human capital implications.

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GOVERNANCE

TECHNOLOGY AND CYBERSECURITY COMMITTEE
•Oversees the Company’s management of risks regarding technology, data security, disaster recovery, and business continuity.
•In connection with the oversight of cybersecurity risk, our Technology and Cybersecurity Committee receives quarterly reports from our Chief Information Security Officer, who presents a threat matrix and overall analysis of our cyber-health, as well as any recent threat activity.

FINANCE COMMITTEE
•Responsibilities include advising the Board and the Company’s management with respect to risks associated with potential corporate transactions, including strategic investments, mergers, acquisitions, and divestitures.
•Advises with respect to risk related to interest rates, fuel prices, and leverage.
•Evaluates and oversees policies governing the Company's capital structure.

Sustainability
Our core values are: put ingenuity to work; stick to it; team up; act with integrity; be a positive force; and stay open. Our sustainability strategy is anchored in our four pillars:

People & Culture Creating an inclusive environment where all of our people can succeed and thrive	Environmental Innovation Enabling our customers' sustainability efforts in a mixed fleet future	Environmental Stewardship Driving operational and energy efficiency to minimize our own corporate environmental impact	Social Impact Enhancing the health and well-being of our communities, customers, and employees

The Corporate Governance Committee oversees our sustainability program and reviews applicable sustainability regulation and legislation. In addition, our Leadership Development and Compensation Committee oversees all talent-related initiatives, including those relating to compensation equity, as well as talent development. The Board receives regular updates from both committees.
Our Sustainability Committee consisting of senior leaders across the organization representing key business areas is responsible for developing and overseeing the implementation of WEX’s sustainability strategy and related programs. The Sustainability Committee provides updates to Executive Leadership and the Corporate Governance Committee.
We know that an authentic and enduring sustainability strategy reflects the issues that are most impactful to our business and to our stakeholders. Our team has invested in moving our sustainability strategy and disclosure forward over the past few years. We will continue to engage with our investors and other stakeholders to understand their sustainability priorities, and we welcome stockholder perspectives and feedback on our sustainability strategy.
For more information about our sustainability strategy and priorities, please visit our sustainability website (www.wexinc.com/about/wex-sustainability-report/) to view our fourth annual Sustainability report, published in August 2024. We plan to publish our fifth Sustainability report, which reflects our sustainability priorities, later in 2025. The information contained on our website, or any information that may be accessed by links on our website, is not incorporated by reference into this Proxy Statement.
Cybersecurity Risk Management
The Board is ultimately responsible for the oversight of the Company's cybersecurity risk. In addition, the Audit Committee engages in the governance of the Company's enterprise risk management program, which includes information technology risk at a high level. The Board has created the Technology and Cybersecurity Committee, which, pursuant to its charter, is responsible for the oversight of the Company's management of risks regarding technology, data security, cybersecurity, disaster recovery and business continuity. To perform this function, the Technology and Cybersecurity Committee, in addition to annually receiving and reviewing the results of the Company's Global Information Security Program assessment, receives quarterly reports from the Company's Chief Information Security Officer (CISO), who presents a threat matrix, an overall analysis of our cyber health, as well as any recent threat activity. The Technology and Cybersecurity Committee then, in turn, regularly reports out to the Board and the Audit Committee, as necessary, to keep them informed. In addition, members of senior management, including the Chief Technology Officer, the CISO, and the Chief Legal Officer, among others, correspond directly with, or present to, the Board, the Audit Committee, and/or the Technology and Cybersecurity Committee, regarding issues or risks relating to cybersecurity matters as the case may be.

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GOVERNANCE
Management Succession Planning
The Board, with support from its committees as needed, regularly reviews short and long-term succession plans for the President and Chief Executive Officer and for other senior management positions. In assessing possible CEO candidates, the independent directors identify the skills, experience and attributes they believe are required to be an effective CEO in light of the Company’s global business strategies, opportunities and challenges. The Board also ensures that directors have substantial opportunities, over the course of the year, to engage with possible internal succession candidates.
Board Practices, Policies, and Processes
Commitment to Good Governance Practices
WEX continually evaluates its governance practices and tailors its approach to the Company's individual circumstances. Below are some of the practices we observe to maintain our approach to corporate governance:

All directors elected annually for one-year terms.
Robust stockholder engagement program in which we reached out to stockholders representing approximately 64% of our shares outstanding in 2024.
Refreshed robust orientation programs for a director newly elected to the Board in 2023, which programs were also made available to and were attended by current Board members.
Majority voting standard for uncontested director elections.
Resignation policy for directors who do not receive a majority of votes cast for their election.
Proxy access bylaw.
Robust independent Lead Director.
Continuous refreshment since 2018, with seven new directors, each with a strong mix of diversity, skills, qualifications, backgrounds, and experiences.

Board and Committee Meetings
The Board held 5 meetings in 2024. Each of our directors attended at least 75 percent of the aggregate number of meetings of the Board and meetings of the Board committees held during the period for which he or she was a director or served on such committees in 2024. Our independent directors meet in executive session at least semi-annually during regularly scheduled Board meetings. As provided in our Corporate Governance Guidelines, we expect directors to attend the Annual Meeting of Stockholders. In 2024, all of our directors, then in office, attended the Annual Meeting of Stockholders virtually.
Board Performance Evaluations
The Corporate Governance Committee oversees an annual self-evaluation of the Board to determine whether the Board, the Board's committees, and the individual directors are functioning effectively. The Corporate Governance Committee determines the nature of the evaluation and oversees the conduct of the evaluation and conducts an assessment of the Board’s performance, which is to be discussed with the Board. The purpose of this process is to improve the effectiveness of the Board, its committees, and the individual directors. This evaluation process is led by a director and is executed through individual interviews with each director on the Board. In conducting the self-evaluation process, the Board annually identifies areas for additional focus and seeks to learn what the Board, its committees, and individual directors can do to improve strategic and operational execution. The responsibility for conducting these interviews is rotated amongst directors so as to increase transparency and provide a varying perspective from year-to-year. Furthermore, our committees conduct their own separate self-evaluation processes during dedicated executive sessions.

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GOVERNANCE
Director Orientation and Continuing Education
The Board and the Company’s management conduct a robust orientation program for new directors. The orientation program is designed to familiarize new directors with the Company’s strategic plans, its significant financial, accounting and risk management matters, its compliance programs, its code of business conduct and ethics, its principal officers, its internal and independent auditors, and its Chief Legal Officer and outside legal advisors. In addition, the orientation program includes a review of the Company’s expectations of its directors in terms of time and effort and a review of the directors’ fiduciary duties. All other directors are also invited to attend the orientation program and are encouraged to actively engage with the Company's management for a personally tailored process that emphasizes those areas that will address each director's particular knowledge of the areas in which we operate. In 2023, the Company continued to enhance its program to fit the constantly changing environment in which business is conducted today and provide relevant and thorough information to the new and existing Board members. This enhanced onboarding program will be leveraged for future onboarding processes.
Directors are expected, at their discretion, to be involved in continuing director education on an ongoing basis to enable them to perform their duties and to recognize and deal appropriately with issues that arise. The Company reimburses reasonable expenses related to continuing director education.
Governance Disclosures on Our Website
Complete copies of our corporate governance guidelines, committee charters, and code of conduct and ethics are available on the Governance section of our website, at www.wexinc.com. In accordance with NYSE rules, we may also make disclosure of the following on our website:
•the identity of the Lead Director at meetings of independent directors;
•the method for interested parties to communicate directly with the Lead Director or with the non-management directors as a group;
•the identity of any member of our Audit Committee who also serves on the audit committees of more than three public companies and a determination by our Board that such simultaneous service will not impair the ability of such member to effectively serve on our Audit Committee; and
•contributions by us to a tax-exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.
The information contained on our website, or any information that may be accessed by links on our website, is not incorporated by reference into this Proxy Statement.
Certain Relationships and Related Transactions
Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which WEX was or is to be a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees, or 5 percent stockholders (or any immediate family members of the aforementioned groups), each of whom we refer to as a “related person,” had or will have a direct or indirect material interest, which we refer to as a "related person transaction".
A related person transaction proposed to be entered into by WEX must be reported to our Chief Legal Officer. The policy calls for the proposed related person transaction to be reviewed prior to effectiveness or consummation of the transaction by our Board’s Corporate Governance Committee. If the Chief Legal Officer becomes aware of a related person transaction that was not previously reviewed under the policy, the Corporate Governance Committee shall review and, in its discretion, may ratify such transaction. Any related person transactions that are ongoing in nature are reviewed annually to evaluate whether or not such transaction should be permitted to continue. The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Leadership Development and Compensation Committee in the manner specified in its charter.

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GOVERNANCE
A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Corporate Governance Committee after full disclosure of the related person’s interest in the transaction. The Corporate Governance Committee will review and consider such information regarding the related person transaction as it deems appropriate under the circumstances.
The Corporate Governance Committee may approve or ratify the transaction only if the Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders. As required by applicable NYSE rules, the Corporate Governance Committee will prohibit any related person transaction that it determines to be inconsistent with the best interests of the Company and our stockholders. The Corporate Governance Committee may impose any conditions on WEX or a related person that it deems appropriate in connection with the approval or ratification of the related person transaction.
No member of the Corporate Governance Committee is allowed to participate in any review or approval or ratification of any related person transaction in which such member is the related person, any immediate family member of such member is the related person, or any significant stockholder with which such member is affiliated is the related person.
In addition to the transactions that are not considered to be related party transactions pursuant to SEC rules, including transactions involving a related person's interests arising only from the related person’s position as a director of another corporation or organization that is a party to the transaction, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of our policy:
•interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10 percent equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1,000,000 or 2 percent of the annual consolidated gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2 percent of the Company’s annual consolidated gross revenues; and
•a transaction that is specifically contemplated by provisions of the Company’s charter or By-Laws.
Other than as set forth below, there were no relationships or related person transactions since January 1, 2024 which required review under the policy. The Corporate Governance Committee of the Board has reviewed and approved each of the transactions described below in accordance with the terms of our related person transactions policy, as described above.
Agreement with Affiliate of Wellington Management Group, LLP
In October 2021, WEX Bank and Wellington Management Company LLP ("WMC") entered into an Investment Management Agreement (the "Management Agreement"), whereby WMC was appointed as the investment manager to manage, supervise and direct WEX Bank's investment accounts. These accounts consist primarily of custodial cash assets from health savings accounts, of which WEX is the custodian or sub-custodian. Under the Management Agreement, WEX Bank pays WMC a fee based on a percentage of the assets under management. The term of the Management Agreement continues until terminated upon 30 days' prior written notice by WEX Bank, 60 days' prior written notice by WMC or upon withdrawal of all managed assets by WEX Bank. As of December 31, 2024, the market value of depository assets totaled $3.2 billion. WMC is affiliated with Wellington Management Group, LLP (“Wellington”). From January 1, 2024 through April 3, 2025, the Company has paid $2.3 million in investment management fees to Wellington. Wellington reported in its most recent Schedule 13G/A filed with the SEC on February 10, 2025, that as of December 31, 2024, Wellington beneficially owned approximately 2.1% percent of the Company’s outstanding common stock as of December 31, 2024, and, as a result, is no longer a related party as of such time.
Other Related Party Transactions
Donald Deshaies, the brother of Robert Deshaies, Chief Operating Officer, Benefits, is an employee of the Company, with the title Partner Engagement Lead, and received total compensation of approximately $284,000 in 2024. His compensation was established by us in accordance with our compensation practices, generally, and applicable to employees in similar positions with comparable qualifications, tenure, and responsibilities and was not determined by Robert Deshaies.

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GOVERNANCE
Communications with the Board of Directors
The Board believes that the Chief Executive Officer and Chair of the Board and her designees, as well as the Vice Chairman and Lead Director, speak for the Company. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies who are involved with the Company. It is, however, expected that Board members would do so with the knowledge of and, absent unusual circumstances or as contemplated by the committee charters, only at the request of the Company’s senior executives or the Board.
The Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by the committee charters, the Vice Chairman and Lead Director shall, subject to advice and assistance from the Chief Legal Officer, (1) be primarily responsible for monitoring communications from stockholders and other interested parties, and (2) provide copies or summaries of such communications to the other directors as he considers appropriate.
If you wish to communicate with the Board or the independent members of the Board, you may send your communication in writing to:

Independent Director Communication WEX Inc. Attention: Corporate Secretary 1 Hancock Street Portland, Maine 04101
You should include your name and address in the written communication and indicate whether you are a stockholder.

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GOVERNANCE
Director Compensation
The Company’s compensation program for non-employee directors is designed to achieve the following objectives:
•Attract and engage a diverse group of qualified directors;
•Compensate our directors for the investment of time they make to support the Company;
•Align director compensation with stockholder interests; and
•Have a compensation structure that is simple, transparent, and easy for stockholders to understand.
Our Corporate Governance Guidelines note that the Company’s policy is to compensate directors competitively relative to comparable companies, and that the Leadership Development and Compensation Committee will periodically review the compensation of the Company’s directors. In line with this, the Leadership Development and Compensation Committee generally reviews our director compensation program against market data every two years, with reference to the same peer companies used to benchmark executive compensation, as well as survey information analyzing director compensation across industries at U.S. public companies. The assessment of director compensation is conducted by the Leadership Development and Compensation Committee with the assistance of Compensation Advisory Partners (CAP), the Leadership Development and Compensation Committee’s independent compensation consultant.
The Leadership Development and Compensation Committee reviewed the compensation of the Company's non-employee directors in 2024. The Board made changes to the director compensation program, increasing the Annual Lead Director Cash retainer from $125,000 to $135,000 and increasing the annual equity retainer from the equivalent of approximately $200,000 worth of RSUs to the equivalent of approximately $215,000 worth of RSUs, both changes effective October 1, 2024, in order to maintain the competitiveness of our non-employee director compensation program with median payments at peer group companies.
Employee directors are not compensated separately for their board service.
Annual Cash Retainers
The Company pays each non-employee director the following annual cash retainer(s) based upon his or her service on the Board and/or a Board committee. Such payments are made in four equal quarterly amounts.

	Annual Fees for 2024	Annual Fees for 2025
Annual Lead Director Cash Retainer(1)	$125,000	$135,000
Annual Non-Employee Director Cash Retainer (other than the Lead Director)	$85,000	$85,000
Audit Committee Chair Cash Retainer	$30,000	$30,000
Leadership Development and Compensation Committee Chair Cash Retainer	$25,000	$25,000
Finance Committee Chair Cash Retainer	$20,000	$20,000
Corporate Governance Committee Chair Cash Retainer	$20,000	$20,000
Technology and Cybersecurity Committee Chair Cash Retainer	$20,000	$20,000
(1)As discussed above, the fee increase became effective as of October 1, 2024.
To the extent a non-employee director is appointed at a time other than the annual stockholders’ meeting, any annual cash retainer is prorated. Employees who serve as directors are not separately compensated for their service on our Board.
Annual Equity Retainers
Consistent with our director compensation practices and policies effective immediately upon the conclusion of the 2024 Annual Meeting of Stockholders', all then-serving non-employee directors were granted a number of restricted stock units, or RSUs, worth the equivalent of approximately $200,000 based on the closing price of our common stock as reported by the NYSE on the day that the award was granted. These RSUs vest on the first anniversary of the date of grant. Similarly, effective immediately upon the conclusion of the 2025 Annual Meeting, all then serving non-employee directors will be granted a number of RSUs having a value equal to approximately $215,000 based on the closing price of our common stock on that date.

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GOVERNANCE
New Director Equity Grants
New non-employee directors - appointed or elected for the first time to our Board - are granted a number of additional RSUs worth the equivalent of approximately $100,000 based on the closing price of our common stock as reported by the NYSE on the day that the award is granted. Such RSUs are granted upon initial election to the Board by our stockholders (even if a non-employee director has been elected to our Board to fill a vacancy prior to an annual meeting), and vest on the first anniversary of the date of grant. The Board believes that new director equity grants further support alignment of the interests of our new directors with our stockholders. Ms. Cardwell was appointed by the Board in December 2023 and received this grant on the date of our 2024 Annual Meeting following election by our stockholders.
2024 Director Compensation
Our non-employee directors earned the following aggregate amounts of compensation in exchange for their service to the Board during the year ended December 31, 2024:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Nancy Altobello	$105,000	$200,035	$305,035
Daniel Callahan	$316	$304,719	$305,035
Aimee Cardwell(2)	$85,000	$300,053	$385,053
Shikhar Ghosh	$85,000	$200,035	$285,035
James Groch(3)	$287	$297,605	$297,892
James Neary(3)	$92,143	$200,035	$292,178
Derrick Roman	$115,000	$200,035	$315,035
Stephen Smith	$110,000	$200,035	$310,035
Susan Sobbott	$85,000	$200,035	$285,035
Regina O. Sommer(4)	$30,357	$—	$30,357
Jack VanWoerkom	$127,500	$200,035	$327,535
(1)This column includes the aggregate grant date fair value of stock awards granted to non-employee directors, which includes the annual equity retainers and any new director equity awards granted on May 9, 2024, the date of the Company's 2024 Annual Meeting of Stockholders, and includes any portion of the quarterly cash retainers or annual equity retainers that the non-employee director elected to receive as deferred stock units (see "Fee Deferral" below). The fair value of these awards was determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 based on the closing price of our common stock as reported by the NYSE on the day that the awards were granted. The number of units credited to each non-employee director in 2024 was calculated by dividing the value of the award by the NYSE closing price per share of our common stock on the date of grant, which was $208.37 on May 9, 2024 (the date of the Company's 2024 Annual Meeting of Stockholders) for the annual equity retainers and new director equity awards and $237.53 on March 31, 2024, $177.14 on June 30, 2024, $209.73 on September 30, 2024 and $175.32 on December 31, 2024 (the respective grant dates) for the quarterly cash retainers elected to be received as DSUs. The aggregate number of unvested RSUs outstanding as of December 31, 2024 was 1,440 for Ms. Cardwell and 960 for each other non-employee director in the table above, except for Ms. Sommer who did not stand for re-election at the 2024 Annual Meeting and as such did not have any RSUs outstanding as of December 31, 2024. These RSUs vest on the first anniversary of the 2024 Annual Meeting of Stockholders, which is May 9, 2025.
(2)On December 7, 2023, the Board elected Aimee Cardwell to the Board. At the 2024 Annual Meeting, Ms. Cardwell was granted both an annual equity retainer and new director equity grant upon election by our stockholders.
(3)Reflects prorated payments of Finance Committee Chair fees due to Finance Committee Chair transition after the 2024 Annual Meeting.
(4)In 2024, Regina Sommer was not re-nominated for election to the Board and, therefore, did not stand for re-election at the 2024 Annual Meeting. The cash fees paid to Ms. Sommer were pro-rated to reflect her period of service during 2024.
Fee Deferral
Directors may defer all or part of their cash fees and equity retainers into deferred stock units, which will be payable in Company shares to the director 200 days following cessation of Board service.

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GOVERNANCE
Expense Reimbursement
Directors are reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings.
Non-Employee Director Equity Ownership Guidelines
The Leadership Development and Compensation Committee maintains equity ownership guidelines for all non-employee directors. “Equity” for the purpose of these guidelines is defined to include shares of the Company’s common stock, 50% of the value of unvested restricted stock units, and deferred stock units. Under the equity ownership program guidelines all non-employee directors are expected to own equity equal in value to at least 5x the annual non-employee director cash retainer. Each non-employee director, while serving as a director of WEX, is expected to attain the prescribed ownership threshold by the later of (i) five years from their election to the Board or (ii) five years following October 1, 2019, the date on which the current equity ownership guideline became effective.
The non-employee directors’ compliance with these guidelines was assessed as of July 31, which is the “Determination Date” for purposes of these guidelines. As of July 31, 2024, all of our non-employee directors then serving were in compliance with the equity ownership guidelines as described above.

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EXECUTIVE OFFICERS
The following is the biographical information for our Executive Officers in accordance with Rule 3b-7 of the Securities Exchange Act of 1934 (the "Executive Officers") as of the filing of this Proxy Statement. Biographical information for our CEO, Melissa Smith, is included above under “Election of Directors”.
CARLOS CARRIEDO 50, Chief Operating Officer, Americas Payments & Mobility
Carlos Carriedo has served as our Chief Operating Officer, Americas Payments & Mobility since June 2024. In this role, Mr. Carriedo leads the Corporate Payments and Mobility businesses in the Americas. Additionally, he oversees WEX’s electric vehicle strategy globally. Prior to serving as our Chief Operating Officer, Americas Payments & Mobility, he served as our Chief Operating Officer, International since joining WEX in January 2022. Prior to joining WEX, Mr. Carriedo held several senior management positions at American Express, a multinational corporation specialized in payment card services, including General Manager and Senior Vice President, for Commercial Services, Europe from April 2018 to December 2021, General Manager Commercial Services Canada and Latin America from September 2016 to April 2018, General Manager Commercial Services Latin America from February 2015 to September 2016, Head of SME Segment Commercial Services Mexico from January 2012 to February 2015, and Business Intelligence and Business Development Director from August 2010 to January 2012.
JOEL (JAY) A. DEARBORN, JR. 46, Chief Operating Officer, International
Jay Dearborn Jr. has served as our Chief Operating Officer, International since June 2024. In this role, Mr. Dearborn oversees the Mobility, Corporate Payments, and travel business globally. He also drives strategy and operational planning across the organization and is responsible for end-to-end M&A and WEX Venture Capital activities. Prior to serving as our Chief Operating Officer, International, he served as our Chief Strategy Officer from August 2022 to June 2024, as WEX's President, Corporate Payments from December 2017 to July 2022 and as Vice President, Strategy from January 2016 to December 2017. Prior to joining WEX, he served in a variety of roles of increasing responsibility, ultimately serving as a principal his last few years, at McKinsey & Company, a management consulting firm, from September 2008 to January 2016, where he helped private and public organizations set their strategic direction, including technology deployment and process redesign to support long-term growth.
ROBERT DESHAIES 59, Chief Operating Officer, Benefits
Robert Deshaies has served as our Chief Operating Officer, Benefits since June 2024. In this role, Mr. Deshaies oversees the Benefits business, leveraging his deep expertise and longstanding relationships with partners and customers in the health and benefits industry. Prior to serving as our Chief Operating Officer, Benefits, he served as our Chief Operating Officer, Americas from August 2022 to June 2024, as our President, Health from September 2019 to December 2021, and Senior Vice President, Health from July 2014 to September 2019, when WEX acquired Evolution1. Before joining Evolution1 in 2012, Robert served as global executive vice president and general manager at Sage, where he led multi-hundred million-dollar business units.
SACHIN DHAWAN 50, Chief Technology Officer
Sachin Dhawan joined WEX as Chief Technology Officer in December 2023. Prior to joining WEX, he served as CTO at Stitch Fix from January 2022 to July 2023. In this role, he led product and technology for Stitch Fix's consumer personalization products built on deep learning and AI. Before his role at Stitch Fix, he led Visa's global Infrastructure and Operations function. Before joining Visa in 2019, Mr. Dhawan served in leadership roles at Blackhawk Network, where he oversaw consumer and B2B payment products, payment processing, infrastructure, security, and other areas. He also held leadership roles at PayPal and Microsoft.
ANN (ANNIE) DREW 54, Chief Risk and Compliance Officer
Ann Drew has served as our Chief Risk and Compliance Officer since December 2020. Ms. Drew also currently serves as the Chair of WEX Bank, a subsidiary of WEX Inc. Prior to that she served as Chief Ethics and Compliance Officer from December 2019 to December 2020, the Vice President, Compliance and Enterprise Risk Management, from December 2016 to December 2019, and the Director, Corporate Compliance and Enterprise Risk Management from December 2014 to December 2016. Prior to joining WEX, Ms. Drew served as the Associate General Counsel and Chief Compliance Officer of SIG Sauer, Inc., a designer and manufacturer of firearms, from 2013 to 2014, and from 2006 to 2013 she served in various legal leadership roles at IDEXX Laboratories, Inc., a global leader in veterinary diagnostics, software, and water microbiology testing.

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EXECUTIVE OFFICERS
JENNIFER KIMBALL 50, Chief Accounting Officer
Jennifer Kimball has served as our Chief Accounting Officer since August of 2020. Also, Ms. Kimball served in numerous leadership positions for WEX Inc., including Interim Chief Financial Officer from January 2022 until May 2022, and Vice President of Finance from April 2019 until August 2020. Prior to joining WEX, Ms. Kimball served as Senior Vice President and Chief Accounting Officer for Syneos Health Inc., a global biopharmaceutical solutions organization from August 2017 until March 2019. Prior to the merger of inVentiv Health, a professional services organization (“inVentiv”), and INC Research, which resulted in the formation of Syneos Health, Ms. Kimball served as the Chief Accounting Officer of inVentiv from November 2016 to August 2017 and as the Vice President, Accounting of inVentiv from July 2011 to November 2016. Prior to that, Ms. Kimball also held finance leadership positions of increasing responsibility at The Timberland Company, Thermo Fisher Scientific, and PricewaterhouseCoopers LLP.
JAGTAR NARULA 54, Chief Financial Officer
Jagtar Narula joined WEX as our Chief Financial Officer in May of 2022. Prior to that, Mr. Narula served as the Executive Vice President and Chief Financial Officer of 3D Systems Corporation, a provider of comprehensive 3D printing and digital manufacturing solutions, a position he was appointed to in September 2020. In this role he led global financial functions including accounting, treasury, and investor relations, among others. Prior to that, Mr. Narula served as Senior Vice President, Corporate Strategy and Business Development of Blackbaud, Inc., a provider of cloud software solutions, from April 2017 to September 2020, as Vice President, Corporate Strategy and Business Development from March 2016 to April 2017, as Vice President, Investor Relations and Financial Planning from January 2015 to March 2016, and as Vice President, Financial Planning and Investment Strategy from January 2014 to January 2015. Prior to that, Mr. Narula also held finance leadership positions of increasing responsibility at Xerox Corporation, General Electric Company, and Core Capital Partners.
KAREN STROUP 49, Chief Digital Officer
Karen Stroup joined WEX in January 2022 as our Chief Digital Officer. Prior to joining WEX, Ms. Stroup held numerous leadership positions, including as Chief Digital Officer for Thomson Reuters, a media company, from November 2019 until December 2021, and as Chief Digital Officer for Treehouse, Inc., a home upgrade company specializing in home renovations and energy-saving performance projects, from June 2018 until January 2019. From August 2016 until June 2018, Ms. Stroup served as the Senior Vice President of Product and Innovation for Capital One Financial Corporation, a bank holding company. Prior to that, Ms. Stroup served as Vice President, Product Management for Intuit, a financial software company, from August 2013 until August 2016 and various other positions from July 2008 until July 2013. Currently, Ms. Stroup also serves on the board and audit committee for Driven Brands Holdings, Inc., a publicly traded automotive services company in North America, providing a range of consumer and commercial automotive needs, including paint, collision, glass, vehicle repair, oil change, maintenance, and car wash services.
SARA TRICKETT 46, Chief Legal Officer, Interim Chief People Officer, and Corporate Secretary
Sara Trickett has served as our Chief Legal Officer and Corporate Secretary since June 2024. Additionally, she has served as our Interim Chief People Officer since March 2025. Prior to serving as Chief Legal Officer and Corporate Secretary, she served as Senior Vice President, Acting General Counsel and Assistant Corporate Secretary from January 2024 to June 2024, as the Chief of Staff to the Chief Executive Officer from February 2023 to December 2023, and Vice President, Global Corporate Legal Services from October 2021 to February 2023. From June 2012 to October 2021, Ms. Trickett served as Senior Managing Counsel at Visa, Inc., an American multinational payment card services corporation.

40	WEX Inc.

EXECUTIVE COMPENSATION

Proposal 2
Advisory (Non-Binding) Vote on the Compensation of Our Named Executive Officers

We are providing you with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of the executive officers named in the Summary Compensation Table under “Executive Compensation,” whom we refer to as our “Named Executive Officers”, or “NEOs,” as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal is commonly referred to as “say-on-pay.”
Our executive compensation programs are designed to attract, motivate, and retain individuals who are critical to our success.
WEX’s “pay-for-performance” philosophy regarding executive compensation aims to reward our executives for their contributions to the Company’s annual and long-term performance by tying a significant portion of their total compensation to key business drivers and stockholder value. Reflecting our pay-for-performance philosophy, a significant portion of our executives' compensation could be paid out above target when results exceed performance goals, be paid out below target when results fall below performance goals, or not be paid at all if results do not achieve a threshold level of performance. Stockholders are urged to read the “Executive Compensation” section of this proxy statement, including the section entitled “Compensation Discussion & Analysis,” which describes our executive compensation philosophy and programs in greater detail, as well as compensation decisions made by our Board's Leadership Development and Compensation Committee with respect to the fiscal year ended December 31, 2024.
Our Board is asking stockholders to approve, on a non-binding advisory basis, the following resolution:
RESOLVED, that the compensation paid to WEX Inc.’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.
As an advisory vote, this proposal is non-binding on the Board and does not create or imply any duty of or require any action to be taken by the Company or the Board (or any committee of the Board), as applicable. However, the Leadership Development and Compensation Committee and our Board value the opinions expressed by our stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers. For additional detail on the related process and actions during the past year, please see the "Compensation Discussion & Analysis - Say on Pay Support and Stockholder Engagement" section below.
The Board has decided that the Company will hold an annual advisory vote on the compensation of our Named Executive Officers. After this Annual Meeting the next advisory vote on the compensation of our Named Executive Officers will be at our next Annual Meeting of Stockholders, which shall be held in 2026.
Vote Required
The advisory (non-binding) vote on the compensation of our Named Executive Officers as disclosed in this proxy statement requires the affirmative vote of a majority of the votes cast affirmatively or negatively on this Proposal 2.

The Board recommends a vote FOR approval of the compensation of our Named Executive Officers.

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EXECUTIVE COMPENSATION
Compensation Discussion & Analysis
This Compensation Discussion & Analysis, or ("CD&A"), describes our compensation objectives and programs for our “Named Executive Officers” (“NEOs"). This CD&A also describes the specific decisions, and the processes supporting those decisions and recommendations, which were made by the Leadership Development and Compensation Committee with respect to our 2024 NEOs.
Our 2024 NEOs were:

Melissa Smith Chair, Chief Executive Officer (“CEO”), and President	Jagtar Narula Chief Financial Officer ("CFO")	Sachin Dhawan Chief Technology Officer	Robert Deshaies Chief Operating Officer, Benefits	Karen Stroup Chief Digital Officer
To assist in finding important information, we call your attention to the following sections of our CD&A:

Executive Summary	Page 42
Process for Determining Executive Compensation	Page 47
Other Compensation Program and Governance Features	Page 57
Executive Summary
Summary of WEX's Business
WEX is a leading provider of industry-tailored solutions, powered by payment intelligence and workflow optimization, that simplify the business of running a business. Put simply, WEX helps its customers save time, build confidence, and drive growth.
WEX stands at the center of a powerful ecosystem, convening some of the world’s leading fuel, mobility, healthcare, government, and corporate partners. Our ecosystem and breadth of offerings provide a vertically-optimized portfolio that addresses the specific needs of diverse industries. By leveraging proprietary data, AI, and deep industry expertise, WEX maximizes financial insights and eliminates workflow friction, enabling smarter decisions and streamlined operations. WEX designs reliable, user-friendly solutions that integrate into daily operations, simplifying cash flow management and fostering scalable business growth.
2024 Company Performance Snapshot
With record high full year revenue of $2.6 billion, WEX finished 2024 with a strong balance sheet and positive cash flow from operating activities. We continued to win new customers and expand our relationships with existing partners.
The Company’s 2024 total revenue increased 3% over the prior year. GAAP net income attributable to shareholders per diluted share increased to $7.50 compared to $6.16 per diluted share in 2023. Adjusted net income attributable to shareholders per diluted share, a non-GAAP measure(1), increased 3% to $15.28 per diluted share from $14.81 per diluted share in 2023, as shown in the charts below. Over the past five years, we have grown revenue at a compounded annual rate of 8.8%, net income attributable to shareholders per diluted share at a compound annual rate of 27.1%, and adjusted net income attributable to shareholders per diluted share at a compounded annual rate of 10.7%.

42	WEX Inc.

EXECUTIVE COMPENSATION

Total Revenue $ millions	Adjusted Net Income Attributable to Shareholders per Diluted Share(1)

$3,000
$1,500
$0
+8.8% CAGR (2019-2024)
$1,724
$1,560
$1,851
$2,351
$2,548
$2,628
2019
2020
2021
2022
2023
2024

+10.7% CAGR (2019-2024)
$18.00
$15.00
$12.00
$9.00
$6.00
$3.00
$0.00
$9.20
$6.06
$9.14
$13.53
$14.81
$15.28
2019
2020
2021
2022
2023
2024

(1)Non-GAAP adjusted net income attributable to shareholders per diluted share is not a financial measure prepared in accordance with generally accepted accounting principles ("GAAP"). For information on how we compute this non-GAAP financial measure and a reconciliation of the most directly comparable financial measure prepared in accordance with GAAP to adjusted net income attributable to shareholders per diluted share and the CAGR of such non-GAAP measurement, please refer to "Appendix A — Reconciliation of Non-GAAP Financial Measure" in this proxy statement.
In 2024, we delivered 3% growth in revenue and adjusted net income per share. Lower fuel prices in 2024 compared to 2023 and foreign exchange rate differences reduced revenue growth by 3% and adjusted net income per share growth by 8%. We also delivered on objectives that we expect will drive strong financial results in the future. In Mobility, we expanded our solutions by launching our EV At-Home reimbursement platform and delivered an innovative discount platform for over the road truckers through 10-4 by WEX. In Corporate Payments, we continued to broaden our capabilities to provide customers with greater flexibility to fund their accounts and transact across multiple currencies. In Benefits, we delivered on improving operational efficiencies and have started to use technology to empower our customers to make more informed benefits decisions. In each of our segments we remain focused on growing our existing customers and driving productivity.
Across the platform we continued to build our AI capabilities in 2024 as an important accelerant for operational efficiency and growth for each of our segments. A main area of focus during 2024 was on our customer service operations where we utilized new technologies to deliver a more efficient and better customer experience. Additionally, by the end of 2024, we exceeded our goal of generating $100 million in run-rate cost savings. We reinvested a portion of these savings into growth initiatives, ensuring that we balance near-term profitability with investments that support sustained performance. Our reinvestment efforts remain focused on areas of opportunity that we believe will deliver the most value to our shareholders and customers. We’ve also remained committed to returning capital to our investors and in 2024 we repurchased approximately 3.3 million shares at a total cost of approximately $650 million.
As shown and described below, actual pay outcomes for our NEOs were aligned with the financial performance results noted above, as well as with stock price performance. We have designed our performance-based annual and long-term incentive awards for executives to, among other things, align compensation with performance against pre-established goals for these metrics, in addition to stock price performance and other measures of success at the corporate, segment, and individual levels.
Say on Pay Support and Stockholder Engagement
Say on Pay Vote Results. We currently hold an advisory vote on executive compensation annually at each Annual Meeting of Stockholders ("Say on Pay Vote"). While this vote is not binding, our Board and the Leadership Development and Compensation Committee, which we refer to as the "Committee" for purposes of this CD&A, values the opinions of our stockholders. The Committee strives to ensure our executive compensation program aligns with the interests of our stockholders and adheres to our pay for performance philosophy.
Generally, our executive compensation program has historically received strong stockholder support. We were pleased with the result of the vote at our 2024 Annual Meeting of Stockholders, where approximately 98% of votes cast supported WEX’s executive compensation program. Management and the Committee reviewed our stockholders’ affirmative 2024

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EXECUTIVE COMPENSATION
Say on Pay vote and believe that it indicates strong support for WEX’s 2024 and current executive compensation program and practices. The Committee, however, recognizes that market practices and stockholder views on executive compensation practices continue to evolve. In recognition of this, the Committee works closely with its independent compensation consultant and management to examine pay and performance matters throughout the year, in order to evaluate and make changes, as appropriate. As part of this ongoing evaluation, the Committee considers feedback received from our investors throughout our yearly engagement efforts, to help inform any potential changes aimed at better aligning our executive compensation programs with our compensation philosophy.
We are committed to ongoing engagement with our stockholders. Our engagement efforts take place throughout the year through meetings, telephone calls, participation in conferences, and correspondence between our senior management, members of our Board and representatives of our stockholders. During the fall of 2024, at the direction of the Lead Director, WEX management reached out to fifteen shareholders representing approximately 64% of our shares outstanding. During these meetings, management, the Lead Director and, in some cases, the chairs of the Leadership Development and Compensation Committee and the Corporate Governance Committee discussed our executive compensation program, sustainability, corporate governance, and other matters of interest to our shareholders.
2024 Key Compensation Practices
Our executive compensation program is targeted to align with our business strategy and features many leading practices designed to promote alignment with the interests of our stockholders.

What We Do	What We Don’t Do
•Link incentive plan performance measures to short- and
mid-term operating objectives and delivery of long-term value to stockholders
•Target total direct compensation (base/bonus/long-term incentives) within a competitive range of the market median
•Maintain a cap on CEO and other NEO incentive compensation payouts for short-term incentive plan (STIP) and performance restricted stock units (PRSU) awards
•Maintain stock ownership guidelines for NEOs, including a retention requirement until stock ownership levels are achieved, with a heightened ownership requirement for the CEO (6.0x)
•Provide double-trigger change-in-control severance benefits
•Review share utilization at least annually
•Plan for management succession and leadership development
•Engage an independent compensation consultant
•Maintain mandatory and supplemental clawback policies, with the supplemental clawback policy extending beyond NYSE requirements that mandate recovery of performance-based equity awards in the event of a restatement to allow for recovery of time- and performance-based equity awards in the event of misconduct, as defined in the policy
•Design the majority of compensation to be variable
•Provide a multi-year vesting period for long-term awards

•No excise tax gross-ups upon a change-in-control
•No re-pricing of underwater stock options without stockholder approval
•No excessive severance or change-in-control benefits
•Permit hedging or pledging for our Executive Officers, Directors, and Designated Employees (as determined under our Insider Trading Policy)

44	WEX Inc.

EXECUTIVE COMPENSATION
Summary of WEX’s 2024 Executive Compensation Program
A summary of our executive compensation program during 2024 is provided below:
•Generally, we intend to position target total direct compensation, comprised of salary, short-term incentive plan, and long-term incentives within a competitive range of the market median.
•Pay is intended to vary above or below target based primarily on corporate and business unit and quantitative performance outcomes, and to a lesser degree, individual performance outcomes, which are often quantitative.

Compensation Element	2024 Outcome

Base Salary- Fixed rate of pay
Our CEO and CFO received base salary increases of 11.4% and 5%, respectively, as part of overall compensation adjustments to continue to position their total target pay within a competitive range of market median.

Short-Term Incentive Plan (“STIP”)
Payout can range from 0-200% of an individual's respective target based on financial goals:
1.Adjusted Operating Income (60%); and
2.Adjusted Revenue (40%)
The funded payout may be increased or decreased for each NEO through an individual performance modifier, down to 75% or up to 125%, with no payout greater than 200% of target. The adjustment is made based on an assessment of performance versus predefined, often quantitative individual goals as reviewed by the CEO (other than in the case of the CEO's compensation) and recommended to, and subsequently approved by, the Committee. The Committee has further discretion to eliminate any funded bonus payout at its discretion, should circumstances warrant.

STIP funding was achieved at 66.1% of target on an overall corporate basis, based on objective performance against predefined enterprise-wide quantitative goals.
Two NEO STIP payments were adjusted via individual modifiers, one received a -10.0% modifier and another received a +10.0% modifier. These adjustments were applied based on 2024 results versus pre-defined individual goals; across the leadership team, such individual performance modifiers were applied on approximately a zero-sum basis.

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EXECUTIVE COMPENSATION

Long-Term Incentive Plan (“LTIP”)
Our 2024 target long-term incentive mix for our CEO was 65% PRSUs and 35% MSUs; the target long-term incentive mix for our other NEOs was 60% PRSUs, 20% MSUs, and 20% RSUs.
PRSUs:
•Payout can range from 0-200% of target stock units with cliff vesting on the third anniversary of grant
•3-year performance period based on cumulative corporate financial goals Compensation Adjusted Net Income Earnings per Share (60%) and Adjusted Net Revenue (40%)
a.Rewards long-term stockholder value creation and encourages retention
b.The Adjusted Net Revenue metric recognizes the importance of revenue diversification for our business, given the impact that volatile fuel prices may have on our business results
MSUs:
•Payouts can range from 0-200% of target stock units
•Payout factor directly aligned with the change in the price of a share of our common stock between grant and vest dates*
•Up to 1/3 of award vests on an annual basis on the anniversary of the grant date over a 3-year period based on the payout factor
•Rewards long-term stockholder value creation
RSUs:
•1/3 of awards vest annually for 3-years on the anniversary of the grant date
•Supports long-term stockholder value creation and encourages retention

PRSUs granted in 2022 with a multi-year performance period through December 31, 2024 paid out at 163.8% of target, based on 3-year financial performance. Adjusted Net Revenue scored at 200% achievement relative to goals. Compensation Adjusted Net Income Earnings per Share scored at 139.6%. As a result, the final payout was 163.8% of target stock units.
The first tranche of the MSU awards granted on March 15, 2024 paid out at 67.2% of target stock units, or approximately 44.7% of target grant value, based on stock price performance over the measurement period.

*    The payout factor for MSUs is a ratio of the average of the closing price on the measurement date plus the nine prior trading days divided by the average stock price on the grant date (also a 10-day average). The minimum payout factor that must be achieved to earn a payout is 60% and the maximum payout factor is 200%.
Pay Mix
For 2024, 92% of our CEO's target total direct compensation was variable ("at risk"). Additionally, beginning with 2024, 100% of her long-term incentive mix was performance contingent compared to 85% in 2023, as the Committee approved the replacement of stock options and RSUs with MSUs. This directly ties pay to Company performance outcomes, including financial results, strategic initiatives, and stock price performance, which the Committee believes directly aligns with the interests of our stockholders.

46	WEX Inc.

EXECUTIVE COMPENSATION
2024 CEO Target Total Compensation Mix

Salary
8%
Annual
Incentive
11%
(92%)
Variable
Compensation
PRSUs
48%
MSUs
33%

2024 CEO Long-Term Incentive Mix
The majority of the compensation for the remaining NEOs is also variable and tied directly to Company performance outcomes, as described in this CD&A.
Process for Determining Executive Compensation
Leadership Development and Compensation Committee
The Committee, composed solely of independent directors, is responsible for our executive officer compensation, which includes the compensation of our NEOs. The Committee works closely with its independent compensation consultant and management to examine pay and performance matters throughout the year. The Committee held six meetings over the course of 2024. The Committee's charter may be accessed under "Governance Documents" through the “Governance” section found on our website at: https://ir.wexinc.com/governance/governance-documents/default.aspx
In the first quarter of each fiscal year, either of the Chair of the Committee or the Lead Director reviews the Board’s assessment of the CEO’s performance with the CEO. In addition, the Committee approves the following, as explained below:
•Changes to executive officer base salaries and incentive targets, if any, for the current year;
•STIP payout, if any, for the previous fiscal year;
•STIP design and targets for the current fiscal year;
•Determination of performance-scoring payout of PRSUs and MSUs granted under the LTIP, if any, for previous years; and
•LTIP metrics, targets, and grants for the current fiscal year.
Agenda items for the second quarter vary each year but always include a review of the Company's performance and progress toward the achievement of incentive plan targets. Typically, this also includes a retrospective assessment of the senior executive pay versus performance relationship.
Agenda items for the third and fourth quarters also vary each year, but always include a review of the Company's performance and progress toward the achievement of incentive plan targets. The Committee also conducts its annual review of executive compensation, considering a report from its independent compensation consultant comparing the compensation of Company executive officers to peer group data. Management also discusses with the Committee recommended executive compensation changes for each element of compensation for the next fiscal year.
The design of the STIP and LTIP is typically discussed over multiple meetings prior to the approval of the plans in the first quarter of each year. The discussions generally focus on the metrics to be utilized, the difficulty of the performance goals, and the weightings for each metric. Other items that are addressed on an annual basis include a review of the Committee’s charter, compliance with stock ownership guidelines, and an update on market trends related to executive compensation. Director compensation is addressed on a biennial basis.

2025 Proxy Statement	47

EXECUTIVE COMPENSATION
During fiscal 2024, the Company did not grant stock options or other similar types of awards to any NEOs. Moreover, the Company did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. Historically, the Company's practice is to grant any equity-based compensation on a set schedule of March 15, June 15, September 15 and December 15 (or the next business day), with the vast majority of our grants made under the LTIP on March 15 of each year.
Executive Management
Our Human Resources department, working with our Legal and Finance departments, was responsible for coordinating and overseeing the implementation of executive compensation, and discussing significant proposals or topics impacting executive compensation at WEX with the Committee. This included development of compensation recommendations in accordance with the compensation philosophy and policies more fully described elsewhere in this CD&A. The following members of executive management were generally invited to and attended Committee meetings: the CEO; CFO; Chief People Officer; and Chief Legal Officer/Corporate Secretary. None of the members of executive management are involved in the determination or approval of their own compensation.
The Committee has authority to approve the compensation of the CEO and the other NEOs. The CEO meets with the Committee and an independent compensation consultant hired by the Committee to discuss Company and individual performance objectives and outcomes, and review compensation recommendations for executive officers directly reporting to the CEO, including the other NEOs. Thereafter, the Committee meets privately with the independent compensation consultant to review and determine compensation of our CEO. In addition, each year the Committee sets compensation plan performance targets for our executive officers, and management provides input and recommendations with respect to such targets, as well as information and analyses, as requested by the Committee.
Independent Compensation Consultant
The Committee has the authority to retain and terminate an independent compensation consultant and to approve the consultant’s fees and all other terms of such engagement. During 2024, the Committee continued to directly retain Compensation Advisory Partners LLC (“CAP”) as its independent compensation consultant. The scope of the work done by CAP for the Committee included:
•Preparing analyses, recommendations, and other support to inform the Committee’s decisions related to executive and director compensation;
•Providing updates on market trends and the regulatory environment as they relate to executive and director compensation;
•Reviewing and commenting on all management proposals presented to the Committee;
•Reviewing the composition of the compensation benchmarking and performance benchmarking peer groups, and providing recommendations and other support to inform the Committee's related discussions and decisions;
•Comparing the compensation of Company executives to a peer group of companies and survey data; and
•Working with the Committee to validate the pay-for-performance relationship, in support of alignment with stockholders.
The Committee, after taking into consideration NYSE independence standards for compensation consultants and SEC rules, concluded that no conflict of interest exists that would prevent CAP from providing independent advice to the Committee. CAP will not perform other services for WEX without the consent of the Chair of the Committee. CAP meets with the Committee Chair and the Committee outside the presence of management on a regular basis. In addition, CAP participated in all of the Committee’s meetings during 2024 and, when requested by the Committee Chair, participates in preparatory meetings and executive sessions.

48	WEX Inc.

EXECUTIVE COMPENSATION
Total Compensation — Objectives and Compensation Philosophy
Objectives
Our compensation programs are designed and administered to balance the achievement of near-term operational results and long-term growth goals with the ultimate objective of increasing long-term stockholder value and retaining talent viewed as critical to our ongoing growth and success. The principal elements of an executive’s total compensation consist of: base salary, a STIP bonus, and long-term incentives.
Compensation Philosophy
Generally, we intend to position target total direct compensation (salary, annual incentive and long-term incentives) within a competitive range of market median. Pay may vary above or below target based on actual performance outcomes. Variations in total direct compensation among the NEOs reflect differences in competitive pay for their respective positions as well as the size and complexity of the business units or functions they oversee, the performance of those business units or functions, key competencies and individual performance.
2024 Total Direct Compensation
We structure NEO target total direct compensation so that the majority of such compensation is delivered in the form of equity awards. Equity awards provide incentives for NEOs to work towards long-term top and bottom-line growth that will enhance stockholder returns and align our NEOs’ compensation directly with our stockholders’ interests. We also structured our NEOs’ 2024 cash compensation so that a significant portion is at risk under the Company’s short-term incentive plan, payable primarily based on enterprise results, and to a lesser degree based on individual, performance. We further detail each component of total direct compensation below.
Base Salary
We review base salaries annually, but we do not necessarily award salary increases each year. In determining base salary levels for NEOs, the Committee considers the following qualitative and quantitative factors: job level and responsibilities, including any increase in responsibilities, relevant experience, individual performance, recent corporate and business unit performance, internal equity, and our objective of paying competitive total direct compensation if performance expectations are met. From time to time, base salaries may be adjusted other than as a result of an annual review, for example, in order to address competitive pressures or in connection with a promotion. Annual NEO salaries, with any increases effective during the first quarter of the given year, were as follows:

	NEOs Base Salary
Name	2023	2024	% Increase (2023-2024)	Rationale for Increase
Melissa Smith Chair, CEO, and President	$875,000	$975,000	11%	Performance, pay mix and market data
Jagtar Narula Chief Financial Officer	$500,000	$525,000	5%	Market-based adjustment
Sachin Dhawan (1) Chief Technology Officer	$525,000	$525,000	—%	No salary increase in 2024
Robert Deshaies Chief Operating Officer, Benefits	$610,000	$610,000	—%	No salary increase in 2024
Karen Stroup Chief Digital Officer	$515,000	$515,000	—%	No salary increase in 2024
(1)Mr. Dhawan was appointed Chief Technology Officer effective December 4, 2023.

2025 Proxy Statement	49

EXECUTIVE COMPENSATION

Short-Term Incentive Plan
Our Short-Term Incentive Plan (STIP) is designed to motivate our NEOs to drive profitable Company growth, while diversifying Company revenues, by measuring NEO performance against our plans at the corporate and business unit level, with the potential for individual adjustment as described below. This framework holds the NEO group accountable for the same corporate metrics and goals, while also emphasizing and holding each NEO accountable for individual and business unit performance, where applicable.
We aim to set rigorous STIP performance goals, and our STIP payouts vary from year-to-year based on results. For 2024, we established a cash incentive payment target for each NEO based upon their position within the Company, responsibility and competitive cash incentive payment opportunities for similar positions at other companies. From time to time, the cash incentive payment target may be adjusted other than as a result of an annual review, for example, in order to address competitive pressures or in connection with a role change. Actual STIP payouts may range from 0% to 200% of the target bonus opportunity and are based on actual performance outcomes.
The following table summarizes the corporate performance components used for the 2024 STIP and the weighting of each component of the 2024 STIP for each NEO.

Weighting Used in Determination of 2024 STIP Payout(1)(2)
Corporate Goals	NEOs
Adjusted Revenue	40%
Adjusted Operating Income	60%
(1)The percentages represent the weight that the corporate goals are applied to each NEO in determining their actual 2024 STIP payout.
(2)See the table on page 53 for the actual STIP percentages and payouts as a percentage of target for each NEO, as applicable.
The following table presents the targets of our corporate STIP goals at threshold, target, and maximum payout associated with those goals. Furthermore, the table presents the actual performance for the 2024 corporate STIP goals and the initial payout factor associated with those goals based on the actual 2024 performance, that may be further adjusted based on the IPF (see below). See various STIP related tables below for additional detail.

		2024 Corporate Short-Term Incentive Plan
		Performance Goals ($000s)			2024 Actual
Corporate Goals	Weight (%)	Threshold (50% payout)	Target Performance Goal (100% payout)	Maximum (200% payout)	Actual Performance	Actual % Performance	Payout based on Actual 2024 Performance*
Adjusted Revenue(1)	40%	$2,592.6	$2,729.1	$2,865.6	$2,614.3	57.9%	23.2%
Adjusted Operating Income(2)	60%	$1,030.1	$1,107.6	$1,163.0	$1,063.6	71.6%	43.0%
Weighted Average Payout							66.1%
(1)Adjusted Revenue means 2024 total revenue as reported in the Company's Annual Report on Form 10-K, for the fiscal year ended December 31, 2024, filed with the SEC on February 20, 2025 ("Form 10-K") adjusted for: the difference between 2024 reported fuel prices and foreign exchange rates and Board-approved, budgeted 2024 fuel price and foreign exchange rate assumptions (which potential variance was capped for fuel prices). For the purposes of our STIP, we further adjust this measure, as shown in Appendix A.
(2)Adjusted Operating Income means 2024 operating income as reported in the Company's Annual Report on Form 10-K, for the fiscal year ended December 31, 2024, filed with the SEC on February 20, 2025 ("Form 10-K") adjusted for: foreign exchange rate impacts compared to the Board approved 2024 Budget, fuel price differences compared to the Board approved 2024 Budget, acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, restructuring and other costs, and debt restructuring costs. For the purposes of our STIP, we further adjust this measure, as shown in Appendix A.
*    The sum of the percentages may differ slightly from the final weighted average payout percentage due to rounding.
The initial funding of the STIP payout, based on the financial metrics and pre-set goals described above, may be adjusted for each NEO through an individual performance modifier, down to 75% or up to 125% of the initial funding of the STIP amount, with no payout greater than 200% of target under the STIP for 2024. The adjustment is made based on the Committee's assessment of performance versus predefined, often quantitative, individual goals. Our CEO may make individual modifier recommendations to the Committee for the other NEOs, for consideration and approval by the Committee, and the Committee independently considers and approves the CEO individual modifier factor, if any.

50	WEX Inc.

EXECUTIVE COMPENSATION
The Committee believes that our NEOs' performance goals should support and help achieve the Company’s strategic objectives. Individual performance goals for the CEO were established under the oversight of, and with the approval of, the Committee, and considered input on the goals from all independent directors as gathered by the Lead Director. Such goals are typically discussed, prior to approval, over multiple Committee meetings. Individual performance goals for the other NEOs were prepared by the CEO and reviewed with the Committee. Across our NEO group, in addition to an evaluation of general leadership competencies, the results that were measured against pre-defined goals (often quantitative) to determine individual modifiers, are discussed below:

M. Smith	Goal Results

FY2024 Performance Results
•Executed against our strategic priorities and delivered a record-high $2.63 billion in revenue, a 3% increase from 2023.
•Grew adjusted operating income to $1,059.7 million, a 3% increase over 2023.
•Exceeded our goal of generating $100 million in run-rate cost savings.
•Made meaningful progress transforming with AI through increased productivity, and achieved 100% of employee directors and above participation rate in AI training.
•Established AI innovation pipeline and successfully piloted a number of AI-first products to support a better customer experience.
•Introduced the Product Operating Model to increase the speed of innovation and experimentation.
•Made significant advancements in our energy transition strategy and brand positioning.
•Exceeded employee engagement results benchmarks in the technology organization.

J. Narula	Goal Results

FY2024 Performance Results
•Supported achievement of the Company’s budget goals by actively managing costs despite macroeconomic headwinds.
•Exceeded our goal of generating $100 million in run-rate cost savings.
•Amended our Credit Agreement to increase our term loans outstanding and revolving credit facility availability by over $225 million combined.
•Repriced the applicable interest margins on our Credit Agreement, which is expected to reduce interest expense by more than $10 million per year, assuming borrowing levels remain consistent with those of 2024.
•Maintained a balanced capital allocation approach including share repurchases of approximately $650 million representing approximately 3.3 million shares, or 8 percent of our shares outstanding as of the beginning of 2024.
•Maximized yields for Benefits business through optimization of HSA placement strategy.

2025 Proxy Statement	51

EXECUTIVE COMPENSATION

S. Dhawan	Goal Results

FY2024 Performance Results
•Made meaningful progress in the deployment of AI initiatives in the technology organization resulting in improvements in employee productivity, technology productivity, and AI enabled security.
•Successfully piloted a number of AI-first products to support a better customer experience.
•Introduced the Product Operating Model to increase speed of innovation and experimentation.
•Led significant improvements in our technology operations for the Benefits business resulting in improved customer experience.
•Hired top talent into critical roles in the technology organization, while exceeding technology employee engagement results benchmarks.

R. Deshaies	Goal Results

FY2024 Performance Results
•Achieved cost and organizational operational efficiency efforts.
•Standardized NPS scores across the Benefits business.
•Maximized yields for Benefits business through optimization of HSA placement strategy and expanding HSA pathways to additional audiences.
•Led domestic efforts to meet our customers where they are in their mixed-fleet journey to integrate both electric and ICE vehicles.

K. Stroup	Goal Results

FY2024 Performance Results
•Made meaningful progress in AI initiatives through increased productivity.
•Successfully piloted a number of AI-first products to support a better customer experience.
•Introduced the Product Operating Model to increase speed of innovation and experimentation.
•Made significant progress to improve the Benefits platform.
•Led efforts to boost the innovation pipeline for the Company across all levels including intake, vetting, prioritization, and pilot phases.

Given each NEO's results measured against their individual goals, as discussed above, the Committee, in its discretion, determined the individual performance factor for each NEO's STIP award at the percentage displayed in the table below. The Committee considered the input of Ms. Smith regarding performance against the pre-established individual goals for each NEO (other than for Ms. Smith) in its decision-making process. When making its individual performance factor determinations, the Committee did not assign a specific weighting to any individual goal, but instead reviewed each NEO's results against his or her individual goals in the aggregate. The performance evaluation for Ms. Smith is typically discussed over multiple Committee meetings during executive session, and incorporates input from all independent directors collected by the Lead Director.
The payouts under our STIP are computed based on corporate and individual performance, as discussed above and outlined below. The fiscal year 2024 STIP payments are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Year 2024, and are set forth in the following table. The following table also provides a supplemental breakdown of the components that make up the NEOs' actual fiscal year 2024 STIP awards. The awards as a percentage of the target are displayed for each component.

52	WEX Inc.

EXECUTIVE COMPENSATION

Annual Salary	x	Target Annual Incentive %	x	Corporate Performance Factor % (0%-200%)	x	Individual Performance Factor % (75%-125%)	=	Final Actual STIP Award (0%-200%)

		Target		Actual
Executive	Annual Salary (a)(1)	Annual Incentive % (b)	Annual Cash Incentive $ (a) x (b) = (c)	Corporate Performance Factor % (d)	Individual Performance Factor % (e)	Final Award $ (c) x (d) x (e)	Final Award as a % of Target $ (d) x (e)
Melissa Smith	$975,000	150%	$1,462,500	66.1%	100%	$966,713	66.1%
Jagtar Narula	$525,000	100%	$525,000	66.1%	100%	$347,025	66.1%
Sachin Dhawan	$525,000	85%	$446,250	66.1%	110%	$324,468	72.7%
Robert Deshaies	$610,000	100%	$610,000	66.1%	90%	$362,889	59.5%
Karen Stroup	$515,000	85%	$437,750	66.1%	100%	$289,353	66.1%
(1)Reflects annual salary as of December 31, 2024.
Long-Term Incentive Compensation
The Company provides annual grants of long-term equity-based incentives through the LTIP. Annual grants under the LTIP in 2024 were provided through a mix of (i) PRSUs, which generally vest from 0% to 200% of target stock units based on actual results compared to multi-year financial performance goals and are subject to time-based vesting, as described below, (ii) MSUs, which generally vest from 0% to 200% of target stock units based on WEX absolute stock price performance over the performance period and are subject to time-based vesting, as described below and, for our non-CEO NEOs (iii) RSUs, which vest based on the passage of time and fluctuate in value based on changes in our stock price. PRSUs, MSUs, and RSUs generally vest over a three-year period.
The market share unit, or MSU vehicle was introduced as a part of WEX's equity based compensation program for the first time in 2024, while stock options were not awarded in 2024. MSUs, are a form of PRSU, a performance-contingent equity award where the payout factor is entirely based on the change in the price of WEX common stock between grant date and each vest date. These awards vest ratably over 3 years on the anniversary of the grant date, with payout contingent upon absolute share price performance . For example, if the price, as calculated under the terms of the MSU award, goes up 10% between grant date and vest date, then 110% of target MSUs will vest, and if the price, as calculated under the terms of the MSU award, goes down 10%, then 90% of target MSUs will vest. We believe MSU awards support our ability to differentiate our long-term incentive program and attract top notch executive talent. Unlike stock options, MSUs do not have a 10-year term for exercise. Instead, they have fixed conversion dates over a 3-year period, which support the ongoing importance of the performance of the price of our common stock. For example, if our share price performance is below a certain level between the grant date and a vest date, a MSU is forfeited. In addition, we also believe that MSUs have greater retentive value than stock options, as they are a simpler equity vehicle that also retains some value under certain downside share price performance scenarios, and the conversion, or payout, timeframe for MSUs better aligns with competitive market practices than stock options.
We aim to provide long-term awards such that together with cash compensation, target total direct compensation (salary plus target STIP payments, plus grant-date value of annual long-term incentive awards) is within a competitive range of the market median. Actual compensation is intended to vary versus target compensation based on actual performance outcomes. The Committee bases individual award levels on comparative market data for the executive’s position, award levels of comparably-situated executives, and an assessment of individual potential and performance. In making annual equity awards to any individual, the Committee does not alter its compensation philosophy based on the individual’s value realized, or failure to achieve gains, on prior RSU, stock option, MSU, or PRSU awards.

2025 Proxy Statement	53

EXECUTIVE COMPENSATION
2024 LTIP
For 2024, equity grants were 60% PRSUs, 20% MSUs, and 20% RSUs for our non-CEO NEOs. The mix for our CEO was 65% PRSUs and 35% MSUs, which is 100% performance-contingent. We started granting MSUs in lieu of stock options in 2024. The 2024 LTIP was designed to support our multi-year strategic plan and consider absolute stock price performance outcomes, rewarding each of the NEOs for their anticipated contribution to the achievement of plan goals during the cumulative three-year performance period from January 1, 2024 to December 31, 2026. Three long-term incentive vehicles are used to accomplish this:
•PRSUs: Two primary performance metrics for the PRSU awards, Adjusted Net Income Earnings Per Share, weighted 60%, and Adjusted Net Revenue, weighted 40% determine the payout. Payout and targets for the 2024 PRSUs will be disclosed in the proxy statement for the 2027 Annual Meeting, once the performance period is complete. If earned, PRSUs will cliff vest on the third anniversary of the grant date.
•MSUs: Are eligible to vest based on the performance of our stock price each year over the 3-year vesting period, which is in three tranches, with each vesting date being a fixed conversion date. For MSUs each 1% increase or decrease in stock price results in a 1% increase or decrease in the number of MSUs earned at the end of the performance period with a maximum payout at 200% stock price appreciation and a threshold of 40% stock price depreciation, below which no MSUs are earned. Accordingly, the target quantity for each tranche is equal to one-third of the total MSU grant. The first tranche vests based on a one-year performance period, the second tranche vests based on a two-year performance period, and the third tranche vests based on a three-year performance period. This rewards the creation of incremental shareholder value over mid-term time periods. Performance is measured based on a payout factor resulting from dividing the average of the closing price on the measurement date plus the nine prior trading days by the average stock price on the grant date (also a 10-day average). If the payout factor is below 60% (i.e., 40% stock price depreciation), no MSUs vest on the applicable vesting date. The payout factor is capped at 200% (i.e., 100% stock price appreciation).
•RSUs: Vest according to the historical Company practice of having one-third of each award vest on each of the first three anniversaries of the grant date, assuming continued employment.
2022 PRSU Grant Payout
The 2022 PRSU award was designed to support our multi-year revenue and income growth targets. There was no payout for below threshold goal performance, and payout would be linearly interpolated between threshold and target or between target and maximum performance levels.
These PRSUs, with a three-year performance period ended December 31, 2024, were previously reported in our proxy statement for the 2022 Annual Meeting at fair value at the time of grant. The final payout factor was 163.8% of target stock units, given actual cumulative three-year financial results versus pre-defined goals, as outlined in the table below.

Company Goals	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)	Weight	Final Performance Factor (% target)	Payout based on 2022-2024 Performance
Adjusted Revenue ($M)(1)	$6,318	$6,756	$7,183	40%	200%	80.0%
ANI-EPS(2)	$35.00	$39.05	$43.75	60%	140%	83.8%
Weighted Average Payout						163.8%
(1)Adjusted Revenue is defined as revenue as reported in the Form 10-K filing for the performance period, adjusted for items shown in Appendix A.
(2)Adjusted Net Income – Earnings Per Share is defined as Adjusted Net Income Attributable to Shareholders - on a per share basis, as reported in the Form 10-K filing, for the performance period, adjusted for the price per gallon of fuel and other items as shown in Appendix A.

54	WEX Inc.

EXECUTIVE COMPENSATION
Changes to CEO Pay Program for 2025
For 2025, in consideration of input from investors, board members, management and the Committee’s independent compensation consultant, the Committee determined to make changes to the design of the annual equity grant to the CEO for 2025. A summary of the changes and related rationale include the following:

Changes Made for 2025	Rationale

•Payout for PRSUs will be based 20% on Adjusted Revenue, 30% on ANI-EPS, and 50% on a new relative Total Shareholder Return (TSR) metric, which compares WEX's TSR to a relative TSR comparison group comprised of 33 companies that conduct business in similar industries.
•The relative TSR component is capped at target, regardless of WEX's relative share price performance, if WEX's absolute stock price performance is not positive during the three-year performance period.
•For payout of the relative TSR portion to exceed target, relative TSR must exceed median; there is no payout for bottom quartile performance, 25th percentile performance equates to a 25% of target payout; and to achieve a maximum payout, at least 80th percentile relative TSR must be achieved.
•The PRSUs and MSUs granted in 2025 must be held for one-year following the three-year performance period before they will be paid out (i.e., we added a 1-year post-vest holding requirement).

•Increased emphasis on absolute and relative stock price performance in CEO pay program, while also maintaining alignment with broader leadership team PRSU outcomes.
•The relative TSR metric requires outperformance against a specified comparison group in order for an above target payout factor to be achieved.

2025 Proxy Statement	55

EXECUTIVE COMPENSATION
Peer Group
We have established a target compensation structure that focuses on the median of our selected compensation benchmarking peer companies, but also allows total target compensation to vary to reflect other considerations, such as Company performance, individual experience, job responsibilities and other individual performance factors. A key element of this process is selecting a relevant peer group against which we compare NEO pay elements. The Committee determines the composition of our compensation benchmarking peer group, considering input from its independent compensation consultant and management, among other factors, such as size, business, operating characteristics and competition for executive talent. For 2024, our compensation benchmarking peer group consisted of the 16 companies shown below, whose aggregate profile was comparable to WEX. The 2024 peer group was consistent with our peer group for 2023.

2024 Compensation Benchmarking Peer Group
ACI Worldwide	Dayforce, Inc.	Paychex, Inc.
BILL Holdings, Inc.	Euronet Worldwide, Inc.	Paycom Software, Inc.
Block, Inc.	EVERTEC, Inc.	Paylocity Holding Corporation
Broadridge Financial Solutions, Inc.	Fair Isaac Corporation	TransUnion
Corpay, Inc.	HealthEquity, Inc.
CSG Systems International, Inc.	Jack Henry & Associates, Inc.

Metrics	WEX ($ millions)	Peer Median ($ millions)(1)
Market Capitalization	$6,844	$11,455
2024 Reported Revenue	$2,628	$1,822
3-Year Reported Revenue Growth	42%	36%
(1)Source – S&P Capital IQ financial database (with Market Capitalization measured on December 31, 2024).
Peer group data and other information provided to the Committee were considered in setting target compensation levels for our NEOs. For purposes of defining the market for each individual role, the Committee used peer group data for all NEOs, including our CEO, CFO, and other NEOs who each lead a business unit, as applicable.
During 2024, on average, target total direct compensation of our NEOs was positioned within a competitive range of the market median. Adjustments are typically made when we believe that there is a market-based gap and/or as warranted by individual performance.
In addition to – and separate from – our compensation benchmarking peer group, we also maintain a performance benchmarking peer group to provide our Committee and management team with additional reference information relating to compensation program practices and financial performance. The Committee determined the composition of our performance benchmarking peer group considering input from its independent compensation consultant and management, as well as from the Company's investors, among other factors, such as business, growth rate and operating characteristics. For 2024, our performance benchmarking peer group consisted of the 12 companies shown below. The 2024 performance benchmarking peer group was consistent with our performance benchmarking peer group for 2023.

2024 Performance Benchmarking Peer Group
Block, Inc.	Fidelity National Information Services, Inc.	Jack Henry & Associates, Inc.
Bread Financial Holdings, Inc.	Fiserv, Inc.	PayPal Holdings, Inc.
Corpay, Inc.	Global Payments Inc.	The Western Union Company
Equifax, Inc.	HealthEquity, Inc.	TransUnion

56	WEX Inc.

EXECUTIVE COMPENSATION
Other Compensation Program and Governance Features
Compensation Risk Assessment
The Committee considers the potential risk to the Company from its compensation programs and policies, including when any potential program changes are being considered. The Committee also periodically reviews risk assessments of our compensation policies, practices and programs covering employee groups, conducted by representatives from Human Resources working with the Committee’s independent compensation consultant. The analyses evaluate the levels of risk-taking that potentially could be encouraged by our compensation arrangements, taking into account the arrangements’ risk-mitigation features, to determine whether they are appropriate in the context of our strategic plan and annual budget, our overall compensation arrangements, our compensation objectives and the Company’s overall risk profile. During 2024, the Committee continued to conclude that WEX has an executive compensation program that balances competitive compensation with performance incentives and does not use compensation policies or practices — across employee groups — that create risks that are reasonably likely to have a material adverse effect on the Company. Select identified risk-mitigation features with respect to our NEOs' compensation include the following:
•A competitive base salary, which provides executives with ongoing income;
•Budget and goal-setting processes that involve multiple levels of review;
•Independent oversight of incentive program design and payouts;
•Different performance-measurement and time-based vesting requirements between our short-term and long-term incentive programs;
•Stock ownership guidelines, mandatory and supplemental clawback policies, anti-hedging and anti-pledging policies; and
•Sub-Committee approval for Section 16 Executive compensation, when applicable.
Tax Deductibility of Compensation
While the Committee generally considers the tax implications of its executive compensation decisions, such consequences were not a material consideration in the compensation awarded to our NEOs in 2024. Internal Revenue Code Section 162(m) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid in any one year to each of certain of the Company’s current and former executive officers.
Accounting Implications
In designing our compensation and benefit programs, the Committee reviews and considers the accounting implications of its decisions, including the accounting treatment of amounts awarded or paid to our executives.
Executive Stock Ownership Guidelines
To further support alignment of the interests of management and stockholders, we maintain stock ownership guidelines for our NEOs. The guidelines require that executives attain a specified level of ownership of shares of the Company’s common stock equal in value to a multiple of base salary within the later of five years of the executive’s appointment to their role or the applicability of these guidelines.

Current Guidelines
Role	Multiple of Base Salary
Chief Executive Officer	6.0x
Other NEOs	3.0x
Until the minimum level of ownership is achieved, executives must retain, net after tax, 50% of any shares of our common stock earned upon vesting of PRSUs, RSUs, MSUs or purchased upon exercise of stock options.
The Committee reviews the ownership level for covered executives each year. As of the 2024 measurement of ownership, which typically occurs in July each year, all NEOs were in compliance with our executive stock ownership guidelines. “Equity,” for purposes of executive ownership guidelines, includes shares of our common stock owned directly or indirectly as well as 50% of unvested time-based RSU awards. Stock options, MSUs and unearned, unvested PRSUs are not counted.

2025 Proxy Statement	57

EXECUTIVE COMPENSATION
Anti-Hedging and Anti-Pledging Policies
We maintain a policy that prohibits directors, executive officers, and designated employees (as determined under our Insider Trading Policy) from purchasing any financial instrument, or entering into any transaction, that is designed to hedge or offset a decrease in the market value of Company stock (including, but not limited to, prepaid variable forward contracts, equity swaps, collars or exchange funds) or from pledging, hypothecating, or otherwise encumbering shares of Company stock as collateral for indebtedness.
Clawback Policy
As required by the NYSE listing standards, the Company has adopted a Board approved policy that requires, subject to certain limited exceptions, the recoupment of erroneously awarded incentive compensation in the event of an accounting restatement resulting from material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws. In such an event, the Company will seek to recover the amount of erroneously awarded incentive-based compensation received by current and former executive officers during the three-year fiscal year period prior to the date the Company is required to prepare an accounting restatement that was in excess of the amount that would have been awarded based on the related financial results, subject to and in accordance with the terms of the policy and applicable law.
The Company also adopted a Board approved supplemental clawback policy that extends beyond the NYSE Listing Standards. The policy applies to all Vice Presidents and higher ranking employees of WEX and provides that the Committee may seek to recover incentive-based compensation, including all forms of time- and performance-based equity awards, when it determines that an individual subject to the policy has committed misconduct under the policy (whether or not in connection with a restatement), including, among other things, acts of fraud, embezzlement, gross negligence, violations of law, and conduct that causes material harm to the Company.
Additionally, the LTIP awards bind the NEOs to the clawback policies and to any clawback policy WEX may adopt in the future, including to comply with applicable SEC and NYSE rules and requirements, and to the fullest extent permitted by applicable law.
Benefits and Perquisites
We provide competitive benefits to attract and retain employees at all levels. This includes a health and welfare benefits package and a 401(k) plan. Beginning in 2020, the Company began offering reimbursement to our NEOs each year for executive physical exams and financial counseling, up to $10,000 and up to $12,000 per year, respectively, as part of our Wellness Program. The decision to offer such potential reimbursement was authorized by the Committee to support the physical and financial well-being of our NEOs. The Committee, together with Company management continue to evaluate the usefulness of perquisites to our overall compensation program.
Nonqualified Deferred Compensation
The Company administers the WEX Inc. 2005 Executive Deferred Compensation Plan ("2005 EDCP") and the 2017 WEX Inc. Executive Deferred Compensation Plan ("2017 EDCP"). The 2005 EDCP was frozen to new contributions on December 31, 2017 and was replaced by the 2017 EDCP, which has the same characteristics as the 2005 EDCP. Both the 2005 EDCP and the 2017 EDCP provide executive officers with the opportunity to defer up to 80 percent of base salary and/or up to 98 percent of short-term incentive compensation. The Company provided a match of up to 6 percent of the participant’s applicable short-term incentive compensation program award under the 2005 EDCP and now provides the same match for the 2017 EDCP. Investment income on contributions and Company match is accrued for participants to reflect performance of investment funds identified by each participant during their annual election period. The investment funds and their performance used to calculate earnings in the 2005 EDCP and 2017 EDCP generally mirror those used in the 401(k) Plan.
Each of the NEOs was eligible to participate in the 2017 EDCP during 2024.
Prior to our initial public offering, we offered the WEX Inc. Supplemental Investment and Savings Plan ("SERP"), which allowed participants to defer compensation. The SERP was frozen to new contributions on December 31, 2004. Ms. Smith has a balance in the SERP, which continues to earn investment returns based on the funds she selects from an available menu. We believe these investment returns are market competitive for the type of funds offered; there is no preferential interest earned in the 2005 EDCP, 2017 EDCP or SERP accounts. No other current executive officers participated in the SERP when it was an active plan.

58	WEX Inc.

EXECUTIVE COMPENSATION
Compensation Committee Report
The Committee has reviewed and discussed the foregoing Compensation Discussion & Analysis (CD&A) with management. Based on our review and discussions with management, the Committee recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024.
LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE
Stephen Smith (Chair)
Nancy Altobello
Daniel Callahan
James Neary
Jack VanWoerkom

2025 Proxy Statement	59

EXECUTIVE COMPENSATION
Executive Compensation Tables
2024 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)(9)	Total ($)
Melissa Smith Chair, CEO, and President	2024	$955,769	$—	$10,529,340	$—	$966,713	$33,979	$108,527	$12,594,328
	2023	$875,000	$—	$6,619,058	$2,206,265	$1,775,813	$36,186	$150,519	$11,662,841
	2022	$854,808	$—	$5,362,593	$1,787,568	$2,037,434	$—	$143,337	$10,185,740
Jagtar Narula Chief Financial Officer	2024	$520,192	$—	$3,153,783	$—	$347,025	$—	$54,475	$4,075,475
	2023	$500,000	$—	$1,840,257	$460,016	$676,500	$—	$106,975	$3,583,748
	2022	$294,231	$—	$3,984,766	$400,010	$420,779	$—	$80,203	$5,179,989
Sachin Dhawan Chief Technology Officer	2024	$525,000	$—	$2,759,565	$—	$324,468	$—	$34,351	$3,643,384
	2023	$30,288	$425,000	$3,000,107	$—	$—	$—	$—	$3,455,395
Robert Deshaies Chief Operating Officer, Benefits	2024	$610,000	$—	$2,539,411	$—	$362,889	$—	$60,404	$3,572,704
	2023	$608,077	$—	$2,440,080	$610,007	$658,388	$—	$58,018	$4,374,570
	2022	$586,538	$—	$1,932,198	$483,063	$686,185	$—	$78,549	$3,766,533
Karen Stroup ** Chief Digital Officer	2024	$515,000	$—	$2,683,872	$—	$289,353	$—	$67,592	$3,555,817
	2023	$475,769	$312,500	$1,360,016	$340,072	$611,197	$—	$73,951	$3,173,505
	2022	$459,615	$312,500	$2,540,193	$260,051	$498,108	$—	$3,723	$4,074,190
**    Ms. Stroup was not considered a NEO for 2023.
(1)This column shows the actual amount of base salary earned by the NEOs. The amounts shown in this column include any amounts that may be contributed by each NEO on a pre-tax basis to the Company’s 401(k) plan and 2017 EDCP. With respect to Mr. Narula and Mr. Dhawan, the dollar amounts set forth in this column for 2022 and 2023, respectively, reflect the fact Mr. Narula began his employment with the Company in May 2022 and Mr. Dhawan began his employment with the Company in December 2023.
(2)Amounts in this column represent sign-on bonuses paid to executives as a part of their new employment at WEX.
(3)The amounts shown in this column represent the aggregate grant date fair value of PRSUs, RSUs, and MSUs granted during 2024, 2023, and 2022, respectively, calculated in accordance with FASB ASC Topic 718.
(4)PRSUs and MSUs reported in this column reflect the grant date fair value of such awards based upon the probable outcome of the performance conditions and/or market conditions, as applicable, at the grant date calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures and expected relative TSR attainment, if applicable. Assuming the highest level of financial performance conditions were achieved for PRSUs, the value for awards granted in 2024 included in the “Stock Awards” column would be approximately $16,810,118 for Ms. Smith; $4,353,793 for Mr. Narula; $3,809,573 for Mr. Dhawan; $3,505,363 for Mr. Deshaies; and $3,705,088 for Ms. Stroup.
(5)The amounts shown in this column represent the aggregate grant date fair value of option awards calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in the notes to the Company’s audited financial statements for the fiscal year ended December 31, 2024 (see note 22), included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2025.
(6)The amounts shown in this column reflect the cash incentive awards paid in February 2025 for 2024 STIP results, and include amounts contributed by each NEO on a pre-tax basis to the Company’s 2017 Executive Deferred Compensation Plan (EDCP).
(7)The amounts shown reflect SERP above-market earnings.

60	WEX Inc.

EXECUTIVE COMPENSATION
(8)The following table describes the elements that are represented in the “All Other Compensation” column above for 2024:
All Other Compensation

Name	401(k) or Other Retirement Plan Employer Match ($)(1)	2017 EDCP Employer Match ($)(2)	Other ($)(3)	Total ($)
Melissa Smith	$20,700	$58,003	$29,824	$108,527
Jagtar Narula	$20,700	$—	$33,775	$54,475
Sachin Dhawan	$—	$19,468	$14,883	$34,351
Robert Deshaies	$20,700	$—	$39,704	$60,404
Karen Stroup	$20,700	$17,361	$29,531	$67,592
(1)The Company matches 100 percent of an employee's contributions to such employee's 401(k), up to a maximum of six percent of each employee's 2024 IRS eligible compensation limit.
(2)The amounts reflect the Company’s contributions to the respective named executive officer under the 2017 EDCP, which were earned in 2024 and made in 2025.
(3)Includes Financial Wellness Reimbursements for Ms. Smith, Mr. Narula, Mr. Deshaies, and Ms. Stroup, Executive Physical Reimbursements for Ms. Smith, Mr. Dhawan, Mr. Deshaies, and Ms. Stroup and amounts paid for a spouse or significant other of each of Ms. Smith, Mr. Narula, Mr. Dhawan, Mr. Deshaies, and Ms. Stroup to attend certain business trips.
(9)These amounts previously reported have been revised to include certain additional amounts for 2023 and 2022 for Ms. Smith and Mr. Deshaies and for 2023 for Mr. Narula and Ms. Stroup that were inadvertently excluded in our prior reporting.
2024 Grants of Plan-Based Awards Table
The following table represents all plan-based awards granted to the Named Executive Officers in 2024:

	Type of Award(1)		Date of Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name		Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Melissa Smith	STIP			$731,250	$1,462,500	$2,925,000	—	—	—	—	—
	PRSU(4)	3/15/2024	2/14/2024	—	—	—	13,525	27,049	54,098	—	$6,280,778
	MSU(5)	3/15/2024	2/14/2024	—	—	—	8,739	14,565	29,130	—	$4,248,562
Jagtar Narula	STIP			$262,500	$525,000	$1,050,000	—	—	—	—	—
	RSU(6)	3/15/2024	2/14/2024	—	—	—	—	—	—	2,584	$600,005
	PRSU(4)	3/15/2024	2/14/2024	—	—	—	3,876	7,752	15,504	—	$1,800,014
	MSU(5)	3/15/2024	2/14/2024	—	—	—	1,550	2,584	5,168		$753,764
Sachin Dhawan	STIP			$223,125	$446,250	$892,500	—	—	—	—	—
	RSU(6)	3/15/2024	2/14/2024	—	—	—	—	—	—	2,261	$525,004
	PRSU(4)	3/15/2024	2/14/2024	—	—	—	3,392	6,783	13,566	—	$1,575,013
	MSU(5)	3/15/2024	2/14/2024	—	—	—	1,357	2,261	4,522	—	$659,548
Robert Deshaies	STIP			$305,000	$610,000	$1,220,000	—	—	—	—	—
	RSU(6)	3/15/2024	2/14/2024	—	—	—	—	—	—	2,081	$483,208
	PRSU(4)	3/15/2024	2/14/2024	—	—	—	3,121	6,241	12,482	—	$1,449,160
	MSU(5)	3/15/2024	2/14/2024	—	—	—	1,249	2,081	4,162	—	$607,043
Karen Stroup	STIP			$218,875	$437,750	$875,500	—	—	—	—	—
	RSU(6)	3/15/2024	2/14/2024	—	—	—	—	—	—	2,199	$510,608
	PRSU(4)	3/15/2024	2/14/2024	—	—	—	3,299	6,597	13,194	—	$1,531,823
	MSU(5)	3/15/2024	2/14/2024	—	—	—	1,319	2,199	4,398		$641,441
(1)All equity awards are granted under the Amended and Restated 2019 Equity and Incentive Plan.
(2)These columns reflect the threshold, target and maximum cash awards payable to our NEOs under the 2024 STIP. The final award is determined using pre-defined goals, as determined by the Leadership Development and Compensation Committee. If performance falls below the pre-established thresholds, the payout is $0. The actual STIP payout for fiscal year 2024, for each NEO, is reported in the Summary Compensation Table. For further details, please see the CD&A section titled Short-Term Incentive Plan.
(3)Represents the grant date fair value of RSU, PRSU, and MSU awards determined in accordance with FASB ASC Topic 718.

2025 Proxy Statement	61

EXECUTIVE COMPENSATION
(4)PRSUs granted on March 15, 2024 may convert to RSUs at the conclusion of the performance period based on determination of the achievement of predetermined performance goals for the Company's Adjusted Revenue and Adjusted Net Income - Earnings Per Share over 2024, 2025 and 2026. If earned, these vest in full on March 15, 2027. The number of PRSUs received by each NEO was determined by dividing the total award amount granted by the grant date fair value per share, which is calculated using the closing price of WEX common stock on the date of grant on the New York Stock Exchange. The grant date fair value shown reflects the target outcome of the performance conditions, based on the probable outcome of performance goals at grant, excluding the effect of estimated forfeitures.
(5)MSUs granted on March 15, 2024 are market-based equity awards that represent a right to receive shares of WEX common stock at specified future dates if certain WEX stock price performance and vesting conditions are met. The MSUs vest in tranches over 3 years at a rate of one third of the total award per year beginning on the first anniversary of the grant date. The number of MSUs received by each NEO was determined by dividing the total award amount granted by the closing price of WEX common stock on the date of grant on the New York Stock Exchange. The grant date fair value of each award tranche was estimated at the date of grant using the Monte-Carlo simulation model. Assumptions used in the calculation of these amounts are included in the notes to the Company’s audited financial statements for the fiscal year ended December 31, 2024 (see note 22), included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2025.
(6)RSUs granted on March 15, 2024 vest over 3 years at a rate of one-third of the total award per year beginning on the first anniversary of the grant date. The number of RSUs received by each NEO was determined by dividing the total award amount granted by the grant date fair value per share, which is calculated using the closing price of WEX common stock on the date of grant on the New York Stock Exchange.

62	WEX Inc.

EXECUTIVE COMPENSATION
Outstanding Equity Awards at 2024 Fiscal Year-End
The following table represents stock options and unvested stock units held by each of the Named Executive Officers as of December 31, 2024.

		Option Awards				Stock Awards
								Equity Incentive Plan Awards:
Name	Grant Date	Number of Securities Underlying Unexercised Options - (#) Exercisable	Number of Securities Underlying Unexercised Options - (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Melissa Smith	3/20/2017	23,187	—	104.95	3/20/2027	—	—	—	—
	5/10/2017	4,922	—	99.69	5/10/2027	—	—	—	—
	3/15/2018	17,555	—	158.23	3/15/2028	—	—	—	—
	3/20/2019	19,733	—	184.81	3/20/2029	—	—	—	—
	3/16/2020	42,696	—	109.66	3/16/2030	—	—	—	—
	3/15/2021	16,834	—	226.02	3/15/2031	—	—	—	—
	3/15/2022	16,810	8,431	163.22	3/15/2032	—	—	—	—
	3/15/2023	8,997	18,024	173.56	3/15/2033	—	—	—	—
	Various					50,336	8,824,941	102,632	17,993,442
Jagtar Narula	6/15/2022	3,601	1,806	161.08	6/15/2032	—	—	—	—
	3/15/2023	1,876	3,758	173.56	3/15/2033	—	—	—	—
	Various					17,386	3,048,131	26,240	4,600,397
Sachin Dhawan	Various					7,566	1,326,471	19,654	3,445,739
Robert Deshaies	3/15/2016	1,032	—	77.20	3/15/2026	—	—	—	—
	3/20/2017	843	—	104.95	3/20/2027	—	—	—	—
	3/15/2018	585	—	158.23	3/15/2028	—	—	—	—
	3/20/2019	601	—	184.81	3/20/2029	—	—	—	—
	3/16/2020	6,832	—	109.66	3/16/2030	—	—	—	—
	3/15/2021	3,378	—	226.02	3/15/2031	—	—	—	—
	3/15/2022	4,542	2,279	163.22	3/15/2032	—	—	—	—
	3/15/2023	2,487	4,984	173.56	3/15/2033	—	—	—	—
	Various					19,957	3,498,890	29,410	5,156,161
Karen Stroup	3/15/2022	2,445	1,227	163.22	3/15/2032	—	—	—	—
	3/15/2023	1,386	2,779	173.56	3/15/2033	—	—	—	—
	Various	—	—	—	—	11,867	2,080,523	20,550	3,602,826
(1)Vests at a rate of one-third of the total award on each of the first, second, and third anniversary of the grant date.
(2)The following table shows, by grant date, the number of unvested RSUs and PRSUs for which achievement of the performance conditions have been satisfied but not yet time-based vested as of December 31, 2024:

	Annual RSUs Granted on:			Annual PRSU Granted on:	New Hire Awards Granted on:
	March 15, 2022(a)	March 15, 2023(a)	March 15, 2024(a)	March 15, 2022(b)	June 15, 2022(c)	December 15, 2023(d)	Total (#)
Melissa Smith	2,195	5,088	—	43,053	—	—	50,336
Jagtar Narula	—	1,769	2,584	—	13,033	—	17,386
Sachin Dhawan	—	—	2,261	—	—	5,305	7,566
Robert Deshaies	989	2,345	2,081	14,542	—	—	19,957
Karen Stroup	533	1,307	2,199	7,828	—	—	11,867

2025 Proxy Statement	63

EXECUTIVE COMPENSATION

Stock Award Vesting Schedule
(a)	Vests at a rate of one third of the total award per year beginning on the first anniversary of the grant date.
(b)	Vests in full on March 15, 2025.
(c)	Mr. Narula's new hire incentive awards include 830 of RSUs that vest on June 15, 2025 and 12,203 of PRSUs that vest in full on March 15, 2025.
(d)	Mr. Dhawan's new hire incentive award consists of an RSU, which vests at a rate of half of the total award per year, beginning on the first anniversary of the grant date.
(3)Reflects the value as calculated based on the closing price of the Company’s common stock ($175.32) on December 31, 2024.
(4)In accordance with SEC rules, the number of PRSUs and MSUs reported in the Outstanding Equity Awards table above, reflect an assumed level of achievement of performance goals, as indicated below, based on the Company's performance as of December 31, 2024. The actual number of shares of common stock, if any, that we will issue in respect of these PRSU and MSU awards is not yet determinable and will depend on the Company's and its common stock's actual performance through the end of the applicable performance period, as applicable. The following table shows assumed level of achievement of the PRSUs and MSUs by grant date, where achievement of the performance conditions have not yet been determined as of December 31, 2024:

Name	Annual Grant PRSUs March 15, 2023(a)	Annual Grant PRSUs March 15, 2024(b)	Annual Grant MSUs March 15, 2024(c)	New Hire Award December 15, 2023(d)	Total (#)
Melissa D. Smith	61,018	27,049	14,565	—	102,632
Jagtar Narula	15,904	7,752	2,584	—	26,240
Sachin Dhawan	—	6,783	2,261	10,610	19,654
Robert Deshaies	21,088	6,241	2,081	—	29,410
Karen Stroup	11,754	6,597	2,199	—	20,550

Stock Award Vesting Schedule (Assuming Performance Conditions are Met)
(a)	Vests in full on March 15, 2026. Because performance through the end of 2024 was between the target and maximum levels, the number of shares underlying the awards is based on maximum performance.
(b)	Vests in full on March 15, 2027. Because performance through the end of 2024 was below target, the number of shares underlying the awards is based on target performance.
(c)	Vests at a rate of one third of the total award per year beginning on the first anniversary of the grant date. Based on the volume weighted average price per share of the Company's common stock over the 10 trading days immediately preceding December 31, 2024, stock price performance was between the threshold and target levels; therefore the number of shares underlying the awards is based on target performance.
(d)	Mr. Dhawan's new hire incentive award consists of a PRSU, which vests in full on March 15, 2026. Because performance through the end of 2024 was between the target and maximum levels, the number of shares underlying the awards is based on maximum performance.

64	WEX Inc.

EXECUTIVE COMPENSATION
2024 Option Exercises and Stock Vested
The following table represents stock options exercised and shares of our common stock received upon vesting of RSUs and PRSUs in 2024 by each of the NEOs. The value realized on vesting is based on the closing market price of our common stock as reported on the NYSE on the day prior to the applicable vesting date of the stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Melissa D. Smith	54,107	5,870,462	39,298	9,193,767
Jagtar Narula	—	—	12,576	2,588,547
Sachin Dhawan	—	—	5,304	934,565
Robert Deshaies	—	—	10,944	2,560,349
Karen Stroup	—	—	6,851	1,602,791
2024 Nonqualified Deferred Compensation
The following table represents the amounts deferred by each of the Named Executive Officers in the: 2005 Executive Deferred Compensation Plan (EDCP); 2017 EDCP; and the SERP. The SERP, which was frozen to new contributions on December 31, 2004, the 2005 EDCP, which was frozen to new contributions on December 31, 2017, and the 2017 EDCP are described in the Nonqualified Deferred Compensation section of the CD&A.

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Melissa Smith	SERP	—	—	33,979	—	230,667
	2005 EDCP	—	—	146,423	—	1,129,865
	2017 EDCP	241,678	58,003	295,263	—	3,332,768
Sachin Dhawan	2017 EDCP	32,447	19,468	—	—	51,915
Robert Deshaies	2017 EDCP	—	—	18,942	—	203,100
Karen Stroup	2017 EDCP	28,935	17,361	11,880	—	155,968
(1)The amounts shown in this column have been reported in Salary and/or Non-Equity Incentive Plan Compensation of the Summary Compensation Table for 2024.
(2)Participant contributions to the 2017 EDCP are matched on annual short term incentive program payments only. WEX matches the executives’ short-term incentive deferral up to a maximum of 6% of their total short term incentive program award. The amounts shown in this column have been reported in the 2024 All Other Compensation column of the Summary Compensation Table.
(3)Earnings on the SERP are included in the Summary Compensation Table. The Company does not pay above-market interest rates on the 2005 EDCP and 2017 EDCP, and thus earnings on the 2005 EDCP and 2017 EDCP are not included in the Summary Compensation Table.
(4)Portions of the amounts shown in this column have been reported in the Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table as follows:

Name	Salary	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Melissa Smith	$—	$241,678	$—	$241,678
During the year ended December 31, 2024, participants were given the opportunity to select among various funds in the SERP, 2005 EDCP, and 2017 EDCP. The fund options generally mirror those available in the 401(K) plan. Executives may enroll in the EDCP during the annual December open enrollment period and may elect to defer base salary and/or bonus earned in the subsequent year. Distribution options include lump sum payments or annual installment payments ranging from two to ten years. Participants may elect to receive distributions at a specified future date or upon separation from service. If a participant terminates employment prior to the specified future date for a distribution, the distribution is automatically paid at the next scheduled distribution date (in January or June) that is at least 6 months after termination of employment.

2025 Proxy Statement	65

EXECUTIVE COMPENSATION
Employment Agreements, Severance, and Change in Control Benefits
The Company provides employment agreements, severance benefits, and change of control benefits to attract and retain key executive officers. These provisions represent competitive severance and change in control benefits based upon the review by the Committee.
The Committee reviews these agreements and the WEX Inc. Executive Severance Pay and Change in Control Plan periodically to assess whether the total value to an executive remains at the level needed to attract and retain executives without being considered excessive in the opinion of the Committee.
The following provisions were in effect as of December 31, 2024:

		Melissa Smith	Jagtar Narula	Sachin Dhawan	Robert Deshaies	Karen Stroup
Basic Severance Benefit(1)	Severance Payment	1.5x base salary plus 1x target bonus each paid in a lump sum or over 12 months at the Company’s election	1.5x base salary paid over an 18-month period
	Accelerated Vesting of Equity	Stock units and options that would have otherwise vested within 1 year from termination date	None
	Health Benefit Continuation	One-time lump-sum cash payment equal to an annualized value of the Company’s monthly share of the cost of premiums for participant’s group health coverage benefits.
Change in Control (CiC)(2) Severance Benefit Double Trigger: (requires CiC and loss of comparable position)	Severance Payment	2x base salary and 2x target annual incentive paid over a 24 month period
	Accelerated Vesting of Equity	100%(3)
	Health Benefit Continuation	One-time lump-sum cash payment equal to 24 times the value of the Company’s monthly share of the cost of coverage (i.e., premiums) for Participant’s group health coverage benefits.
Other Agreements(4)	Non-Compete(5)	2 years for without cause and constructive discharge with CiC; 1 year otherwise	1 year for without cause and constructive discharge with CiC
Non-Solicitation(6)
Non-Disparagement(7)
	Non-Disclosure(8)	Indefinitely
(1)Basic severance benefit is payable in the case of the executive officer resigning for “Good Reason” or if the executive officer is terminated involuntarily by the Company other than for “Cause,” (neither in connection with a "Change in Control"), each as defined in the WEX Inc. Executive Severance Pay and Change in Control Plan.
(2)“Change in Control” means, in summary: (i) an acquisition of 50 percent or more of either the then-outstanding shares of common stock or the combined voting power of the then-outstanding voting securities of the Company excluding certain specified acquisitions; (ii) a change in the composition of the Board such that the individuals who constitute the Board at that point in time cease to constitute a majority of the Board; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of shares or assets of another company excluding certain specified transactions; or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company. If an executive terminates and receives benefits under the 2010 Equity and Incentive Plan and/or the Amended and Restated 2019 Equity and Incentive Plan, and then is rehired, subsequent benefits may not be paid and/or reimbursement of a portion of benefits already paid can be required. The change in control period is defined as the period commencing ninety (90) days prior to the date of the Change in Control and ending on the first anniversary of the Change in Control.
(3)Upon a “Change in Control” of the Company, if the surviving entity does not agree to assume the obligations set forth in the equity unit award agreement, then the equity award shall become immediately and fully vested, subject to any terms and conditions set forth in the 2010 Equity and Incentive Plan and/or the Amended and Restated 2019 Equity and Incentive Plan or imposed by the Committee.

66	WEX Inc.

EXECUTIVE COMPENSATION
(4)In connection with any separation of employment by an executive officer, the officer shall execute and not timely revoke a separation agreement and release, in a form acceptable to the Company, in order to receive the basic severance and/or change in control severance benefits described. Each separation agreement shall include terms relating to non-competition, non-solicitation, non-disparagement and non-disclosure, as well as a release of claims, among other provisions. To the extent there is a violation of the restrictions or obligations in the separation agreement, the Company may cease future payments, obtain injunctive or other equitable relief or seek reimbursement of previously paid amounts, as well as any other remedies available to the Company under the WEX Inc. Executive Severance Pay and Change in Control Plan or other Company policy or agreement or applicable law.
(5)In addition, each of the executive officers has agreed, through the relevant unit award agreement, to provisions which restrict the executive officer from performing any acts which advance the interests of any existing or prospective competitors of WEX during the period specified above.
(6)In addition, each of the executive officers has agreed, through the relevant unit award agreement, to provisions which restrict the executive officer from soliciting customers or employees to terminate their relationship with the Company.
(7)In addition, each of the executive officers has agreed, through the relevant unit award agreement, to provisions which restrict the executive officer from making any statements or performing any acts intended or reasonably calculated to advance the interest of any existing or prospective competitor or in any way to injure the interests of or disparage the Company.
(8)In addition, each of the executive officers has agreed, through the relevant unit award agreement, to provisions which restrict the executive from disclosing confidential information as defined in the agreement.

2025 Proxy Statement	67

EXECUTIVE COMPENSATION
Potential Payments upon Termination of Employment
The following chart shows the payments to each Named Executive Officer which would be made as a result of possible termination scenarios assuming each had occurred on December 31, 2024.

Named Executive Officer	Voluntary Termination or Involuntary Termination For Cause ($)	Involuntary Termination Other than For Cause or Resignation for Good Reason ($)	Change in Control With Termination ($)	Disability ($)(1)	Death ($)(1)
Melissa Smith
Acceleration of Equity Awards(2)	—	6,407,281	18,663,308	—	18,663,308
Salary and Benefits Continuation	—	1,485,623	1,996,246	—	—
Short Term Incentive Program	—	1,462,500	2,925,000	1,462,500	1,462,500
Nonqualified Plan Payout(3)	4,693,300	4,693,300	4,693,300	4,693,300	4,693,300
Total	4,693,300	14,048,704	28,277,854	6,155,800	24,819,108
Jagtar Narula
Acceleration of Equity Awards(2)	—		5,453,401	—	5,453,401
Salary and Benefits Continuation	—	—	1,091,738	—	—
Short Term Incentive Program	—	808,369	1,050,000	525,000	525,000
Nonqualified Plan Payout	—	—	—	—	—
Total	—	808,369	7,595,139	525,000	5,978,401
Sachin Dhawan
Acceleration of Equity Awards(2)	—	—	3,842,138	—	3,842,138
Salary and Benefits Continuation	—	794,297	1,063,595	—	—
Short Term Incentive Program	—	—	892,500	—	—
Nonqualified Plan Payout	51,915	51,915	51,915	51,915	51,915
Total	51,915	846,212	5,850,148	51,915	3,894,053
Robert Deshaies
Acceleration of Equity Awards(2)	—	—	5,849,784	—	5,849,784
Salary and Benefits Continuation	—	937,477	1,264,953	—	—
Short Term Incentive Program	—	—	1,220,000	610,000	610,000
Nonqualified Plan Payout(3)	203,100	203,100	203,100	203,100	203,100
Total	203,100	1,140,577	8,537,837	813,100	6,662,884
Karen Stroup
Acceleration of Equity Awards(2)	—	—	4,138,180	—	4,138,180
Salary and Benefits Continuation	—	786,782	1,058,564	—	—
Short Term Incentive Program	—	—	875,500	437,750	437,750
Nonqualified Plan Payout(3)	155,968	155,968	155,968	155,968	155,968
Total	155,968	942,750	6,228,212	593,718	4,731,898
(1)The Company's STIP provides for a pro-rated lump sum payment at target in the event of death or disability. The Company's equity award agreements provide for 100% acceleration of all unvested equity in the event of death.
(2)For purposes of these calculations, the stock price used to calculate potential payments was the closing price of the Company's common stock on December 31, 2024 of $175.32. The officers identified above, with the exception of Mr. Dhawan, hold employee stock options that feature an exercise price of $163.22, $161.08, and $173.56.
(3)As used in this table, Nonqualified Plan Payout consists solely of the participants’ balances in their 2005 EDCP, 2017 EDCP, and SERP accounts, as applicable.

68	WEX Inc.

EXECUTIVE COMPENSATION
Pay Ratio Disclosure
In accordance with SEC rules, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee. For 2024, the median annual total compensation of all employees, excluding our CEO, was $122,229 and the annual total compensation of our CEO was $12,594,328. The ratio of these amounts is 103:1.
This calculation of our median employee reflects analysis of our global workforce of 6,625 employees as of October 1, 2024. We used salary compensation to determine the median employee. Our estimate of each employee's salary for our full 2024 fiscal year included: (i) annual base salary and (ii) hourly salary paid, including overtime, shift differentials, and premium pay.
Our estimates were based on an analysis of the pay components and payrolls in each of the countries in which we operate. Cash compensation rates of employees paid in foreign currencies were converted into US dollars using foreign exchange conversion rates in effect on October 1, 2024.
Once the median employee was identified, actual total compensation was determined in accordance with Item 402(c)(2)(x) of Regulation S-K of the securities laws.
The information disclosed in this section was developed and is provided to comply with applicable SEC rules. We do not use this information in managing our company. We do not believe this information provides stockholders with a useful mechanism for evaluating our management’s effectiveness, operating results, or business prospects, or for comparing our company with any other company, including our compensation of our CEO or our employees.

2025 Proxy Statement	69

EXECUTIVE COMPENSATION
Pay Versus Performance
We are required by SEC rules to disclose the following information regarding the relationship between "compensation actually paid" ("CAP") to our NEOs and our financial performance. The amounts set forth below under the headings “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid for non-PEO NEOs” have been calculated in a manner consistent with Item 402(v) of Regulation S-K. The table included in footnote (2) sets forth the adjustments from the column labelled "Total" for each NEO reported in the 2024 Summary Compensation Table set forth above in this proxy statement. For further information concerning WEX’s pay-for-performance philosophy and how WEX aligns executive compensation with the Company’s performance, refer to the section titled Compensation Discussion and Analysis beginning on page 42.
Pay Versus Performance Table

Year	Summary compensation table total for PEO[1]	Compensation actually paid to PEO[2]	Average summary compensation table total for non-PEO NEOs[3]	Average compensation actually paid to non-PEO NEOs[3]	Value of initial fixed $100 investment on December 31, 2019 based on:		Net income (loss) (in millions)	ANI EPS[5]
					Total shareholder return	Peer group total shareholder return[4]
2024	$12,594,328	$7,748,653	$3,711,845	$2,396,000	$83.70	$111.21	$309.6	$15.28
2023	$11,662,841	$20,796,582	$3,690,598	$5,559,997	$92.88	$99.27	$266.6	$14.81
2022	$10,185,740	$16,138,271	$3,485,823	$4,113,195	$78.13	$85.27	$167.5	$13.53
2021	$9,612,917	$(11,056,785)	$3,403,671	$(2,116,815)	$67.02	$101.33	$136.1	$9.14
2020	$20,110,653	$17,199,828	$5,631,854	$5,431,105	$97.17	$92.40	$(280.5)	$6.06
(1)Ms. Smith was the Company's PEO, or Principal Executive Officer, for all five years in the table.
(2)SEC rules require certain adjustments be made to the summary compensation table totals to determine CAP as reported in the pay versus performance table. CAP does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated in accordance with Item 402(v) of Regulation S-K. For 2024 the values included in these columns reflected the following adjustments:

PEO	2024
Summary compensation table total	$12,594,328
+/- year-end over grant date change in fair value of equity awards granted during the covered year that remain outstanding and unvested as of the covered year-end	$(3,623,916)
+/- year over year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end	$(3,034,889)
+/- year over year change in fair value of equity awards granted in prior years that vested in the covered year	$1,813,130
Compensation actually paid	$7,748,653
Non-PEO NEOs (Average)	2024
Summary compensation table total	$3,711,845
+/- year-end over grant date change in fair value of equity awards granted during the covered year that remain outstanding and unvested as of the covered year-end	$(845,630)
+/- year over year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered year-end	$(651,466)
+/- year over year change in fair value of equity awards granted in prior years that vested in the covered year	$181,251
Compensation actually paid	$2,396,000
(3)Non-PEO NEOs included in the average calculations are:
2024: Jagtar Narula, Sachin Dhawan, Robert Deshaies, and Karen Stroup
2023: Robert Deshaies, Jay Dearborn Jr., Jagtar Narula, and Sachin Dhawan
2022: Jagtar Narula, Jennifer Kimball, Robert Deshaies, Jay Dearborn Jr., and Karen Stroup
2021: Roberto Simon, Scott Phillips, Robert Deshaies, and David Cooper
2020: Roberto Simon, Scott Phillips, Robert Deshaies, and Jay Dearborn Jr.

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(4)Peer group total shareholder return was calculated using the S&P 400 Data Processing and Outsourced Services Index in 2020, 2021, and 2022 and the S&P 400 Diversified Financial Services Industry Index in 2023 and 2024.
(5)Adjusted Net Income - Earnings Per Share, or "ANI EPS", a non-GAAP measure, is calculated as defined in Appendix A.
Pay Versus Performance Descriptive Disclosure
The majority of compensation for our PEO and NEOs is variable and tied directly to Company performance outcomes including financial results, strategic initiatives and stock price performance. The Company generally seeks to provide incentives to achieve long-term performance and does not specifically align the Company’s performance with CAP (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. The information presented in the Pay versus Performance table and results of the analysis below are not necessarily reflective of our executive compensation program or our pay-for-performance philosophy.
CAP vs Relative TSR
We did not generally consider relative TSR as compared to our peer group, as reported in the above table, to be an important performance measure during the time period covered by this analysis. However, during 2020, in response to the severity of the impact of COVID-19 on the global economy and increase in general economic uncertainty, the Leadership Development and Compensation Committee modified the performance goal for the March 2020 PSRU awards to three-year relative TSR and approved a special performance-focused award, comprised 75% of PRSUs based on relative TSR. As a result, CAP for our PEO and NEOs during 2021 and 2020 were affected to a greater degree by relative TSR results. Over the last three years, relative TSR has had a lesser impact on CAP for our PEO and NEOs. Relative TSR has not been a performance metric used in our PRSUs during the last three years.
CAP vs TSR
The PEO and other NEOs' CAP amounts are directionally aligned with the Company's TSR over the five years presented in the above table, due primarily to the Company's use of equity awards, which are tied directly to changes in stock price during the vesting periods in addition to the Company's financial performance.
CAP vs Net Income (Loss) and ANI EPS
We chose ANI EPS as our Company Selected Measure for evaluating Pay versus Performance because it is typically a key metric in our annual LTIP PRSU grants, and it also tracks similarly to the adjusted operating income metric in our STIP program. We expect CAP amounts to generally align with ANI EPS, but alignment for some years was impacted by an offsetting TSR performance. The Company does not use GAAP net income (loss) as a performance measure in our STIP or our LTIP PRSU grants, therefore, net income (loss) over the five years presented in the above table is not directly correlated to CAP.
Pay Versus Performance Tabular List
The table below lists in the Company's assessment, the most important performance measures used to link CAP for our NEOs to Company performance over the fiscal year ending December 31, 2024. These measures are used to help determine the STIP (Adjusted Revenue and Adjusted Operating Income) and LTIP (Adjusted Revenue and ANI EPS) payouts for each of the NEOs. For more information on our STIP and LTIP programs and actual payouts for each NEO, see "Compensation Discussion and Analysis" beginning on page 42 of this Proxy Statement. The performance measures included in this table are not listed in rank order by relative importance.

Most important performance measures
Adjusted Revenue
Adjusted Operating Income
Adjusted Net Income - Earnings Per Share (ANI EPS)

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Proposal 3
Approval of the WEX Inc. Amended and Restated 2019 Equity and Incentive Plan to Increase the Number of Shares Issuable Thereunder

We are asking stockholders to approve an amendment to the WEX Inc. Amended and Restated 2019 Equity and Incentive Plan to increase the number of Common Shares issuable thereunder (as proposed to be amended, the “A&R 2019 Plan”). On April 6, 2025, upon the recommendation of the Leadership Development and Compensation Committee, and subject to stockholder approval, our Board of Directors adopted the A&R 2019 Plan in order to increase the number of shares issuable thereunder.

WEX is requesting the A&R 2019 Plan solely to increase the number of shares of our common stock available for issuance of new awards under the plan by 3,406,293 shares to 4.0 million total shares, subject to the fungible ratio described below, pursuant to which the available share reserve is depleted by 1.7 shares for each full-value stock award granted under the plan. The share increase is intended to meet our anticipated equity compensation needs for the next four to five years.

The last increase to our compensation-related share reserve was approved at our 2021 Annual Meeting of Stockholders. At that time, the new share reserve was described as “intended to meet our anticipated equity compensation needs for the next four to five years.” Consistent with our expectation, it has been four years since our share reserve has been increased.
We believe that our stock-based compensation programs have been integral to our success in the past and will be important to our ability to succeed in the future. We view our stock-based compensation programs as central to our ability to attract, retain and motivate key employees. If the A&R 2019 Plan is not approved, our ability to make long-term equity incentive awards will be impaired. Therefore, we consider approval of the A&R 2019 Plan vital to our future success.
Our Board of Directors believes adoption of the A&R 2019 Plan is in the best interests of the Company and its stockholders and unanimously recommends that you vote “FOR” the approval of the A&R 2019 Plan.
Vote Required
WEX stockholders are being asked to approve the A&R 2019 Plan at the Annual Meeting. The Approval of the A&R 2019 Plan requires the affirmative vote of a majority of the votes cast affirmatively or negatively on this Proposal 3.
Summary
We are asking stockholders to approve the A&R 2019 Plan. If stockholders approve the A&R 2019 Plan, subject to adjustment in the event of stock splits and other similar events, the share counting rules and other provisions (including the fungible share ratio of 1.7) set forth below there will be an increase in the number of shares of our common stock available for issuance of new awards under the A&R 2019 Plan after the date of the Annual Meeting by 3,406,293 shares to 4,000,000 shares of the Company's common stock, reduced by the number of shares of the Company's common stock subject to awards granted under the A&R 2019 Plan between March 31, 2025 and the date of the Annual Meeting. However, due to the 1.7 fungible share ratio that applies to all full-value stock awards granted under the A&R 2019 Plan, the actual number of available shares for future grants if made solely in the form of full value stock awards under the A&R 2019 Plan would be lower than 4,000,000. In addition to the 4,000,000 shares, 1,900,377 shares of the Company’s common stock are reserved for issuance in respect of awards previously granted under the A&R 2019 Plan through March 31, 2025 and 193,184 shares of the Company’s common stock are reserved for issuance in respect of awards previously granted under the Company's 2010 Equity and Incentive Plan (the "2010 Plan").
As of March 31, 2025, under the 2010 Plan, options to purchase 145,114 shares of the Company’s common stock were outstanding with a weighted average remaining term of 2.9 years and a weighted-average exercise price of $149.15 per share, 325 shares of the Company's common stock were subject to outstanding performance restricted stock units granted, 47,745 shares of the Company's common stock were subject to deferred share units granted, and there were no shares of restricted stock outstanding. As of March 31, 2025, under the Amended and Restated 2019 Equity and Incentive Plan, options to purchase 487,202 shares of the Company’s common stock were outstanding with a weighted average remaining term of 6.5 years and a weighted-average exercise price of $164.76, 569,132 shares of the Company’s common

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stock were subject to outstanding restricted stock units granted, 680,147 shares of the Company’s common stock were subject to outstanding performance restricted stock units granted (assuming target performance), 134,324 shares of the Company's common stock were subject to outstanding market share units granted (assuming target performance), 29,572 shares of the Company's common stock were subject to deferred share units granted, and there were no shares of restricted stock outstanding.
The A&R 2019 Plan, as implemented through our equity compensation program, incorporates many current best practices that are intended to protect stockholder interests.
Reasons to Vote for the Proposal
Stock-based compensation is a key component of our compensation programs. Our Board of Directors believes that our success depends, in large part, on our ability to attract, retain, and motivate key employees. We believe that our stock-based compensation programs are central to this objective.
Equity awards granted under the A&R 2019 Plan align participant and stockholder interests. Equity awards, whose value depends on our stock performance and which require continued service over time before any value can be realized, link compensation to company performance and help maintain a culture based on employee stock ownership. We seek to deliver compensation at competitive levels, and utilizing long-term equity incentives to align the interests of our key employees to the outcomes achieved by our stockholders has been a hallmark of our compensation philosophy and supports our objective to attract and retain best-in-class talent in our industry.
The A&R 2019 Plan is the sole active plan for granting equity awards. If stockholders do not approve the A&R 2019 Plan, the current share reserve will likely be too low to appropriately implement our compensation plans, as early as 2026, and we will lose access to an important compensation tool in the labor markets in which we compete. Competition for highly qualified personnel in our industry, particularly for employees with certain technical backgrounds, is intense. We expect competition for qualified personnel to increase because there are only a limited number of individuals in the job market with the skills that we require.
Limitations on our ability to grant equity awards would have significant negative consequences to WEX and our stockholders. One alternative to using equity awards would be to significantly increase cash compensation. Any significant increase in cash compensation in lieu of equity awards would reduce the cash otherwise available for operations and investment in our business and would negatively impact our ability to attract, retain, and motivate key employees, in addition to weakening the link between the incentives of our equity award recipients and our stockholders.
Potential Compensation Needs
We expect that the proposed share pool under the A&R 2019 Plan will allow us to continue to grant equity awards at our historic rates for approximately four to five years, but may vary based on changes in participation, form of payout for STIP (e.g., STIP payout may be determined to be stock-based for a given year, versus cash-based, for some or all participants), potential future acquisitions by the Company, and the Company’s stock price.
In addition, stockholder approval of the A&R 2019 Plan is necessary in order for us to continue our practice of broadly granting equity compensation throughout our organization, thereby incentivizing and retaining important employees, including many of our employees beyond the executive officers.
•In fiscal year 2024, approximately 83% percent of the Company’s equity awards were granted to employees other than our NEOs.
Our executive compensation program and related decision-making has been strongly supported by our stockholders.
•At our Annual Meeting of Stockholders in 2024, approximately 98% of votes cast supported WEX's non-binding vote to approve its executive compensation program.
Information Regarding Overhang and Potential Dilution
In developing our share request for the A&R 2019 Plan and analyzing the impact of utilizing equity as a means of compensation on our stockholders, we considered both our “overhang” and our “burn rate”.
Overhang is a measure of potential dilution which we define as the sum of (i) the total number of shares of the Company’s common stock underlying all equity awards outstanding and (ii) the total number of shares of the Company’s common stock available for future award grants, divided by (iii) the number of shares of the Company’s common stock outstanding. As of March 31, 2025, there were 2,093,561 shares underlying all equity awards outstanding under our equity and incentive plans, 593,708 shares available for future awards, and 34,243,364 common shares outstanding. Accordingly,

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our overhang at March 31, 2025 was 7.8%, which was between the 25th percentile and median of our compensation benchmarking peer group. For purposes of this calculation, we counted the shares subject to our performance restricted stock units and market share units based on the target number of shares of common stock issuable under such awards. If the A&R 2019 Plan, as proposed to be amended, had been approved as of March 31, 2025, our overhang on such date would have been 17.8%. Prior to 2024, WEX historically granted approximately 70% of equity awards in the form of full-value awards and approximately 30% of equity awards in the form of stock options. During 2024, WEX began granting market share units to employees in lieu of stock options. Accordingly, beginning with 2024, we granted 100% of equity awards in the form of full-value awards. Applying the fungible share ratio applicable to all full-value awards under the A&R 2019 Plan pursuant to which each full-value equity award reduces the shares available under the plan by 1.7 shares, and, assuming our current grant practices continue, the A&R 2019 Plan would have resulted in an overhang on March 31, 2025 of 13.0% which would have placed us between the median and 75th percentile of our compensation benchmarking peer group.
Burn rate provides a measure of the potential dilutive impact of our equity awards program, which on a gross basis, we calculate by dividing the number of shares subject to equity awards granted during the year by the basic weighted average number of shares outstanding. We also show burn rate calculated on an adjusted basis, where the three-year average is 1.50%, which is significantly below the Institutional Shareholder Services (ISS) benchmark applied to our industry. Set forth below is a table that reflects our burn rate, shown as both gross and adjusted, for the 2024, 2023, and 2022 calendar years as well as an average over those years.

Calendar Year	Awards Granted (in millions)	Basic Weighted Average Number of Common Shares Outstanding (in millions)	Gross Burn Rate(1)	Adjusted Burn Rate(2)
2024	0.56	40.8	1.38%	1.38%
2023	0.76	42.8	1.77%	1.61%
2022	0.72	44.4	1.61%	1.50%
Three-year average	0.68	42.7	1.59%	1.50%
(1)We define "Gross burn rate" as the number of equity awards granted in the year divided by the basic weighted average number of common shares outstanding. For purposes of this calculation, we counted the shares subject to our performance restricted stock units and market share units based on the target number of shares of common stock issuable under such awards.
(2)For "Adjusted burn rate" the number of equity awards granted in each year is adjusted based on using a Black-Scholes valuation for stock option awards and a 200-day average stock price as of ISS’ quarterly download date (December 1 for WEX) for full value awards. This adjusted number of equity awards granted is then divided by the basic weighted average number of common shares outstanding adjusted by the same 200-day average stock price. For purposes of this calculation, we counted the shares subject to our performance restricted stock units and market share units based on the target number of shares of common stock issuable under such awards.
Description of the A&R 2019 Plan
The following is a brief summary of the Amended and Restated Equity and Incentive 2019 Plan, as proposed to be amended, a copy of which is attached as Appendix B to this proxy statement. References to our Board of Directors in this summary shall include the Leadership Development and Compensation Committee or any similar committee appointed by our Board of Directors to administer the A&R 2019 Plan.
Types of Awards; Shares Available for Awards; Share Counting Rules
The A&R 2019 Plan provides for the grant of stock options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, as well as nonstatutory stock options, SARs, restricted stock, restricted stock units, other stock based awards, and cash awards as described below, which we collectively refer to as awards.
Subject to adjustment in the event of stock splits, stock dividends, or similar events and the share counting rules set forth below, (i) 4,000,000 shares of our common stock, reduced by the number of shares of our common stock subject to awards granted under the A&R 2019 Plan between March 31, 2025 and the date of the 2025 Annual Meeting of Stockholders, are available for issuance of new awards under the A&R 2019 Plan after May 15, 2025, plus (ii) 1,900,377 shares of our common stock are reserved for issuance in respect of awards previously granted under the A&R 2019 Plan through March 31, 2025, which are currently outstanding and (iii) 193,184 shares of the our common stock are reserved for issuance in respect of awards previously granted under the 2010 Plan, which are currently outstanding. In the case of incentive stock options, the foregoing is subject to any limitations under the Code. Any or all of the awards made under

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the A&R 2019 Plan may be in the form of incentive stock options. The A&R 2019 Plan provides that to the extent a share that is subject to an award granted under the 2010 Plan that counted as 1.53 shares against such Plan’s share reserve is made available for the award of future grants under the A&R 2019 Plan, the share reserve of the A&R 2019 Plan will be credited with 1.53 shares. Otherwise, each share of common stock subject to an award under the A&R 2019 Plan or the 2010 Plan that becomes available for grant under the A&R 2019 Plan will increase the A&R 2019 Plan’s share reserve by one share.
The A&R 2019 Plan includes “fungible share” counting rules pursuant to which each share of the Company’s common stock subject to awards granted as options and SARs causes one share of the Company’s common stock per share under the award to be removed from the available share pool, while each share of the Company’s common stock subject to awards granted as restricted stock, restricted stock units, or other stock-based awards where the per share purchase price for the award is less than 100% of the fair market value of the Company’s common stock on the date of grant of the award will cause 1.7 shares of the Company’s common stock per share under the award to be removed from the available share pool. Shares of the Company’s common stock covered by awards under the A&R 2019 Plan that are returned to the A&R 2019 Plan as described below and become available for issuance pursuant to a new award will be credited back to the pool at the same rates described above.
The maximum number of shares with respect to which awards may be granted to any participant under the A&R 2019 Plan may not exceed 1,000,000 shares per calendar year for awards issued in the form of options or SARs and 1,000,000 shares per calendar year for awards granted in the form of restricted stock awards, restricted stock unit awards, or other stock-based awards. For purposes of this limit, the combination of an option in tandem with an SAR is treated as a single award. Performance awards in the form of cash-based awards may also provide for cash payments of up to $10,000,000 per calendar year per participant.
The A&R 2019 Plan provides that the maximum amount of cash and equity compensation (calculated based on grant date fair value for financial reporting purposes) granted to any individual non-employee director in any calendar year may not exceed $750,000. Exceptions to these limitations may only be made by the Leadership Development and Compensation Committee in extraordinary circumstances provided that any nonemployee director receiving additional compensation does not participate in the decision to award such compensation.
For purposes of counting the number of shares available for the grant of awards under the A&R 2019 Plan and the sublimits of the A&R 2019 Plan, all shares of our common stock covered by SARs will be counted against the number of shares of our common stock available for the grant of awards and against the sublimits of the A&R 2019 Plan. However, SARs that may be settled only in cash will not be so counted. Similarly, to the extent that a restricted stock unit award may be settled only in cash, no shares will be counted against the shares available for the grant of awards under the A&R 2019 Plan. In addition, if we grant an SAR in tandem with an option for the same number of shares of our common stock and provide that only one such award may be exercised, which we refer to as a tandem SAR, only the shares covered by the option, and not the shares covered by the tandem SAR, will be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the A&R 2019 Plan.
Shares covered by awards that expire or are terminated, surrendered, or cancelled without having been fully exercised or are forfeited in whole or in part (including as the result of shares subject to such award being repurchased by us at the original issuance price pursuant to a contractual repurchase right) or that result in any shares of our common stock not being issued (including as a result of an SAR that was settleable either in cash or in stock actually being settled in cash) will again be available for the grant of awards under the A&R 2019 Plan (subject, in the case of incentive stock options, to any limitations under the Code). In the case of the exercise of an SAR, the number of shares of our common stock counted against the shares available for the grant of awards and against the sublimits of the A&R 2019 Plan will be the full number of shares of our common stock subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares of our common stock actually used to settle the SAR upon exercise, and the shares covered by a tandem SAR will not again become available for grant upon the expiration or termination of the tandem SAR.
Shares of our common stock that are delivered (by actual delivery, attestation, or net exercise) to us by a participant to purchase shares of our common stock upon exercise of an award or to satisfy tax withholding obligations (including shares of our common stock retained from the award creating the tax obligation) will not be added back to the number of shares available for the future grant of awards under the A&R 2019 Plan. Shares of our common stock purchased by us on the open market using proceeds from the exercise of an award will not increase the number of shares available for future grant of awards.

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In connection with a merger or consolidation of an entity with us or our acquisition of property or stock of an entity, our Board of Directors may grant awards under the A&R 2019 Plan in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof on such terms as our Board of Directors determines appropriate in the circumstances, notwithstanding any limitation on awards contained in the A&R 2019 Plan. Any such substitute awards shall not count against the overall share limits or the sublimits of the A&R 2019 Plan, except as required by reason of Section 422 and related provisions of the Code.
Descriptions of Awards
Options. Optionees receive the right to purchase a specified number of shares of common stock at a specified exercise price and subject to the other terms and conditions that are specified in connection with the option grant. An option that is not intended to be an “incentive stock option” is a “nonstatutory stock option.” Options may not be granted at an exercise price that is less than 100% of the fair market value of our common stock on the date of grant. If our Board of Directors approves the grant of an option with an exercise price to be determined on a future date, the exercise price may not be less than 100% of the fair market value of our common stock on that future date. Under present law, incentive stock options may not be granted at an exercise price less than 110% of the fair market value in the case of stock options granted to optionees holding more than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries. Under the terms of the A&R 2019 Plan, options may not be granted for a term in excess of ten years (and, under present law, five years in the case of incentive stock options granted to optionees holding greater than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries).
Stock Appreciation Rights. An SAR is an award entitling the holder, upon exercise, to receive a number of shares of our common stock or cash (or a combination of shares of our common stock and cash) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of our common stock over the measurement price. The A&R 2019 Plan provides that the measurement price of an SAR may not be less than the fair market value of our common stock on the date the SAR is granted (provided, however, that if our Board of Directors approves the grant of an SAR effective as of a future date, the measurement price shall not be less than 100% of the fair market value on such future date) and that SARs may not be granted with a term in excess of 10 years. No SARs granted under the A&R 2019 Plan may contain a provision entitling the participant to the automatic grant of additional SARs in connection with any exercise of the original SAR. No SARs granted under the A&R 2019 Plan may provide for the payment or accrual of dividend equivalents.
Limitation on Repricing of Options or SARs. With respect to options and SARs, unless such action is approved by stockholders or otherwise permitted under the terms of the A&R 2019 Plan in connection with certain changes in capitalization and reorganization events, we may not (i) amend any outstanding option or SAR granted under the A&R 2019 Plan to provide an exercise price or measurement price per share that is lower than the then-current exercise price or measurement price per share of such outstanding option or SAR, (ii) cancel any outstanding option or SAR (whether or not granted under the A&R 2019 Plan) and grant in substitution therefor new awards under the A&R 2019 Plan (other than certain substitute awards issued in connection with an acquisition by us, described above) covering the same or a different number of shares of our common stock and having an exercise price or measurement price per share lower than the then-current exercise price or measurement price per share of the canceled option or SAR, (iii) cancel in exchange for a cash payment any outstanding option or SAR with an exercise price or measurement price per share above the then-current fair market value of our common stock, or (iv) take any other action under the A&R 2019 Plan that constitutes a “repricing” within the meaning of the rules of the New York Stock Exchange, or NYSE.
Restricted Stock Awards. Restricted stock awards entitle recipients to acquire shares of our common stock, subject to our right to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Any dividends (whether paid in cash, stock, or property) declared and paid by us with respect to shares of restricted stock will be paid to the participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares.
Restricted Stock Unit Awards. Restricted stock units, or RSUs, entitle the recipient to receive shares of our common stock, or cash equal to the fair market value of such shares, to be delivered at the time such award vests pursuant to the terms and conditions established by our Board of Directors, which may include time- and/or performance-based conditions. Our Board of Directors may provide that settlement of RSUs will be deferred, on a mandatory basis or at the election of the participant in a manner that complies with Section 409A of the Code. A participant has no voting rights with respect to any RSU. Our Board of Directors may provide that a grant of RSUs may provide the participant with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of our common stock. Any such dividend equivalents may be settled in cash and/or shares of our common stock and will be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which such dividend equivalents are awarded.

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Other Stock-Based Awards. Under the A&R 2019 Plan, our Board of Directors may grant other awards of shares of our common stock, and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of our common stock or other property, having such terms and conditions as our Board of Directors may determine. We refer to these types of awards as other stock-based awards. Other stock-based awards may be available as a form of payment in settlement of other awards granted under the A&R 2019 Plan or as payment in lieu of compensation to which a participant is otherwise entitled. Other stock-based awards may be paid in shares of our common stock or in cash, as our Board of Directors may determine. The award agreement of an other stock-based award may provide the holder of an other stock-based award with the right to receive dividend equivalents. Dividend equivalents may be settled in cash and/or shares of our common stock and will be subject to the same restrictions on transfer and forfeitability as the other stock-based award with respect to which they are awarded.
Cash Awards. Under the A&R 2019 Plan, the Board of Directors has the right to grant cash-based awards, including awards subject to performance conditions.
Performance Conditions. Our Board of Directors may specify that the degree of granting, vesting and/or payout of any award subject to performance-based vesting conditions will be subject to the achievement of one or more of the following performance measures established by the Board of Directors, which may be based on the relative or absolute attainment of specified levels of one or any combination of the following measures (and which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Board of Directors): (i) pre-tax income or after-tax income, (ii) income or earnings, including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items, (iii) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements, (iv) earnings or book value per share (basic or diluted), (v) return on assets (gross or net), return on investment, return on capital, or return on equity, (vi) return on revenues, (vii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital, (viii) economic value created, (ix) operating margin or profit margin, (x) stock price or total stockholder return, (xi) income or earnings from continuing operations, (xii) sales, sales growth, earnings growth, or market share, (xiii) achievement of balance sheet objectives, (xiv) cost targets, reductions and savings, expense management, productivity and efficiencies, improvement of financial ratings, (xv) strategic business criteria, consisting of one or more measures based on meeting specified employee satisfaction, human resource management, supervision of litigation, information technology, customer satisfaction, goals relating to divestitures, joint ventures and similar transactions, and any corporate or business objectives or strategic initiatives, and (xvi) any other measure selected by the Board of Directors. These goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Board of Directors may specify that such performance measures will be adjusted to exclude any one or more of (A) extraordinary items, (B) gains or losses on the dispositions of discontinued operations, (C) the cumulative effects of changes in accounting principles, (D) the write-down of any asset, (E) fluctuation in foreign currency exchange rates, (F) charges for restructuring and rationalization programs, (G) non-cash, mark-to-market adjustments on derivative instruments, (H) amortization of purchased intangibles, (I) the net impact of tax rate changes, (J) non-cash asset impairment charges, (K) gains on extinguishment of the tax receivable agreement and (L) any other factors as the Board of Directors may determine. Such performance measures: (x) may vary by participant and may be different for different awards, (y) may be particular to a participant or the department, branch, line of business, subsidiary, or other unit in which the participant works, and (z) may cover such period as may be specified by the Board of Directors. The Board of Directors will have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, in response to changes in applicable laws or regulations or to account for items of gain, loss, or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. Our Board of Directors may adjust the cash or number of shares payable pursuant to a performance award, and the Board of Directors may, at any time, waive the achievement of the applicable performance measures, including in the case of the death or disability of the participant or a change in control of the Company.
Eligibility to Receive Awards
All of our employees, officers, and directors, as well as our consultants and advisors, are eligible to receive awards under the A&R 2019 Plan. However, incentive stock options may only be granted to our employees, employees of our present or future parent or subsidiary corporations, and employees of any other entities the employees of which are eligible to receive incentive stock options under the Code.

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Minimum Vesting
The A&R 2019 Plan generally requires that no award granted under the A&R 2019 Plan may vest earlier than the first anniversary of its date of grant, unless the award is granted in lieu of salary, bonus, or other compensation otherwise earned by or payable to the participant. This minimum vesting requirement does not apply to awards granted, in the aggregate, for up to 5% of the maximum number of authorized shares available for the grant of awards under the A&R 2019 Plan.
Transferability of Awards
Awards may not be sold, assigned, transferred, pledged, or otherwise encumbered by a participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, awards are exercisable only by the participant. However, except with respect to awards that are subject to Section 409A of the Code, our Board of Directors may permit or provide in an award for the gratuitous transfer of the award by the participant to or for the benefit of any immediate family member, family trust, or other entity established for the benefit of the participant and/ or an immediate family member thereof if we would be eligible to use a Form S-8 under the Securities Act of 1933, as amended, for the registration of the sale of the common stock subject to such award to the proposed transferee. Further, we are not required to recognize any transfer until such time as the participant and the permitted transferee have, as a condition to the transfer, delivered to us a written instrument in form and substance satisfactory to us confirming that such transferee will be bound by all of the terms and conditions of the award. None of the restrictions described in this paragraph prohibit a transfer from the participant to the Company.
No Rights as a Stockholder; Clawback
No participant shall have any rights as a stockholder with respect to any shares of common stock to be issued with respect to an award granted under the A&R 2019 Plan until becoming a record holder of such shares, subject to the terms of an award agreement. In accepting an award under the A&R 2019 Plan, a participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future.
Plan Benefits
As of March 31, 2025 the Company had 6,400 employees (including 10 Executive Officers) and 10 directors (excluding the CEO, who is an Executive Officer) eligible to receive awards under the A&R 2019 Plan.
On March 31, 2025, the last reported sale price of our common stock on the NYSE was $157.02.
New Plan Benefits Table
The granting of awards under the A&R 2019 Plan is discretionary, and the Company cannot now determine the number or type of awards to be granted in the future to any particular person or group, other than as set forth below.

Name and Position	Dollar Value ($)	Number of Shares of Common Stock Underlying Restricted Stock Units
Melissa Smith	—	—
Jagtar Narula	—	—
Sachin Dhawan	—	—
Robert Deshaies	—	—
Karen Stroup	—	—
All current executive officers as a group	—	—
All current directors who are not executive officers as a group	$2,150,000(1)	(2)
All employees, including all current officers who are not executive officers, as a group	—	—
(1)Under the Company’s non-employee director compensation plan, each non-employee director then serving at the time of 2025 Annual Meeting of Stockholders will be granted a number of restricted stock units worth $215,000 at the then-current closing price of the Company’s common stock on the NYSE. The amount set forth in the Dollar Value column above equals $215,000 multiplied by the 10 current non-employee directors then expected to be serving at the time of the 2025 Annual Meeting of Stockholders.
(2)The number of shares of the Company’s common stock underlying restricted stock units to be granted to each then-serving non-employee director on the date of the 2025 Annual Meeting of Stockholders equals $215,000 divided by the closing stock price of the Company’s common stock on the NYSE on the date of grant.

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Awards Granted Under the Original 2019 Plan
Since the initial approval of our 2019 Equity and Incentive Plan (the "Original 2019 Plan") in 2019 through March 31, 2025, the following number of equity awards have been granted to the individuals and groups described in the table below. No other equity awards have been granted to any other individuals or groups under the Original 2019 Plan as of such date.

	Number of Shares of Common Stock Underlying:
Name of Beneficial Owner	Options Granted	Market Share Units Granted(2)	Restricted Stock Units Granted	Performance Restricted Stock Units Granted(3)	Deferred Stock Units Granted
Named Executive Officers:
Melissa Smith, Chair, President and Chief Executive Officer	111,792	35,962	35,922	201,100	—
Jagtar Narula, Chief Financial Officer	11,041	6,381	20,829	37,648	—
Sachin Dhawan, Chief Technology Officer	—	6,058	16,667	23,477	—
Robert Deshaies, Chief Operating Officer, Benefits	24,502	4,106	17,442	49,496	—
Karen Stroup, Chief Digital Officer	7,837	4,730	14,409	27,910	—
All current executive officers as a group	185,484	67,223	170,776	437,218	—
All current directors who are not executive officers as a group	—	—	29,152	—	29,442
Each nominee for election as a director (excluding Melissa Smith, who is also a NEO):
Nancy Altobello(1)	—	—	—	—	4,387
Daniel Callahan(1)	—	—	—	—	9,819
Aimee Cardwell(1)	—	—	—	—	1,440
Shikhar Ghosh(1)	—	—	5,158	—	1,030
James Groch(1)	—	—	—	—	8,449
James Neary(1)	—	—	5,820	—	—
Derrick Roman(1)	—	—	2,177	—	2,210
Stephen Smith(1)	—	—	5,971	—	—
Susan Sobbott(1)	—	—	4,206	—	2,107
Jack VanWoerkom(1)	—	—	5,820	—	—
Each associate of our executive officers, directors, and nominees for director:
Each other person who received or is to receive 5 percent of such options, warrants or rights	—	—	—	—	—
All employees, including all current officers who are not executive officers, as a group	595,528	94,669	1,599,978	1,046,014	—
(1)Represents the number of restricted stock units and/or deferred stock units that have been granted under the Original 2019 Plan through March 31, 2025. In addition, and as further described in the New Plan Benefits table set forth above, under the Company’s non-employee director compensation plan, each current non-employee director then serving at the time of the 2025 Annual Meeting of Stockholders will be granted a number of restricted stock units worth $215,000 at the then-current closing price of the Company’s common stock on the NYSE on the date of grant.
(2)Reflects actual number of shares issuable in respect of market share units, if determinable; otherwise reflects target number of shares issuable under market share units.
(3)Reflects actual number of shares issuable in respect of performance restricted stock units, if determinable; otherwise reflects target number of shares issuable under performance restricted stock units.

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For more information regarding the outstanding awards under the A&R 2019 Plan, see the table entitled “Securities Authorized for Issuance under Equity Compensation Plans” below.
Administration
The A&R 2019 Plan will be administered by our Board of Directors, which may delegate any or all of its powers under the A&R 2019 Plan to one or more committees or subcommittees of the Board. Our Board of Directors has the authority to grant awards and to adopt, amend, and repeal the administrative rules, guidelines, and practices relating to the A&R 2019 Plan that it deems advisable and to construe and interpret the provisions of the A&R 2019 Plan and any award agreements entered into under the A&R 2019 Plan. The Board of Directors has authorized the Leadership Development and Compensation Committee to administer certain aspects of the A&R 2019 Plan, including the granting of awards to executive officers. Awards granted to non-employee directors must be granted and administered by a committee of the Board of Directors, all of the members of which committee are independent directors as defined by Section 303A.02 of the NYSE Listed Company Manual.
Subject to any applicable limitations contained in the A&R 2019 Plan, the Board of Directors, the Leadership Development and Compensation Committee, or any other committee or officer to whom the Board of Directors delegates authority, as the case may be, selects the recipients of awards and determines (i) the number of shares of common stock, cash, or other consideration covered by awards and the terms and conditions of such awards, including the dates upon which such awards become exercisable or otherwise vest, (ii) the exercise or measurement price of awards, if any, and (iii) the duration of awards.
Each award under the A&R 2019 Plan may be made alone or in addition or in relation to any other award. The terms of each award need not be identical, and our Board of Directors need not treat participants uniformly. Our Board of Directors will determine the effect on an award of the disability, death, termination, or other cessation of employment, authorized leave of absence or other change in the employment or other status of a participant, and the extent to which, and the period during which, the participant (or the participant’s legal representative, conservator, guardian, or designated beneficiary) may exercise rights or receive any benefits under an award. The Board of Directors may at any time provide that any award shall become immediately exercisable in whole or in part, free from some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be.
In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of our common stock, other than an ordinary cash dividend, we are required to make equitable adjustments (or make substituted awards, as applicable), in the manner determined by our Board of Directors, to (i) the number and class of securities available under the A&R 2019 Plan, (ii) the share counting rules set forth in the A&R 2019 Plan, (iii) the sublimits contained in the A&R 2019 Plan, (iv) the number and class of securities and exercise price per share of each outstanding option, (v) the share and per-share provisions and the measurement price of each outstanding SAR, (vi) the number of shares subject to and the repurchase price per share subject to each outstanding award of restricted stock, and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding RSU award and each outstanding other stock-based award.
We will indemnify and hold harmless each director, officer, employee, or agent to whom any duty or power relating to the administration or interpretation of the A&R 2019 Plan has been or will be delegated against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with our Board of Directors’ approval) arising out of any act or omission to act concerning the A&R 2019 Plan unless arising out of such person’s own fraud or bad faith.
Amendment of awards. Except as otherwise provided under the A&R 2019 Plan with respect to repricing outstanding stock options or SARs, our Board of Directors may amend, modify, or terminate any outstanding award, including but not limited to, substituting therefor another award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a nonstatutory stock option, provided that the participant’s consent to any such action will be required unless our Board of Directors determines that the action, taking into account any related action, does not materially and adversely affect the participant’s rights under the A&R 2019 Plan or the change is otherwise permitted under the terms of the A&R 2019 Plan in connection with a change in capitalization or reorganization event.
Reorganization Events
The A&R 2019 Plan contains provisions addressing the consequences of any reorganization event. A reorganization event is defined under the A&R 2019 Plan as (a) any merger or consolidation of us with or into another entity as a result of which all of our common stock is converted in to or exchanged for the right to receive cash, securities, or other property, or is canceled, (b) any transfer or disposition of all of our common stock for cash, securities, or other property pursuant to a share exchange or other transaction or (c) our liquidation or dissolution.

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Provisions Applicable to Awards Other than Restricted Stock. Under the A&R 2019 Plan, if a reorganization event occurs, our Board of Directors may take any one or more of the following actions as to all or any (or any portion of) outstanding awards other than restricted stock on such terms as our Board of Directors determines (except to the extent specifically provided otherwise in an applicable award agreement or another agreement between a participant and us): (i) provide that such awards shall be assumed or substituted by the acquiring or succeeding corporation, (ii) provide that all of the participant’s unvested awards will be forfeited and/or that all of the participant’s unexercised awards will terminate unless exercised by the participant within a specified period, (iii) provide that outstanding awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an award shall lapse, prior to or upon such reorganization event, (iv) provide that participants may receive a cash payment equal to (A) the vested portion of the multiplied by (B) the excess of the Acquisition Price over the exercise, in exchange for the termination of such award, (v) provide that, in connection with our liquidation or dissolution, awards shall convert into the right to receive liquidation proceeds, and (vi) any combination of the foregoing. Our Board of Directors is not obligated to treat all awards, all awards held by a participant, or all awards of the same type, identically. Certain restricted stock unit awards that are subject to Section 409A of the Code will be settled in accordance with the terms of the applicable award agreement.
Provisions Applicable to Restricted Stock. Upon the occurrence of a reorganization event other than our liquidation or dissolution, our repurchase and other rights with respect to outstanding restricted stock will apply to the cash, securities or other property exchanged for our common stock. However, our Board of Directors may either terminate satisfy repurchase rights or provide for forfeiture of such restricted stock if issued at no cost. In the event of a liquidation or dissolution, all restrictions and conditions on all restricted stock then outstanding shall automatically be deemed terminated or satisfied.
Change in Control
The A&R 2019 Plan also contains provisions addressing the consequences of any Change in Control (as defined in the A&R 2019 Plan). Except to the extent otherwise provided in the instrument evidencing an award or in any other agreement, in the event that the participant’s employment is terminated by the Company or its successor without cause (as defined in the A&R 2019 Plan) or by the participant for good reason (as defined in the A&R 2019 Plan), in each case on or before the first anniversary of the date of the Change in Control, then:
•all awards other than restricted stock awards held by such participant shall automatically become exercisable, realizable or deliverable in full or restrictions applicable to such awards will lapse in full; and
•the restrictions and conditions on all restricted stock awards then held by the participant will be deemed waived in full.
Provisions for Foreign Participants
The Board of Directors may establish one or more sub-plans under the A&R 2019 Plan to satisfy applicable securities, tax, or other laws of various jurisdictions. The Board of Directors will establish such sub-plans by adopting supplements to the A&R 2019 Plan containing any limitations on the Board of Director’s discretion under the A&R 2019 Plan and any additional terms and conditions not otherwise inconsistent with the A&R 2019 Plan as the Board of Directors deems necessary or desirable. All supplements adopted by the Board of Directors will be deemed to be part of the A&R 2019 Plan, but each supplement will only apply to participants within the affected jurisdiction.
Amendment or Termination
If we receive stockholder approval of the A&R 2019 Plan, no award may be granted under the A&R 2019 Plan after May 8, 2029, but awards previously granted may extend beyond that date. Our Board of Directors may amend, suspend, or terminate the A&R 2019 Plan or any portion of the A&R 2019 Plan at any time, except that (i) no amendment may be made to the plan to permit an option or SAR to be repriced without stockholder approval and (ii) no amendment that would require stockholder approval under the rules of the national securities exchange on which the Company then maintains its primary listing may be made effective unless and until such amendment has been approved by our stockholders. If the national securities exchange on which the Company then maintains its primary listing does not have rules regarding when stockholder approval of amendments to equity compensation plans is required (or if our common stock is not then listed on any national securities exchange), no amendment of the A&R 2019 Plan materially increasing the number of shares authorized under the plan, expanding the types of awards that may be granted under the plan, or materially expanding the class of participants eligible to participate in the plan will be effective unless and until the Company’s stockholders approve such amendment. If at any time the approval of our stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to incentive stock options, our Board of Directors may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the A&R 2019 Plan adopted in accordance with the procedures described above will apply

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to, and be binding on the holders of, all awards outstanding under the A&R 2019 Plan at the time the amendment is adopted, provided that our Board of Directors determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of participants under the A&R 2019 Plan. No award will be made that is conditioned on stockholder approval of any amendment to the A&R 2019 Plan unless the award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date the award was granted and (ii) it may not be exercised or settled (or otherwise result in the issuance of shares of our common stock) prior to the receipt of such stockholder approval.
If stockholders do not approve the adoption of the A&R 2019 Plan, the A&R 2019 Plan will not go into effect, and the Company may only grant awards subject to the original share limitations under the Original 2019 Plan. In this event, the Board of Directors will consider whether to adopt alternative arrangements based on its assessment of the needs of the Company.
Federal Income Tax Consequences
The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the A&R 2019 Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.
Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by the Company or its corporate parent or 50% or majority-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.
A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Nonstatutory Stock Options. A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.
Stock Appreciation Rights. A participant will not have income upon the grant of an SAR. A participant generally will recognize compensation income upon the exercise of an SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Restricted Stock Awards. A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

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Restricted Stock Units. A participant will not have income upon the grant of a restricted stock unit. A participant is not permitted to make a Section83(b) election with respect to a restricted stock unit award. When the restricted stock unit vests, the participant will have income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.
Other Stock-Based Awards. The tax consequences associated with any other stock-based award granted under the A&R 2019 Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying common stock.
Tax Consequences to the Company. There will be no tax consequences to the Company except that the Company will be entitled to a deduction when a participant has compensation income, subject to the limitations of Section 162(m) of the Code.

Our Board of Directors recommends a vote FOR the approval of the WEX Inc. Amended and Restated 2019 Equity and Incentive Plan.

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Proposal 4
Approval of an Amendment to our Amended and Restated Certificate of Incorporation to Provide for Officer Exculpation as Permitted by Delaware Law

The Board of Directors has determined that it is in the best interests of the Company and our stockholders to amend the Company’s Amended and Restated Certificate of Incorporation, including for the reasons set forth below.
Article VI of our Amended and Restated Certificate of Incorporation currently eliminates the monetary liability of directors in certain circumstances pursuant to and consistent with the Delaware General Corporation Law (DGCL). The State of Delaware amended Section 102(b)(7) of the DGCL in 2022 to allow Delaware corporations to extend similar protections to officers. Specifically, the amendments to the DGCL allow Delaware corporations to exculpate their officers for personal liability for breaches of the duty of care in certain circumstances. For both directors and officers, the liability limitation does not apply to breaches of the duty of loyalty, acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, or any transaction in which the director or officer derived an improper personal benefit. In addition, for officers, amended Section 102(b)(7) only permits exculpation for direct claims brought by stockholders, as opposed to claims brought by or on behalf of the Company (e.g., derivative claims).
Adopting an officer exculpation provision that aligns with the protections afforded under the DGCL could prevent protracted or otherwise meritless litigation that distracts from our primary objective of creating stockholder value over the long term. The nature of the role of directors and officers often requires them to make decisions on crucial matters. Frequently, directors and officers must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits, or proceedings seeking to impose liability on the basis of hindsight, especially in the current litigious environment and regardless of merit. The Board believes that limiting concern about personal liability will empower officers to best exercise their business judgment in furtherance of stockholder interests without the distraction of potentially being subject to claims following actions taken in good faith.
In addition, the Board believes it is important to provide protection to officers to the extent permitted by the DGCL to attract and retain executive talent. This protection has long been afforded to directors. Other public companies have updated their governing documents to align with amended Section 102(b)(7) of the DGCL, and we expect this practice to continue. The corporate law codes of several other states already permit corporations to exculpate officers in a similar manner to Section 102(b)(7). Therefore, our ability to attract and retain highly qualified officer candidates may be adversely impacted if we do not implement the expanded protections now offered under Delaware law. For these reasons, the Board unanimously approved the amendment to our Charter described in this proposal, subject to approval by stockholders.
We are asking stockholders to adopt and approve an amendment to our Amended and Restated Certificate of Incorporation, to reflect provide for officer exculpation as permitted by Delaware Law. If this proposal is approved by stockholders, Article VI of our Charter will be amended to read in its entirety as set forth below (with additions shown as bolded).
No director or officer shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article VI shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

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Vote Required
The approval of the amendment to our Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on this Proposal 4.
If the proposed amendment to our Amended and Restated Certificate of Incorporation is approved at the Annual Meeting, we intend to file with the Secretary of State of the State of Delaware a certificate of amendment to our Amended and Restated Certificate of Incorporation that reflects the amendment set forth in this Proposal 4, which will be effective upon filing. The Board retains discretion to abandon, and not implement, the amendment at any time before it becomes effective. If our stockholders do not approve Proposal 4, the amendment will not be implemented and our Amended and Restated Certificate of Incorporation will continue in effect pursuant to its current terms.

Our Board of Directors recommends a vote FOR the proposed amendment and restatement of our certificate of incorporation.

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AUDIT MATTERS

Proposal 5
Ratification of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm for Fiscal Year 2025

In accordance with its Board-approved charter, the Audit Committee of the Board is directly responsible for the appointment, compensation, retention, and oversight of the independent external audit firm retained to audit the Company’s consolidated financial statements. The Audit Committee has selected Deloitte & Touche LLP, or “D&T,” as the independent registered public accounting firm for the Company’s fiscal year 2025. D&T has audited the Company’s consolidated financial statements since 2003. The Audit Committee oversees and is ultimately responsible for the audit fee negotiations associated with our retention of D&T. To assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent external audit firm.
Stockholder ratification of the appointment is not required under the laws of the State of Delaware, but the Audit Committee has decided to request that the stockholders ratify the appointment. A representative of D&T will attend the meeting to answer appropriate questions from stockholders and will have the opportunity to make a statement on behalf of the firm, if he or she so desires.
The Audit Committee and the Board believe that the continued retention of D&T to serve as our independent external audit firm is in our best interests and those of our stockholders. If this proposal is not approved by our stockholders at the Annual Meeting, the Audit Committee will reconsider its selection of D&T. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any point during the year if it determines that making a change would be in the best interests of the Company and our stockholders.
Vote Required
The ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the Company’s fiscal year 2025 requires the affirmative vote of a majority of the votes cast affirmatively or negatively on this Proposal 5.

Our Board of Directors recommends a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the Company's fiscal year 2025.

86	WEX Inc.

AUDIT MATTERS
Auditor Selection and Fees
Audit Selection
The Audit Committee has selected D&T as the Company’s independent registered public accountant for the 2025 fiscal year. D&T has served as the Company’s independent registered public accountant since our initial public offering.
Audit Fees
The following is a description of the fees billed to the Company by D&T for the years ended December 31, 2024 and 2023:

	December 31,
	2024	2023
Audit Fees(1)	$6,344,457	$7,566,301
Audit-Related Fees(2)	266,353	324,373
Tax Fees(3)	626,930	382,888
All Other Fees(4)	2,795	2,995
Total	$7,240,535	$8,276,557
(1)For professional services performed in connection with the annual audit of the consolidated financial statements included in the Annual Report on Form 10-K, quarterly reviews of the condensed consolidated financial statements included in quarterly reports on Forms 10-Q, the annual audit of our internal control over financial reporting, as well as fees associated with the statutory audits of certain of our domestic and foreign entities and services performed in connection with comfort letters, consents and procedures related to documents filed with the SEC.
(2)For professional services performed that are reasonably related to the performance of the audit or review of the consolidated financial statements and are not included within Audit Fees, including the annual audit of the WEX Inc. Employee Savings Plan, information system audits, and certain agreed-upon procedures.
(3)For tax compliance, tax advice and tax planning services performed in connection with domestic and international tax matters.
(4)For accounting research tools and other miscellaneous services.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services performed by D&T. According to the policy, the Audit Committee shall pre-approve all audit services to be provided to the Company, whether provided by the principal independent registered public accountant or other firms, and all other permitted services (review, attest and non-audit) to be provided to the Company by the independent registered public accountant; provided, however, that de minimis permitted non-audit services may instead be approved in accordance with applicable NYSE and SEC rules. The independent registered public accountant is prohibited from providing certain non-audit services (as defined in Rule 2-01(c) (4) of Regulation S-X). The Chair of the Audit Committee has the authority to pre-approve any permitted services on behalf of the Audit Committee and shall notify the full committee of such approval at its next meeting.
Since our initial public offering on February 16, 2005, the Audit Committee has pre-approved all of the services performed by D&T.

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AUDIT MATTERS
Audit Committee Report
The Board of Directors appointed us as an audit committee to monitor the integrity of WEX’s consolidated financial statements, its system of internal controls and the independence and performance of its internal audit department and independent registered public accounting firm. As an audit committee, we select and oversee the independent registered public accounting firm and are directly responsible for approving their compensation and retention. We also participate in the selection of the lead audit partner of the independent registered public accounting firm.
We are governed by a written charter adopted by the Board, which is available through the investor’s page of the Company’s website at www.wexinc.com.
Our committee consisted of five non-employee directors at the time that the actions of the committee described in this report were undertaken. Ms. Sommer ceased serving on the Board and audit committee in May 2024. The committee currently consists of four non-employee directors, each “independent” within the meaning of the New York Stock Exchange rules and Rule 10A-3 under the Securities Exchange Act of 1934. WEX’s management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. WEX’s independent registered public accounting firm is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing. We have relied, without independent verification, on the information provided to us and on the representations made by WEX’s management and independent registered public accounting firm.
In fulfilling our oversight responsibilities, we discussed with representatives of D&T, the Company’s independent registered public accounting firm for fiscal year 2024, the overall scope and plans for their audit of the consolidated financial statements for fiscal year 2024. We met with them, with and without WEX management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting and the overall quality of WEX’s financial reporting. We reviewed and discussed the audited consolidated financial statements for fiscal year 2024 with management and the independent registered public accounting firm.
We also reviewed the report of management contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC, as well as the Report of Independent Registered Public Accounting Firm included in the Annual Report on Form 10-K related to their audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. We continue to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal year 2025.
We discussed with the independent registered public accounting firm the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the SEC.
In addition, we received from the independent registered public accounting firm the letter and the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed the disclosures with our independent registered public accounting firm, as well as other matters relevant to their independence from management and WEX. In evaluating the independence of our independent registered public accounting firm, we considered whether the services they provided beyond their audit and review of the consolidated financial statements were compatible with maintaining their independence. We also considered the amount of fees they received for audit and non-audit services.
Based on our review and these meetings, discussions and reports, we recommended to the Board of Directors that the Company's audited consolidated financial statements for fiscal year 2024 be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
AUDIT COMMITTEE
Derrick Roman (Chair)
James Groch
Susan Sobbott
Aimee Cardwell

88	WEX Inc.

INFORMATION ABOUT STOCK OWNERSHIP
Principal Stockholders
This table shows common stock that is beneficially owned by our directors, our director nominees, our Named Executive Officers, our current directors and executive officers as a group and all persons known to us to own 5 percent or more of the Company’s outstanding common stock, as of March 31, 2025. The percent of outstanding shares reported below is based on 34,243,364 shares outstanding on March 31, 2025.
Amount and Nature of Shares Beneficially Owned(1)

Name and Address(2)	Common Stock Owned(3)	Right to Acquire(4)	Total Securities Beneficially Owned(4)	Percent of Outstanding Shares
Principal Stockholders:
The Vanguard Group(5) 100 Vanguard Blvd Malvern, PA 19355	4,199,017	—	4,199,017	12.3%
Janus Henderson Group plc(6) 201 Bishopsgate EC2M 3AE, United Kingdom	4,052,379	—	4,052,379	11.8%
BlackRock, Inc.(7) 55 East 52nd Street New York NY 10055	3,841,491	—	3,841,491	11.2%
Impactive Capital LP(8) 152 West 57th Street, 17th Floor New York, NY 10019	2,584,047	—	2,584,047	7.5%
Morgan Stanley(9) 1585 Broadway New York, NY 10036	2,123,174	—	2,123,174	6.2%

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INFORMATION ABOUT STOCK OWNERSHIP

Name and Address(2)	Common Stock Owned(3)	Right to Acquire(4)	Total Securities Beneficially Owned(4)	Percent of Outstanding Shares
Named Executive Officers, and Directors:
Melissa Smith(10)	154,535	168,163	322,698	*
Jagtar Narula	15,576	7,353	22,929	*
Sachin Dhawan	3,873	—	—	*
Robert Deshaies	17,205	25,067	42,272	*
Karen Stroup	13,230	6,445	19,675	*
Nancy Altobello**	—	—	—	*
Daniel Callahan**	—	—	—	*
Aimee Cardwell**	—	—	—	*
Shikhar Ghosh**	6,598	960	7,558	*
James Groch**	5,750	—	5,750	*
James Neary	7,223	960	8,183	*
Derrick Roman**	2,657	—	2,657	*
Stephen Smith	6,011	960	6,971	*
Susan Sobbott**	4,207	—	4,207	*
Jack VanWoerkom**	2,860	960	3,820	*
Directors and Executive Officers as a Group (20 Persons)(11)	241,059	244,906	485,965	1.4%
*    Less than 1%
**    Please refer to footnote(3) below to see information regarding the deferred stock units in WEX Inc. held (or to be held) by Mr. Callahan, Mr. Ghosh, Mr. Groch, Ms. Cardwell, Ms. Sobbott, Ms. Altobello, Mr. Roman, and Mr. VanWoerkom.
(1)The amounts and percentage reported in this table were determined in accordance with applicable SEC rules and are not indicative of beneficial ownership for any other purpose, including for purposes of determining whether any approvals required by our regulators upon exceeding certain ownership thresholds under applicable law have been triggered. See the Risk Factor "Provisions in our charter documents, Delaware law and applicable banking laws may delay or prevent our acquisition by a third party, and could adversely impact the market price of our common stock" in Item 1A of Part I in our most recent Annual Report on Form 10-K filed with the SEC.
(2)Unless otherwise noted, the business address for the individual is in care of WEX Inc., 1 Hancock Street, Portland, ME 04101.
(3)Unless otherwise noted, includes shares for which the named person or entity has sole voting and investment power or has shared voting and investment power, including with his or her spouse. Excludes shares that may be acquired through stock option exercises or through the vesting of restricted stock units, which are accounted for in the column "Right To Acquire". This table does not include deferred stock units (which are listed as of the date of this table, March 31, 2025), which will convert into the following number of shares that will be acquired by our non-employee directors 200 days after their separation from our Board: 4,387 shares by Ms. Altobello; 9,819 shares by Mr. Callahan; 1,440 shares by Ms. Cardwell; 42,169 shares by Mr. Ghosh; 8,449 shares by Mr. Groch; 2,210 shares by Mr. Roman; 2,107 shares by Ms. Sobbott; and 6,606 shares by Mr. VanWoerkom.
(4)The Right to Acquire column includes shares that can be acquired through stock option exercises, the vesting of restricted stock units or the vesting of market share units ("MSUs") through May 31, 2025 and excludes shares that may not be acquired until on or after June 1, 2025. The number of MSUs included reflects the target performance, which amount may change at the time of vesting. The Total Securities Beneficially Owned column includes both the Common Stock Owned and Right to Acquire columns.
(5)This information was reported on a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 13, 2024 and does not necessarily reflect their current ownership of WEX securities. The Schedule 13G/A reported that Vanguard has shared voting power over 16,545 shares, sole dispositive power over 4,136,750 shares and shared dispositive power over 62,267 shares. The percentage reported is based on (i) the assumption that Vanguard has beneficial ownership of 4,199,017 shares of common stock and (ii) the number of WEX Inc. shares of common stock outstanding on March 31, 2025.
(6)This information was reported on a Schedule 13G/A filed by Janus Henderson Group plc (“Janus Henderson”) with the SEC on February 14, 2025. The Schedule 13G/A reported that Janus Henderson has shared voting power and shared dispositive power over 4,052,379 shares. The percentage reported is based on the assumption that Janus Henderson had beneficial ownership of 4,052,379 shares of Common Stock on March 31, 2025.
(7)This information was reported on a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 25, 2024 and does not necessarily reflect their current ownership of WEX securities. The Schedule 13G/A reported that BlackRock has sole voting power over 3,718,042 shares and has sole dispositive power over 3,841,491 shares. The percentage reported is based on (i) the assumption that BlackRock had beneficial ownership of 3,841,491 shares of common stock and (ii) the number of WEX Inc. shares of common stock outstanding on March 31, 2025.
(8)This information was reported on a Schedule 13D/A filed by Impactive Capital LP (“Impactive”) with the SEC on March 6, 2025. The Schedule 13D/A reported that Impactive has shared voting power and shared dispositive power over 2,584,047 shares. The percentage reported is based on the assumption that Impactive had beneficial ownership of 2,584,047 shares of Common Stock on March 31, 2025.

90	WEX Inc.

INFORMATION ABOUT STOCK OWNERSHIP
(9)This information was reported on a Schedule 13G filed by Morgan Stanley with the SEC on November 8, 2024. The Schedule 13G reported that Morgan Stanley has shared voting power over 2,005,944 shares and shared dispositive power over 2,057,045 shares. The percentage reported is based on the assumption that Morgan Stanley had beneficial ownership over 2,123,174 shares of Common Stock on March 31, 2025.
(10)Includes 1,692, 1,693, and 1,693 shares held indirectly, respectively, through three trusts for the benefit of Ms. Smith’s three children, 18,277 shares held indirectly through Ms. Smith’s spouse, and 33,719 shares held indirectly through a grantor retained annuity trust for the benefit of Ms. Smith’s children.
(11)In addition to the Named Executive Officers and directors included in this table, five other executive officers were members of this group as of March 31, 2025.

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INFORMATION ABOUT STOCK OWNERSHIP
Securities Authorized for Issuance under Equity Compensation Plans
The following table provides information about shares of common stock that may be issued under the Company’s equity compensation plans as of December 31, 2024. The Company’s equity plans as of December 31, 2024, include the 2010 Equity and Incentive Plan and the Amended and Restated 2019 Equity and Incentive Plan, each of which were approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column) (#)
Equity compensation plans approved by Company stockholders	2,812,675(1)	160.68(2)	1,710,306(3)
(1)Includes 1,153,836 shares of common stock subject to PRSUs and 104,552 shares of common stock subject to MSUs determined using the applicable fungible share ratios, under the Company's Amended and Restated 2019 Equity and Incentive Plan. Assumes that the target level of performance conditions were achieved for any PRSU and MSU awards for which the performance period was not concluded as of December 31, 2024 and includes the actual number of shares to be issued upon settlement of PRSUs granted where the performance period has concluded as of December 31, 2024, but settlement occurred in 2025. If the highest level of performance condition attainments were assumed for all such PRSUs and MSUs, the total number of shares of common stock to be issued upon settlement of such awards as of December 31, 2024 would increase by approximately 799,000 shares of common stock.
(2)Weighted average exercise price does not take into account shares of common stock subject to the vesting of outstanding RSUs, PRSUs, MSUs and deferred stock units as such shares of common stock will be issued at the time they vest, without any cash consideration payable for those shares of common stock.
(3)Represents shares remaining available for future issuance under the Amended and Restated 2019 Equity and Incentive Plan as of December 31, 2024. The Amended and Restated 2019 Equity and Incentive Plan permits the award of incentive stock options and nonstatutory stock options, stock appreciation rights, restricted stock awards, RSUs, director awards, other stock-based and cash-based awards and performance awards. The Amended and Restated 2019 Equity and Incentive Plan authorizes for issuance (i) 4,500,000 shares of common stock for awards granted after June 4, 2021, (ii) 1,235,669 shares of common stock for awards granted on or prior to June 4, 2021, and (iii) such additional number of shares of common stock (up to 776,777 shares) as is equal to the number of shares of common stock subject to awards granted under the 2010 Plan, which awards expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right. To the extent a share that is subject to an award granted under the 2010 Plan that counted as 1.53 shares against such 2010 Plan’s share reserve is made available for the award of future grants under the Amended and Restated 2019 Equity and Incentive Plan, the share reserve will be credited with 1.53 shares. Otherwise, each share of common stock subject to an award under the 2010 Plan that becomes available for grant under the Amended and Restated 2019 Equity and Incentive Plan will increase the plan’s share reserve by one share. Under the Amended and Restated 2019 Equity and Incentive Plan, any award of restricted stock, RSU, or other stock-based award with a per share purchase price lower than 100% of the fair market value per share of common stock on the date of grant shall be counted against share limits as 1.7 shares for each one share of applicable award. The Board may not make new awards under the 2010 Plan.

92	WEX Inc.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING YOUR SHARES
This proxy statement and enclosed proxy card is being furnished in connection with the solicitation of proxies by the Board of WEX Inc. for use at our Annual Meeting to be held on Thursday, May 15, 2025 at 8:00 a.m., ET via the Internet as a virtual web conference at https://web.lumiconnect.com/289188153. The password for the meeting is case sensitive and is wex2025. The proxy statement describes the proposals on which you may vote as a stockholder and contains important information to consider when voting.
We are mailing this Proxy Statement, our Annual Report to stockholders, and our proxy card to our stockholders on or about April 17, 2025.
Your vote is important. Please submit your vote as soon as possible even if you plan to virtually attend the Annual Meeting online.
Why is the 2025 Annual Meeting a virtual, online meeting?
To enable broad access to our 2025 Annual Meeting, our Annual Meeting will be a virtual meeting of stockholders where stockholders will participate by accessing a website using the Internet. We believe that hosting a virtual Annual Meeting will facilitate stockholder attendance and participation by enabling stockholders to participate remotely from any location around the world. We have designed the virtual Annual Meeting to provide the same rights and opportunities to participate as stockholders would have at an in-person meeting, including the right to vote and ask questions through the virtual meeting platform.
How do I virtually attend the Annual Meeting?
We will host the Annual Meeting live online via a virtual web conference at https://web.lumiconnect.com/289188153. You may attend the Annual Meeting by visiting that website. The password for the meeting is case sensitive and is wex2025. The audio webcast will start at 8:00 a.m. ET, on Thursday, May 15, 2025. You will need the digit control number included on your proxy card in order to be able to enter the Annual Meeting online and vote. Instructions on how to attend and participate online are posted at https://go.lumiglobal.com/faq.
Online check in will begin at 7:00 a.m. ET on Thursday, May 15, 2025, and you should allow ample time for the online check-in proceedings. Please refer to https://go.lumiglobal.com/faq or e-mail support@lumiglobal.com if you require any assistance attending the virtual web conference.
Who can attend and participate in the Annual Meeting?
Stockholders who owned the Company’s common stock at the close of business on April 3, 2025, the record date, may attend the Annual Meeting online and vote at the Annual Meeting. Each share is entitled to one vote. There were 34,244,491 shares of common stock outstanding on the record date.
May I see a list of stockholders entitled to vote as of the record date?
A list of our registered stockholders as of the close of business on the record date will be available for ten days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m. Eastern Time, at the Office of the General Counsel, WEX Inc., 1 Hancock Street, Portland, Maine 04101. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, in accordance with the Company's By-Laws.
How do I vote?
If the shares are registered directly in your name, you may vote in the following ways:
•Vote over the Internet prior to the Annual Meeting: To vote over the Internet, please go to the following website: www.voteproxy.com and follow the instructions at that site for submitting your proxy electronically. You must submit your Internet proxy before 11:59 p.m. Eastern Time, on Wednesday, May 14, 2025, the day before the Annual Meeting, for your vote to count.

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GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING YOUR SHARES
•Vote by Telephone prior to the Annual Meeting: To vote by telephone, please call 1-800-776-9437 (domestic) or 1-718-921-8500 (international) and follow the recorded instructions. You must submit your telephonic vote before 11:59 p.m. Eastern Time, on Wednesday, May 14, 2025, the day before the Annual Meeting, for your vote to count.
•Vote by Mail prior to the Annual Meeting: You may vote by mail by completing, signing and dating your proxy card and mailing it in the enclosed prepaid and addressed envelope. Your proxy card must be received and tabulated no later than the closing of the polls for your proxy card to be valid and your vote to count.
•Vote Online while Virtually Attending the Annual Meeting: If you attend the Annual Meeting, you may vote your shares online while virtually attending the Annual Meeting by visiting https://web.lumiconnect.com/289188153. The password for the meeting is case sensitive and is wex2025. You will need your control number included on your proxy card in order to be able to vote during the Annual Meeting.
If you hold your shares in “street name,” you should follow the instructions provided by your bank, broker or other nominee, which may include instructions regarding your ability to vote by mail, by telephone or through the Internet. Holding shares in street name means you hold them through a bank, broker, or other nominee, and as a result, the shares are not held in your individual name but through someone else. To vote in person at the virtual Annual Meeting, you must first obtain a valid legal proxy from your broker, bank, or other agent and then register in advance to attend the Annual Meeting. Please follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form.
After obtaining a valid legal proxy from your broker, bank, or other agent, to then register to attend the Annual Meeting, you must submit proof of your legal proxy reflecting the number of shares owned by you along with your name and email address to Equiniti Trust Company LLC. Requests for registration should be directed to proxy@equiniti.com or to facsimile number 718-765-8730. Written requests for registration can be mailed to:
Equiniti Trust Company LLC
Attn: Proxy Tabulation Department
55 Challenger Road
Suite 200B 2nd Floor
Ridgefield Park, NJ 07660
Requests for registration must be labeled as “Legal Proxy” and be received no later than 11:59 p.m. ET on May 8, 2025. You will receive a confirmation of your registration by email after we receive your registration materials. Follow the instructions provided to vote. We encourage you to access the meeting prior to the start time leaving ample time for the check in.
How do I submit a question at the Annual Meeting?
If you wish to submit a question, on the day of the Annual Meeting, beginning at 8:00 a.m., ET, you may log into the virtual meeting platform at https://web.lumiconnect.com/289188153, type your question into the “Ask a Question” field, and click “Submit.” We will try to answer as many germane stockholder-submitted questions as time permits. However, we reserve the right to exclude questions that are irrelevant to the business of the Company or of the Annual Meeting, related to material, nonpublic information, derogatory in nature, related to personal matters or personal grievances, or otherwise out-of-order or not otherwise suitable for the conduct of the Annual Meeting. Questions from multiple stockholders on the same topic or that are otherwise related may be grouped, summarized and answered together.

94	WEX Inc.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING YOUR SHARES
Information about Voting Procedures
How is my vote counted?
You may vote “for” or “against” or “abstain” from voting with respect to each director nominee. Abstentions and "broker non-votes" will have no effect and will not count as a vote “for” or “against” a nominee's election.
You may vote “for” or “against” or “abstain” from voting on the proposals regarding the advisory vote on executive compensation, the approval of the Amended and Restated Equity and Incentive Plan and ratification of the independent registered public accounting firm. Abstentions and "broker non-votes" with respect to these proposals will not count as a vote “for” or “against” these proposals.
You may vote “for” or “against” or “abstain” from voting on the proposal regarding the approval of an amendment to our Amended and Restated Certificate of Incorporation. Abstentions and “broker non-votes” with respect to this proposal will have the same effect as a vote “against.”
If you provide your voting instructions on your proxy, your shares will be voted:
•as you instruct, and
•according to the best judgment of the persons named in the proxy if a proposal comes up for a vote at the meeting that is not on the proxy.
If you do not indicate a specific choice on the proxy you sign and submit, your shares will be voted:
•"For" the eleven named nominees for director for a one-year term,
•"For" the approval of an advisory (non-binding) vote on the compensation of our Named Executive Officers,
•"For" the approval of the WEX Inc. Amended and Restated 2019 Equity and Incentive Plan to increase the number of shares issuable thereunder,
•"For" the approval of an amendment to the Company's Amended and Restated Certificate of Incorporation to provide for officer exculpation as permitted by Delaware law,
•"For" the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025, and
•according to the best judgment of the persons named in the proxy if a proposal comes up for a vote at the meeting that is not on the proxy.
How many votes are required for the election of directors?
Under our By-Laws, in a meeting that is not a Contested Election Meeting (as such term is defined in our By-Laws), a nominee will be elected to the Board if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election, with abstentions and “broker non-votes” not counting as votes “for” or “against.” Pursuant to our Corporate Governance Guidelines, in a meeting that is not a Contested Election Meeting, if the votes cast "for" an incumbent director's re-election as a director do not exceed the votes cast "against" such nominee's election (with "abstentions and "broker non-votes" not counted as a vote "for" or "against" such nominee's election), the incumbent director must deliver to the Board an irrevocable resignation from the Board that will become effective only if the Board determines, in its discretion (based on the recommendation of a committee of independent directors after the evaluation of a number of factors) and in accordance with the our Corporate Governance Guidelines and the directors' fiduciary duties under state law, to accept such resignation. We will publicly disclose the Board's decision and its reasoning with regard to the offered resignation within 90 days following the certification of the stockholder vote from such meeting.
How many votes are needed to approve the advisory (non-binding) vote on the compensation of our Named Executive Officers and the WEX Inc. Amended and Restated 2019 Equity and Incentive Plan and to ratify the selection of the independent registered public accounting firm?
The affirmative vote of a majority of votes cast affirmatively or negatively on the matter is required for (i) the approval of the advisory (non-binding) vote on the compensation of the named executive officers, (ii) the approval of the WEX Inc. Amended and Restated 2019 Equity and Incentive Plan to increase the number of shares issuable thereunder and (iii) the approval of the ratification of the selection of the independent registered public accounting firm. A broker non-vote will be treated as not being entitled to vote on any proposals other than the proposal to ratify the selection of the independent registered accounting firm. Under our By-Laws, abstentions and broker non-votes are not counted as votes for or against these proposals and therefore, will not be included in the numerator or the denominator. Because the non-binding vote on the compensation of our Named Executive Officers is an advisory vote, there is no required approval threshold for this proposal.

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GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING YOUR SHARES
How many votes are needed to approve the amendment to the Company’s Amended and Restated Certificate of Incorporation to provide for officer exculpation as permitted by Delaware law?
The affirmative vote of a majority of the outstanding shares entitled to vote on the matter is required for the approval of the amendment to the Company's Amended and Restated Certificate of Incorporation to provide for officer exculpation as permitted by Delaware law, with abstentions and “broker non-votes” having the same effect as votes “against” this proposal.
What is the difference between a “stockholder of record” and a “beneficial owner”?
These terms describe the manner in which your shares are held. If your shares are registered directly in your name through Equiniti Trust Company LLC, our transfer agent, you are a “stockholder of record” or registered stockholder. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name.”
What is a Broker Non-Vote?
A broker is entitled to vote shares held for a stockholder on “discretionary” matters without instructions from the beneficial owner of those shares. However, if a beneficial owner does not provide timely instructions, the broker does not have the authority to vote on any “non-discretionary” proposals at the Annual Meeting and a “broker non-vote” would occur. The only matter at the Annual Meeting that is “discretionary” is the ratification of our independent registered public accounting firm. The other matters are “non-discretionary.” Please instruct your broker on how to vote your shares using the voting instruction form provided by your broker or following any instructions provided by your broker regarding your ability to vote by telephone or through the Internet.
What if I do not vote?
The effect of not voting will depend on how your share ownership is registered. If you own shares as a “stockholder of record” or registered holder and you do not vote, then your unvoted shares will not be represented at the Annual Meeting and will not count toward the quorum requirement. If a quorum is obtained, then your unvoted shares will not affect whether a proposal is approved or rejected.
If you are a stockholder whose shares are not registered in your name and you do not vote, then your bank, broker or other nominee, who is the holder of record, may still represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, under stock exchange rules, if applicable, your bank, broker or other nominee will be able to vote your shares in its discretion regarding the ratification of our independent registered public accounting firm. However, under stock exchange rules, if applicable, your bank, broker or other nominee will not be able to vote your shares in its discretion in the election of directors, for the approval of the Amended and Restated 2019 Equity and Incentive Plan, for the approval of the WEX Inc. Amended and Restated Certificate of Incorporation and the advisory (non-binding) vote on the compensation of our Named Executive Officers. Therefore, you must vote your shares if you want them to be counted for purposes of these votes.
What if I change my mind after I submit my proxy?
If your stock is registered directly in your name, you may revoke your proxy and change your vote by:
•voting over the Internet or by telephone prior to the Annual Meeting as instructed above under “How do I vote?” Only your last Internet or telephone vote submitted prior to the annual meeting is counted. You may not change your vote over the Internet or by telephone after 11:59 p.m., ET, on Wednesday, May 14, 2025, the day before the Annual Meeting,
•casting another vote with a later date and returning it before the polls close at the Annual Meeting as instructed above under “How do I vote?” Only the last dated, valid proxy will be counted, or
•voting online while virtually attending the Annual Meeting as instructed above under “How do I vote?”
If you hold your stock in “street name” and have instructed your bank, broker or nominee to vote the shares, you should follow the instructions provided by your bank, broker or other nominee to revoke your proxy and change your vote. You may also revoke your proxy and change your vote by participating in the Annual Meeting online and voting your shares electronically during the Annual Meeting, if you have a legal proxy from your bank, broker or other nominee and have followed the instructions above.
Your virtual attendance at the Annual Meeting alone, without voting electronically, will not automatically revoke your proxy.

96	WEX Inc.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING YOUR SHARES
What happens if a director nominee is unable to stand for election?
The Board may reduce the number of directors or select a substitute nominee. In the latter case, if you have submitted your proxy, the persons named in the proxy can vote your shares for a substitute nominee. The person you authorize to vote on your behalf cannot vote for more than four nominees.
What constitutes a quorum?
In order for business to be conducted at the Annual Meeting, a quorum must be present. A quorum consists of the holders of one-third of the shares of common stock issued and outstanding on the record date and entitled to vote.
Shares of common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for purposes of determining whether a quorum exists. Shares of common stock that are present virtually during the Annual Meeting constitute shares of common stock represented “in person”. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.
What does it mean if I receive more than one proxy card?
It means that you hold your shares in multiple accounts. Please follow the voting instructions on the proxy cards to be sure that all of your shares are voted.
Where do I find voting results of the Annual Meeting?
We will announce preliminary voting results during the Annual Meeting. We will also publish the preliminary or, if available, the final results in a current report on Form 8-K within four business days of the end of the meeting. You may access a copy of the current report on Form 8-K electronically on our website or through the SEC’s website at www.sec.gov. Voting results will be tabulated and certified by our transfer agent, Equiniti Trust Company LLC.
Who pays the cost for proxy solicitation?
The Company pays for distributing and soliciting proxies. As a part of this process, the Company reimburses brokers, nominees, fiduciaries, and other custodians for reasonable fees and expenses in forwarding proxy materials to stockholders. The Company has engaged a proxy solicitor, D.F. King & Co., Inc., to assist in connection with soliciting votes for the Annual Meeting at a cost of approximately $12,500. The Company will bear the entire cost of the proxy solicitor. The proxy solicitor will solicit proxies through mail, telephone, the Internet, or other means. Employees of the Company or its subsidiaries may solicit proxies through mail, telephone, the Internet, or other means. Employees do not receive additional compensation for soliciting proxies.
How do I submit a stockholder proposal or director nominee for next year’s Annual Meeting or suggest a candidate for nomination as a director to the Corporate Governance Committee?
Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement and proxy card for the 2026 Annual Meeting of Stockholders must comply with the requirements of Rule 14a-8 under the Exchange Act and must be submitted to the Corporate Secretary, 1 Hancock Street, Portland, ME 04101, no later than December 18, 2025.
If a stockholder wishes to present a proposal before the 2025 Annual Meeting of Stockholders but does not wish to have a proposal considered for inclusion in our proxy statement and proxy in accordance with Rule 14a-8 or to nominate someone for election as a director, the stockholder must give written notice to our Corporate Secretary at the address noted above. To be timely, a stockholder’s notice to the Corporate Secretary must be delivered to or mailed and received no earlier than January 15, 2026, nor later than February 14, 2026. However, in the event that the Annual Meeting is called for a date that is not within twenty-five days before or after May 15, 2026, notice by the stockholder must be received no earlier than 120 days prior to the Annual Meeting and no later than the later of (i) the 90th day prior to the Annual Meeting or (ii) the tenth day following the day on which notice of the date of the Annual Meeting is first mailed or publicly disclosed, whichever first occurs. If a stockholder wishes to solicit proxies in support of director nominees other than our nominees under the universal proxy rules, such stockholder must, in addition to the information required under our By-Laws, also include in the notice the information required by Rule 14a-19 under the Exchange Act. Stockholders soliciting votes for a director pursuant to the universal proxy rules must also notify us not later than five business days prior to the Annual Meeting date that such stockholder has complied with the requirements of our By-Laws and Rules 14a-19 under the Exchange Act.
Alternatively, under our "proxy access” provision in our By-Laws, a stockholder, or group of no more than 20 stockholders, owning at least 3% of the Company’s outstanding shares of capital stock continuously for at least three years, may nominate and include in our proxy materials for an Annual Meeting director nominees constituting up to two individuals or 20% of the Board, whichever is greater, provided the stockholder(s) and nominee(s) satisfy the requirements in our By-Laws. For a proxy access nomination to be considered timely for the 2026 Annual Meeting of Stockholders, it must be received in writing by the Secretary no earlier than December 16, 2025 nor later than January 15, 2026. However, in the event that the date of the Annual Meeting is advanced by more than 30 days, or delayed (other than as a result of adjournment) by more than 60 days, from the first anniversary of the preceding year’s Annual Meeting, or if no Annual Meeting was held in the preceding year, notice must be received no earlier than the 150th day prior to such Annual Meeting and no later than the close of business on the later of (i) the 120th day prior to such Annual Meeting and (ii) the tenth day following the day on which notice of the date of such Annual Meeting was mailed or public disclosure of the date of such Annual Meeting was made, whichever first occurs.

2025 Proxy Statement	97

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING YOUR SHARES
The Company’s By-Laws contain specific procedural requirements regarding a stockholder’s ability to nominate a director or submit a proposal to be considered at a meeting of stockholders. The By-Laws are available on our website at ir.wexinc.com, under the Governance tab.
What is “householding”?
“Householding” means that we deliver a single set of proxy materials and annual report to households where multiple stockholders share the same address, provided such stockholders give their consent and certain other conditions are met.
Some households with multiple stockholders already may have provided the Company with their consent to householding. We will provide only one set of proxy materials or to each such household, unless we receive contrary instructions from one or more of the stockholders.
We will promptly deliver separate copies of our proxy statement and annual report, or deliver multiple copies in the future, at the request of any stockholder who is in a household that participates in the householding of the Company’s proxy materials. You may call our Investor Relations department at (207) 523-7769 or send your request to:

WEX Inc. Attention: Investor Relations — Annual Meeting 1 Hancock Street Portland, ME 04101 Email: steve.elder@wexinc.com
If you currently receive multiple copies of the Company’s proxy materials and would like to participate in householding, please contact the Investor Relations department at the above phone number or address.
What is meant by “incorporation by reference”?
“Incorporation by reference” means that we refer to information that previously has been filed with the SEC, so the information should be considered as part of the filing you are reading. Information on the websites referred to in this proxy statement, including our website, is not incorporated into this proxy statement. Based on SEC rules, the sections entitled “Audit Committee Report” and the “Compensation Committee Report,” of this proxy statement and the information regarding the Audit Committee Charter and the independence of the Audit Committee members specifically are not incorporated by reference into any other filings with the SEC.
You receive this proxy statement as part of the proxy materials for the Annual Meeting of Stockholders. You may not consider this proxy statement as material for soliciting the purchase or sale of our Company’s common stock.
How do I request future copies of your proxy materials?
If you require additional copies of these or any future proxy materials, please refer to the Investor Relations page of our website at www.wexinc.com or contact our Investor Relations office at the above e-mail address, phone number or mailing address.
How do I request a copy of your annual report on Form 10-K?
We will provide you with a copy, without charge, of our Annual Report on Form 10-K, including the financial statements, for our most recently ended fiscal year, upon request to our Investor Relations department at the above e-mail address, phone number or mailing address. Our Annual Report on Form 10-K is also available free of charge on our website at https://ir.wexinc.com/financials/sec-filings/default.aspx and on the SEC’s website at www.sec.gov.

98	WEX Inc.

OTHER BUSINESS
We know of no other business to be considered at the meeting, and the deadline for stockholders to submit proposals or nominations has passed. However, if:
•other matters are properly presented at the meeting, or at any adjournment or postponement of the meeting, and
•you have properly submitted your proxy, then, Melissa Smith or Sara T.W. Trickett will vote your shares on those matters according to her best judgment.

By Order of the Board of Directors,

Sara T.W. Trickett Chief Legal Officer and Corporate Secretary
April 17, 2025
Portland, Maine

2025 Proxy Statement	99

APPENDIX A
The following pages in this Appendix A contain descriptions of the performance measures used for executive incentive compensation under our Short-Term Incentive Plan ("STIP") and our Long-Term Incentive Plan ("LTIP"). They were developed uniquely for incentive compensation purposes, are non-GAAP measures, and are not reported in our financial statements. The Leadership Development and Compensation Committee (the "Committee") has approved use of non-GAAP measures when appropriate to drive executive focus on particular strategic, operational, or financial factors, or to exclude factors over which our executives have little influence or control.
STIP
The table below describes how the non-GAAP performance measures for the 2024 STIP are calculated from the Company's reported results shown in the table below:

(In millions)	2024 Total Company Revenue	2024 Total Company Operating Income
2024 Actual reported per 10-K (GAAP)	$2,628.1	$686.3
Adjustments for Non-GAAP items including: acquisition-related intangible amortization, other acquisition and divestiture related items, debt restructuring costs, stock based compensation, and other costs		✓
2024 Actual reported per 10-K (with adjustments)	$2,628.1	$1,059.7
Adjustment for fuel prices, foreign exchange rates, in-year acquisitions not contemplated in budget, and other items deemed necessary and appropriate to reflect Company's actual performance	✓	✓
2024 Actual reported per 10-K, adjusted for fuel prices, foreign exchange rates, acquisitions, and other items	$2,614.3	$1,063.6

100	WEX Inc.

APPENDIX A
LTIP
The following table provides an explanation as to how actual performance results were calculated on a non-GAAP basis, including the existence of adjustments, for LTIP payout determination for PRSU awards where the full performance period was completed as of December 31, 2024, and was used to calculate and determine the final payout factor for such PRSU awards.

(in millions - other than earnings per share)	LTIP Adjusted Net Income - Earnings Per Share Reconciliation				2022 LTIP Revenue Reconciliation
	2022	2023	2024	Total	2022	2023	2024	Total
Results as reported on a US GAAP Basis	$4.50	$6.16	$7.50	$18.16	$2,350.5	$2,548.0	$2,628.1	$7,526.6
Unrealized (gain) loss on financial instruments	$(1.86)	$0.70	$0.01	$(1.15)
Net foreign currency loss (gain)	$0.51	$(0.11)	$0.63	$1.03
Change in fair value of contingent consideration	$3.11	$0.20	$0.16	$3.47
Acquisition-related intangible amortization	$3.81	$4.25	$4.89	$12.95
Other acquisition and divestiture related items	$0.40	$0.15	$0.29	$0.84
Debt restructuring and debt issuance cost amortization	$0.39	$2.06	$0.39	$2.84
Stock-based compensation	$2.25	$3.04	$2.71	$8.00
Other costs	$0.86	$1.05	$1.19	$3.10
Impairment charges	$3.05	$—	$—	$3.05
ANI adjustments attributable to non- controlling interests	$(0.77)	$—	$—	$(0.77)
Tax related items	$(2.59)	$(2.59)	$(2.47)	$(7.65)
Dilutive impact of stock awards	$(0.13)	$(0.10)	$—	$(0.23)
Results per adjusted reporting basis; total Company adjusted	$13.53	$14.81	$15.28	$43.62	$2,350.5	$2,548.0	$2,628.1	$7,526.6
Adjustment for fuel prices
Adjustments for foreign exchange rates	—	—	—	—
Results adjusted for compensation attainment purposes	$12.00	$13.70	$15.21	$40.91	$2,377.0	$2,525.6	$2,655.0	$7,557.6

2025 Proxy Statement	101

APPENDIX A
Reconciliation of Non-GAAP Financial Measure
The following table reflects the reconciliation of GAAP net income (loss) per diluted share to adjusted net income per diluted share, a non-GAAP financial performance metric presented in the "2024 Company Performance Snapshot" section, the "Pay versus Performance Table" section and within the Compensation Discussion & Analysis included herein.

Fiscal years ended December 31:	2024	2023	2022	2021	2020	2019	Per diluted share CAGR 2019 - 2024
Net income (loss) attributable to shareholders	$7.50	$6.16	$4.50	$—	$(5.56)	$2.26	27.1%
Unrealized loss (gain) on financial instruments	0.01	0.70	(1.86)	(0.86)	0.62	0.79
Net foreign currency loss (gain)	0.63	(0.11)	0.51	0.27	0.59	0.02
Change in fair value of contingent consideration	0.16	0.20	3.11	0.88	—	—
Acquisition-related intangible amortization	4.89	4.25	3.81	4.01	3.90	3.64
Other acquisition and divestiture related items	0.29	0.15	0.40	0.81	1.32	0.86
Legal settlement	—	—	—	—	3.71	—
Stock-based compensation	2.71	3.04	2.25	1.70	1.50	1.09
Other costs	1.19	1.05	0.86	0.52	0.30	0.57
Loss on sale of subsidiary	—	—	—	—	1.06	—
Impairment charges and asset write-offs	—	—	3.05	—	1.22	—
Debt restructuring and debt issuance cost amortization	0.39	2.06	0.39	0.48	0.91	0.48
Non-cash adjustments related to tax receivable agreement	—	—	—	—	—	(0.02)
ANI adjustments attributable to non-controlling interests	—	—	(0.77)	2.91	(0.98)	1.21
Tax related items	(2.47)	(2.59)	(2.59)	(1.58)	(2.47)	(1.71)
Dilutive impact of convertible debt	—	(0.10)	(0.13)	—	—	—
Dilutive impact of stock awards	—	—	—	—	(0.06)	—
Adjusted net income attributable to shareholders	$15.28	$14.81	$13.53	$9.14	$6.06	$9.20	10.7%

102	WEX Inc.

APPENDIX B
WEX Inc.
AMENDED AND RESTATED
2019 EQUITY AND INCENTIVE PLAN
1.Purpose
The purpose of this Amended and Restated 2019 Equity and Incentive Plan (the “Plan”) of WEX Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and cash and equity performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”). The Plan amends and restates in its entirety the 2019 Equity and Incentive Plan that was originally adopted by the Board on April 16, 2019 and approved by the Company’s stockholders on May 9, 2019, and was amended and restated by the Board on March 31, 2021 and approved by our stockholders on June 4, 2021, and shall become effective on the date the Plan is approved by the Company’s stockholders.
2.Eligibility
All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards (as defined below) under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” The Plan provides for the following types of awards, each of which is referred to as an “Award”: Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), RSUs (as defined in Section 7), Other Stock-Based Awards (as defined in Section 8) and Cash-Based Awards (as defined in Section 8). Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.
3.Administration and Delegation
(a)    Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award. All actions and decisions by the Board with respect to the Plan and any Awards shall be made in the Board’s discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.
(b)    Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.
(c)    Delegation to Officers. Subject to any requirements of applicable law (including as applicable Sections 152 and 157(c) of the General Corporation Law of the State of Delaware), the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to employees or officers of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of Awards to be granted by such officers, the maximum number of shares subject to Awards that the officers may grant, and the time period in which such Awards may be granted; and provided further, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1(f) under the Exchange Act).
(d)    Awards to Non-Employee Directors. Awards to non-employee directors will be granted and administered by a Committee, all of the members of which are independent directors as defined by Section 303A.02 of the New York Stock Exchange Listed Company Manual.

2025 Proxy Statement	103

APPENDIX B
4.Stock Available for Awards
(a)    Number of Shares; Share Counting.
(1)    Authorized Number of Shares. Subject to adjustment under Section 10:
(A)    4,000,000 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”), reduced by the number of shares of Common Stock subject to Awards granted under the Plan between March 31, 2025 and the date of the Company's 2025 annual meeting of stockholders, shall be available for Awards made under the Plan after May 15, 2025; plus
(B)    1,900,377 shares of Common Stock shall be reserved for issuance in respect of Awards granted under the Plan on or prior to March 31, 2025; and
(C)    193,184 shares of Common Stock reserved for issuance in respect of awards previously granted under the Company’s 2010 Equity and Incentive Plan (the “2010 Plan”) which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right shall be available for Awards made under the Plan (subject, however, in the case of Incentive Stock Options to any limitations under the Code). For the avoidance of doubt, (i) to the extent a share that was subject to an award granted under the 2010 Plan that counted as one share is returned to the Plan pursuant to this Section 4(a)(1)(C), each applicable share reserve will be credited with one share and (ii) to the extent that a share that was subject to an award granted under the 2010 Plan that counted as 1.53 shares is returned to the Plan pursuant to this Section 4(a)(1)(C), each applicable share reserve will be credited with 1.53 shares. Any or all of which Awards may be in the form of Incentive Stock Options (as defined in Section 5(b)). Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.
(2)    Fungible Share Pool. Subject to adjustment under Section 10, any Award that is not a Full-Value Award (as defined below) shall be counted against the share limits specified in Sections 4(a)(1) as one share for each share of Common Stock subject to such Award and any Award that is a Full-Value Award shall be counted against the share limits specified in Sections 4(a)(1) as 1.7 shares for each one share of Common Stock subject to such Full-Value Award. “Full-Value Award” means any award of Restricted Stock, RSUs or Other Stock-Based Award with a per share price or per unit purchase price lower than 100% of the fair market value per share of Common Stock (valued in the manner determined or approved by the Board) on the date of grant. To the extent a share that was subject to an Award that counted as one share is returned to the Plan pursuant to Section 4(a)(3), each applicable share reserve will be credited with one share. To the extent that a share that was subject to an Award that counts as 1.7 shares is returned to the Plan pursuant to Section 4(a)(3), each applicable share reserve will be credited with 1.7 shares.
(3)    Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan under this Section 4(a) and under the sublimits contained in Section 4(b)(1):
(A)    all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan and against the sublimits contained in Section 4(b)(1); provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants a SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;
(B)    to the extent that an RSU may be settled only in cash, no shares shall be counted against the shares available for the grant of Awards under the Plan;
(C)    if any Award (i) expires or is terminated, surrendered or cancelled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued (including as a result of a SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, that (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of a SAR, the number of shares counted against the shares available under the Plan and against the sublimits contained in Section 4(b)(1) shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR;

104	WEX Inc.

APPENDIX B
(D)    shares of Common Stock delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations with respect to Awards (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and
(E)    shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.
(b)    Sublimits. The following sublimits on the number of shares subject to Awards shall apply:
(1)    Per-Participant Limit. The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan in the form of Options or SARs shall be 1,000,000 per calendar year. The maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan in the form of Restricted Stock, RSUs, or Other Stock-Based Awards shall be 1,000,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with a SAR shall be treated as a single Award. In addition to Awards settleable in Common Stock, Performance Awards (as defined in Section 9) in the form of Cash-Based Awards may also provide for cash payments of up to $10,000,000 per calendar year per Participant. The per participant limits set forth in this Section 4(b)(1) shall be subject to adjustment under Section 10.
(2)    Limits on Awards to Non-Employee Directors. The maximum amount of cash and equity compensation (calculated based on grant date fair value for financial reporting purposes) granted in any calendar year to any individual non-employee director shall not exceed $750,000. The Compensation Committee may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Committee may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.
(c)    Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimits contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.
5.Stock Options.
(a)    General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as the Board considers necessary or advisable.
(b)    Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of WEX Inc., any of WEX Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.” The Company shall have no liability to a Participant, or any other person, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.
(c)    Exercise Price. The Board shall establish the exercise price of each Option or the formula by which such exercise price will be determined. The exercise price shall be specified in the applicable Option agreement. The exercise price shall be not less than 100% of the Grant Date Fair Market Value (as defined below) of the Common Stock on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Grant Date Fair Market Value on such future date. “Grant Date Fair Market Value” of a share of Common Stock for purposes of the Plan will be determined as follows:
(1)    if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the applicable date; or
(2)    if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices on the applicable date as reported by an over-the-counter marketplace designated by the Board; or

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(3)    if the Common Stock is not publicly traded, the Board will determine the Grant Date Fair Market Value for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Code Section 409A, except as the Board may expressly determine otherwise.
For any date that is not a trading day, the Grant Date Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Code Section 409A.
The Board has sole discretion to determine the Grant Date Fair Market Value for purposes of the Plan, and all Awards are conditioned on the Participant’s agreement that the Administrator’s determination is conclusive and binding even though others might make a different determination.
(d)    Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.
(e)    Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.
(f)    Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:
(1)    in cash or by check, payable to the order of the Company;
(2)    except as may otherwise be provided in the applicable Option agreement or approved by the Board, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;
(3)    to the extent provided for in the applicable Option agreement or approved by the Board, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value (valued in the manner determined by (or in a manner approved by) the Board), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;
(4)    to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the fair market value of the Common Stock (valued in the manner determined by (or in a manner approved by) the Board) on the date of exercise;
(5)    to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, by payment of such other lawful consideration as the Board may determine; provided, however, that in no event may a promissory note of the Participant be used to pay the Option exercise price; or
(6)    by any combination of the above permitted forms of payment.
(g)    Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled option, (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current fair market value of the Common Stock (valued in the manner determined by (or in a manner approved by) the Board), or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the New York Stock Exchange (“NYSE”).

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(h)    No Reload Options. No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with any exercise of the original Option.
(i)    No Dividend Equivalents. No Option shall provide for the payment or accrual of dividend equivalents.
6.Stock Appreciation Rights
(a)    General. The Board may grant Awards consisting of stock appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock (valued in the manner determined by (or in a manner approved by) the Board) over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date.
(b)    Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Grant Date Fair Market Value of the Common Stock on the date the SAR is granted; provided that if the Board approves the grant of a SAR effective as of a future date, the measurement price shall be not less than 100% of the Grant Date Fair Market Value on such future date.
(c)    Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.
(d)    Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.
(e)    Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10): (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR, (2) cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having a measurement price per share lower than the then-current measurement price per share of the cancelled SAR, (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current fair market value of the Common Stock (valued in the manner determined by (or in a manner approved by) the Board), or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the NYSE.
(f)    No Reload SARs. No SAR granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional SARs in connection with any exercise of the original SAR.
(g)    No Dividend Equivalents. No SAR shall provide for the payment or accrual of dividend equivalents.
7.Restricted Stock; RSUs
(a)    General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests (“RSUs”).
(b)    Terms and Conditions for Restricted Stock and RSUs. The Board shall determine the terms and conditions of Restricted Stock and RSUs, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.
(c)    Additional Provisions Relating to Restricted Stock.
(1)    Dividends. Any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Unvested Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Unvested Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock. No interest will be paid on Unvested Dividends.

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(2)    Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to his or her Designated Beneficiary. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.
(d)    Additional Provisions Relating to RSUs.
(1)    Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each RSU, the Participant shall be entitled to receive from the Company the number of shares of Common Stock specified in the Award agreement or (if so provided in the applicable Award agreement or otherwise determined by the Board) an amount of cash equal to the fair market value (valued in the manner determined by (or in a manner approved by) the Board) of such number of shares or a combination thereof. The Board may provide that settlement of RSUs shall be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A of the Code or any successor provision thereto, and the regulations thereunder (“Section 409A”).
(2)    Voting Rights. A Participant shall have no voting rights with respect to any RSUs.
(3)    Dividend Equivalents. The Award agreement for RSUs may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents will be credited to an account for the Participant, may be settled in cash and/or shares of Common Stock as set forth in the Award agreement and shall be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which paid. No interest will be paid on Dividend Equivalents.
8.Other Stock-Based and Cash-Based Awards
(a)    General. The Board may grant other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine. The Company may also grant Awards denominated in cash rather than shares of Common Stock (“Cash-Based Awards”).
(b)    Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award or Cash-Based Award, including any purchase price applicable thereto.
(c)    Dividend Equivalents. The Award agreement for an Other Stock-Based Award may provide Participants with the right to receive Dividend Equivalents. Dividend Equivalents will be credited to an account for the Participant, may be settled in cash and/or shares of Common Stock as set forth in the Award agreement and shall be subject to the same restrictions on transfer and forfeitability as the Other Stock-Based Award with respect to which paid. No interest will be paid on Dividend Equivalents.
9.Performance Awards.
(a)    Grants. Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 9 (“Performance Awards”).

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(b)    Performance Measures. The Board may specify that the degree of granting, vesting and/or payout of any Performance Award shall be subject to the achievement of one or more performance measures established by the Board, which may be based on the relative or absolute attainment of specified levels of one or any combination of the following, which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Board: (i) pre-tax income or after-tax income, (ii) income or earnings, including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization or extraordinary or special items, (iii) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements, (iv) earnings or book value per share (basic or diluted), (v) return on assets (gross or net), return on investment, return on capital, or return on equity, (vi) return on revenues, (vii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital, (viii) economic value created, (ix) operating margin or profit margin, (x) stock price or total stockholder return, (xi) income or earnings from continuing operations, (xii) sales, sales growth, earnings growth or market share, (xiii) achievement of balance sheet objectives, (xiv) cost targets, reductions and savings, expense management, productivity and efficiencies, improvement of financial ratings; (xv) strategic business criteria, consisting of one or more measures based on meeting specified employee satisfaction, human resource management, supervision of litigation, information technology, customer satisfaction, goals relating to divestitures, joint ventures and similar transactions, and any corporate or business objectives or strategic initiatives and (xvi) any other measure selected by the Board. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. The Board may specify that such performance measures shall be adjusted to exclude any one or more of (A) extraordinary items, (B) gains or losses on the dispositions of discontinued operations, (C) the cumulative effects of changes in accounting principles, (D) the writedown of any asset, (E) fluctuation in foreign currency exchange rates, (F) charges for restructuring and rationalization programs, (G) non-cash, mark-to-market adjustments on derivative instruments, (H) amortization of purchased intangibles, (I) the net impact of tax rate changes, (J) non-cash asset impairment charges, (K) gains on extinguishment of the tax receivable agreement and (L) any other factors as the Board may determine. Such performance measures: (x) may vary by Participant and may be different for different Awards; (y) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and (z) may cover such period as may be specified by the Board. The Board shall have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.
(c)    Adjustments. The Board may adjust the cash or number of shares payable pursuant to such Performance Award, and the Board may, at any time, waive the achievement of the applicable performance measures, including in the case of the death or disability of the Participant or a change in control of the Company.
10.Adjustments for Changes in Common Stock and Certain Other Events
(a)    Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules and sublimits set forth in Sections 4(a) and 4(b)(1), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding award of Restricted Stock and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding RSU and each Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

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(b)    Reorganization Events.
(1)    Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is canceled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.
(2)    Consequences of a Reorganization Event on Awards Other than Restricted Stock.
(A)    In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant): (i) provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that all of the Participant’s unvested Awards will be forfeited immediately prior to the consummation of such Reorganization Event and/ or that all of the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (A) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 10(b)(2)(A), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.
(B)    Notwithstanding the terms of Section 10(b)(2)(A)(i), in the case of outstanding RSUs that are subject to Section 409A: (i) if the applicable RSU agreement provides that the RSUs shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 10(b)(2)(A)(i) and the RSUs shall instead be settled in accordance with the terms of the applicable RSU agreement; and (ii) the Board may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 10(b)(2)(A) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A, and the acquiring or succeeding corporation does not assume or substitute the RSUs pursuant to clause (i) of Section 10(b)(2)(A), then the unvested RSUs shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.
(C)    For purposes of Section 10(b)(2)(A)(i), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Common Stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

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(3)    Consequences of a Reorganization Event on Restricted Stock. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board may either provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment, or provide for forfeiture of such Restricted Stock if issued at no cost. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.
(c)    Change in Control Events.
(1)    Definitions.
(A)    “Change in Control” shall mean:
(i)     any “person”, as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (x) the Company, (y) any trustee or other fiduciary holding securities under an employee benefit plan of the Company and (z) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding voting securities (excluding any person who becomes such a beneficial owner in connection with a transaction immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board, the board of the entity surviving such transaction or, if the Company or the entity surviving the transaction is then a subsidiary, the board of the ultimate parent thereof);
(ii)     the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board or any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;
(iii)     there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board, the board of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the board of the ultimate parent thereof; or
(iv)     the stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having similar effect), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed of or, if such entity is a subsidiary, the board of the ultimate parent thereof.
(B) “Cause” shall mean willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive. The Participant’s employment shall be considered to have been terminated for Cause if the Company determines, within 30 days of the Participant’s termination, that termination for Cause was warranted.
(C) “Good Reason” shall mean any significant diminution in the duties, authority or responsibilities of the Participant from and after the Change in Control, any material reduction in the base compensation payable to the Participant from and after the Change in Control, or any relocation of the place of business at which the Participant is principally located to a location that is greater than 50 miles from its location immediately prior to the Change in Control. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason unless (x) the Participant gives the Company notice of termination no more than 90 days after the initial existence of such event or circumstance, (y) such event or circumstance has not been fully corrected and the Participant has not been reasonably compensated for any losses or damages resulting therefore within 30 days of the Company’s receipt of the notice and (z) the Participant’s termination of employment actually occurs within six months following the Company’s receipt of such notice.

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(2)    Consequences of a Change in Control on Awards other than Restricted Stock. Notwithstanding the provisions of Section 10(b), except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant, each Award other than Restricted Stock shall become immediately exercisable, realizable, or deliverable in full or restrictions applicable to such Awards shall lapse in full if, on or prior to the first anniversary of the date of the Change in Control, the Participant’s employment with the Company or an acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.
(3)    Consequences of a Change in Control on Restricted Stock. Notwithstanding the provisions of Section 10(b), except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant, each Award of Restricted Stock shall become immediately free from all conditions and restrictions if, on or prior to the first anniversary of the date of the Change in Control, the Participant’s employment with the Company or an acquiring or succeeding corporation is terminated for Good Reason by the Participant or is terminated without Cause by the Company or the acquiring or succeeding corporation.
11.General Provisions Applicable to Awards
(a)    Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by a Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that, except with respect to Awards subject to Section 409A, the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 11(a) shall be deemed to restrict a transfer to the Company.
(b)    Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.
(c)    Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights, or receive any benefits, under an Award.
(d)    Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may elect to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board, a Participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their fair market value (valued in the manner determined by (or in a manner approved by) the Company); provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain shares of Common Stock having a fair market value (determined by, or in a manner approved by, the Company) that exceeds the statutory minimum applicable withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of shares of Common Stock (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax (determined by, or in a manner approved by, the Company)) as the Company shall determine in its sole discretion to satisfy the tax liability associated with any Award. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

112	WEX Inc.

APPENDIX B
(e)    Amendment of Award. Except as otherwise provided in Sections 5(g) and 6(e) related to repricings, the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 10.
(f)    Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.
(g)    Limitations on Vesting. Subject to Section 11(h), no Award shall vest earlier than the first anniversary of its date of grant, unless such Award is granted in lieu of salary, bonus or other compensation otherwise earned by or payable to the Participant. The foregoing sentence shall not apply to Awards granted, in the aggregate, for up to 5% of the maximum number of authorized shares set forth in Section 4(a).
(h)    Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free from some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be.
12.Miscellaneous
(a)    No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.
(b)    No Rights As Stockholder; Clawback. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued with respect to an Award until becoming the record holder of such shares. In accepting an Award under the Plan, the Participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future.
(c)    Effective Date and Term of Plan. The Plan shall become effective on the date that the Company’s stockholders approve the Plan. No Awards shall be granted under the Plan after May 8, 2029, which is the date that is 10 years from the date that the Company’s stockholders approved the 2019 Equity and Incentive Plan (the “Effective Date”), but Awards previously granted may extend beyond that date.
(d)    Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) neither Section 5(g) nor 6(e) requiring stockholder approval of any option or SAR repricing may be amended without stockholder approval; (ii) no amendment that would require stockholder approval under the rules of the national securities exchange on which the Company then maintains its primary listing may be made effective unless and until the Company’s stockholders approve such amendment; and (iii) if the national securities exchange on which the Company then maintains its primary listing does not have rules regarding when stockholder approval of amendments to equity compensation plans is required (or if the Company’s Common Stock is not then listed on any national securities exchange), then no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(c) or 10), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 12(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (2) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such stockholder approval.

2025 Proxy Statement	113

APPENDIX B
(e)    Authorization of Sub-Plans (including for Grants to non-U.S. Employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.
(f)    Compliance with Section 409A of the Code. If and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A) (the “New Payment Date”), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.
The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A but do not satisfy the conditions of that section.
(g)    Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.
(h)    Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

114	WEX Inc.

ANNUAL MEETING OF STOCKHOLDERS OF

WEX INC.

May 15, 2025

PROXY VOTING INSTRUCTIONS

INTERNET - Access **www.voteproxy.com** and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-201-299-4446** from foreign countries and follow the recorded instructions. Have your proxy card available when you call.

Vote online or by telephone until 11:59 PM ET the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

VIRTUALLY AT THE MEETING - The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit https://web.lumiconnect.com/289188153 (Password: wex2025) and be sure to have available the control number.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR ANNUAL MEETING TO BE HELD ON MAY 15, 2025:
The Notice of Meeting, Proxy Statement and Annual Report to Stockholders are available at https://ir.wexinc.com/financials/annual-reports-proxy-esg/default.aspx.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

051525

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
Nancy Altobello	☐	☐	☐
Daniel Callahan	☐	☐	☐
Aimee Cardwell	☐	☐	☐
Shikhar Ghosh	☐	☐	☐
James Groch	☐	☐	☐
James (Jim) Neary	☐	☐	☐
Derrick Roman	☐	☐	☐
Melissa Smith	☐	☐	☐
Stephen Smith	☐	☐	☐
Susan Sobbott	☐	☐	☐
Jack VanWoerkom	☐	☐	☐

Whether or not you virtually attend the annual meeting, it is important that your shares be represented and voted at the meeting. As a stockholder of record, you can vote your shares by (i) signing and dating this proxy card and returning it by mail in the enclosed envelope, (ii) over the telephone at 1-800-776-9437 (in the United States) or 1-201-299-4446 (from foreign countries) or (iii) over the internet at www.voteproxy.com. If you decide to attend the annual meeting online and vote electronically during the meeting, you may then revoke your proxy. If you hold your stock in "street name," you should follow the instructions provided by your bank, broker or other nominee.

Note: Also includes authorization to vote on such other matters as may properly come before the meeting or any adjournment thereof

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

WEX INC.

2025 ANNUAL MEETING OF STOCKHOLDERS - May 15, 2025

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Melissa D. Smith and Sara T.W. Trickett as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of WEX Inc. which the undersigned would be entitled to vote if personally present at the 2025 Annual Meeting of Stockholders scheduled to be held virtually at https://web.lumiconnect.com/289188153, on Thursday, May 15, 2025, at 8:00 a.m., Eastern Time, or any adjournment or postponement thereof.

This proxy will be voted as specified, or if you do not indicate a specific choice on the proxy you sign and submit, your shares will be voted as follows: for the eleven named nominees for director; for the approval of the Company's executive compensation of its named executive officers; for the approval of an Amendment to the WEX Inc. Amended and Restated 2019 Equity and Incentive Plan; for the approval of the Company's Amended and Restated Certificate of Incorporation; and, for the ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm. If you sign and submit this proxy, Melissa D. Smith and Sara T.W. Trickett are authorized to vote your shares according to their best judgment on any other matters that are properly presented at the meeting, or at any adjournment or postponement thereof. Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed, dated and returned your proxy card.

(Continued and to be signed on the reverse side)

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